Exhibit 4.1

Execution Version

INDENTURE

dated as of May 24, 2024

among

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC

THE BALDWIN INSURANCE GROUP HOLDINGS FINANCE, INC.

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

7.125% SENIOR SECURED NOTES DUE 2031

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Exhibit E	Form of Equal Priority Intercreditor Agreement
Exhibit F	Form of Junior Priority Intercreditor Agreement

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INDENTURE, dated as of May 24, 2024, among The Baldwin Insurance Group Holdings, LLC, a Delaware limited liability company (the “Company”), The Baldwin Insurance Group Holdings Finance, Inc., a Florida corporation (the “Co-Issuer”), the Guarantors (as defined herein) listed on the signature pages hereto and U.S. Bank Trust Company, National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers have duly authorized the creation of an issue of $600,000,000 aggregate principal amount of 7.125% Senior Secured Notes due 2031 (the “Initial Notes”);

WHEREAS, on the Issue Date, the obligations of the Issuers with respect to the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of the Issuers to be performed or observed will become unconditionally and irrevocably guaranteed by the Guarantors; and

WHEREAS, each of the Issuers and the Guarantors has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuers, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accounting Change” has the meaning set forth in the definition of “GAAP.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means any acquisition by an Issuer or any Restricted Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (1) at least a majority of the assets or property and/ or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person, (2) Capital Stock of any other Person such that such other Person becomes a Restricted Subsidiary and (3) additional Capital Stock of any Restricted Subsidiary not then held by an Issuer or any Restricted Subsidiary.

“Additional Equal Priority Obligations” means the Obligations with respect to any Indebtedness permitted by this Indenture to have and having, or intended to have, Equal Lien Priority (but without regard to the control of remedies) relative to the Secured Notes Obligations with respect to the Collateral; provided that the holders of such Indebtedness (or an authorized representative, agent or a trustee on their behalf) shall have executed a joinder to the Equal Priority Intercreditor Agreement (or another Customary Intercreditor Agreement referred to in clause (a) of the definition thereof).

“Additional Equal Priority Secured Parties” means the holders of any Additional Equal Priority Obligations and any trustee, authorized representative or agent of such Additional Equal Priority Obligations.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01 and 4.09, as part of the same series as the Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Custodian or Paying Agent.

“Applicable Calculation Date” means the applicable date of calculation for (1) the Consolidated First Lien Debt Ratio, (2) [reserved], (3) the Consolidated Total Debt Ratio, (4) Fixed Charges, (5) the Fixed Charge Coverage Ratio, (6) Consolidated EBITDA, (7) any Restricted Payment, (8) any Permitted Investment, (9) the incurrence of any Indebtedness, (10) any Asset Sale, (11) determination of an Excluded Subsidiary or designation of any Subsidiary as restricted or unrestricted, (12) Consolidated Total Assets or (13) any Default or Event of Default.

“Applicable Law” means, as to any Person, any international, foreign, provincial, territorial, federal, state, municipal, and local law (including common law and environmental laws), statute, regulation, by-law, ordinance, treaty, rule, order, code, regulation, decree, guideline, judgment, consent decree, writ, injunction, settlement agreement, governmental requirement and administrative or judicial precedents enacted, promulgated or imposed or entered into or agreed by any governmental authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Measurement Period” means the most recently completed four consecutive fiscal quarters of the Company ending on or immediately preceding the Applicable Calculation Date for which internal financial statements are available; provided that prior to the first date financial statements have been furnished pursuant to Section 4.03, the Applicable Measurement Period in effect will be the period of four consecutive fiscal quarters of the Company ended March 31, 2024.

“Applicable Percentage” means 100%; provided that the Applicable Percentage shall be (1) 50% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom the Consolidated First Lien Debt Ratio would be less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00 , or (2) 0.00% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Consolidated First Lien Debt Ratio would be less than or equal to 3.50 to 1.00.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a)(i) the sum of the present value at such Redemption Date of (A) the redemption price of such Note at May 15, 2027 (such redemption price being set forth in Section 3.07(b)), plus (B) all required remaining scheduled interest payments due on such Note through May 15, 2027, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such Redemption Date plus 50 basis points, minus (ii) accrued but unpaid interest to, but excluding, the Redemption Date, over (b) the principal amount of such Note.

The Trustee shall have no obligation to calculate or verify the calculation of the Applicable Premium.

“Applicable Procedures” means, with respect to any matter at any time relating to a Global Note, the rules, policies and procedures of the Depositary, Euroclear and/or Clearstream applicable to such matter.

“Approved Foreign Bank” has the meaning set forth in clause (12) of the definition of “Cash Equivalents.”

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease- Back Transaction) of an Issuer or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or used, surplus or worn out property, equipment, rights or other assets in the ordinary course of business, or any disposition of inventory or goods (or other property or assets) held for sale or no longer used or useful in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) any disposition, issuance or sale in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value at the time of such disposition, issuance or sale not to exceed per fiscal year the greater of (i) $45,000,000 and (ii) 0.15 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period; provided that 100% of the unused amount of dispositions, issuances or sales permitted pursuant to this clause (d) may be carried forward to succeeding fiscal years and utilized to make dispositions, issuances or sales pursuant to this clause (d);

(e) any disposition of property or assets, or issuance of securities by a Restricted Subsidiary, to an Issuer or by an Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation, forced disposition, eminent domain or any similar action with respect to assets or the granting, incurrence or assumption of Liens not prohibited by this Indenture (including any Permitted Lien);

(j) sales or transfers of accounts receivable, or participations therein and related assets, in connection with any Receivables Facility;

(k) any financing transaction with respect to property owned, built or acquired by an Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions (other than Permitted Sale and Lease-Back Transactions) and asset securitizations permitted by this Indenture;

(l) (i) the termination of any lease, assignment, sublease, license or sublicense in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) the allowance of the expiration of any option agreement in respect of real or personal property and (iii) any surrender, termination or waiver of any contract rights or surrender, waiver, settlement, modification, compromise or release of any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business or consistent with past practice or industry norm;

(m) the sale, lease, assignment, license, sublease, sublicense or discount, forgiveness or write off of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with past practice or industry norm or the conversion of accounts receivable to notes receivable; or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n) the licensing, sub-licensing or cross licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice or industry norm or that is immaterial;

(o) the unwinding or termination of any Hedging Obligation, Bank Product obligation or other cash management obligation and the allowance for the expiration of any option agreement with respect to real or personal property;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) any abandonment, cancellation or ceasing to maintain or ceasing to enforce, intellectual property rights that are no longer used, useful or necessary for or are no longer economical, not in the best interest of or material for the operation of the Issuers’ and the Restricted Subsidiaries’ businesses (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business or consistent with past practice or industry norm or in the reasonable business judgment of the Company;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by Applicable Law;

(s) the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Indenture, which assets are obsolete or not used or useful in the core or principal business of the Issuers and the Restricted Subsidiaries, (ii) acquired in a transaction permitted under this Indenture for fair market value; provided that any such dispositions referred to in this clause (ii) shall be made or contractually committed to be made within 365 days of the date such assets were acquired by the Issuers or the Restricted Subsidiaries or (iii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition permitted under this Indenture;

(t) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(u) any netting arrangement of accounts receivable between or among the Issuers and the Restricted Subsidiaries made in the ordinary course of business or consistent with past practice or industry norm;

(v) sales or dispositions of Capital Stock of any Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by Applicable Law;

(w) (i) termination or other collapse by the Issuers or the Restricted Subsidiaries with respect to cost sharing agreements with an Issuer or any Subsidiary and settlement of any crossing payments in connection therewith, (ii) conversion of any intercompany Indebtedness to Capital Stock, (iii) transferring any intercompany Indebtedness to an Issuer or any Restricted Subsidiary, (iv) settling, discounting, writing off, forgiving or cancelling any intercompany Indebtedness or other obligation owing among the Issuers and the Restricted Subsidiaries, (v) settling, discounting, writing off, forgiving or cancelling any Indebtedness owing by any present or former consultants, directors, officers, employees or independent contractors of any Parent Entity, any Issuer or any Subsidiary or any of their successors or assigns or (vi) surrendering or waiving contractual rights and settling or waiving contractual or litigation claims;

(x) any transaction related or contemplated by any Tax Restructuring;

(y) dispositions to effect the formation of any Restricted Subsidiary that is a Delaware Divided LLC;

(z) dispositions of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than an Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale of acquisition;

(aa) sales of property or assets, if the acquisition of such property or assets was financed with net cash proceeds received by the Company from the transactions set forth under Section 4.07(a)(3)(d) and the proceeds of such sales are used to make a Restricted Payment pursuant to such clause; and

(bb) dispositions of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Issuers or the Restricted Subsidiaries to such Person.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Issuers, in their sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Bank Lender” means any lender or holder or agent or arranger of Indebtedness under the Senior Credit Agreement.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, modified or supplemented from time to time.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors or affecting creditors’ rights generally.

“Board” with respect to a Person means the board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body).

“Business Day” means each day which is not a Legal Holiday. Any days referenced herein that are not defined as Business Days shall be calendar days.

“Capital Expenditures” means (1) all expenditures (whether paid in cash or accrued as liabilities) by the Issuers and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Issuers and the Restricted Subsidiaries, (2) all capitalized software expenditures and capitalized research and development costs during such period and (3) all fixed asset additions financed through Financing Lease Obligations incurred by the Issuers and the Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(3) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Issuers and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Issuers and the Restricted Subsidiaries.

“Cash Equivalents” means:

(1) U.S. dollars;

(2) (a) Canadian dollars, euro, pounds sterling or any national currency of any participating member state of the EMU; or

(b) other currencies held by the Issuers and the Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are un- conditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000 (or the U.S. dollar equivalent as of the date of determination);

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and clause (11) below entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated investment grade by Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of acquisition thereof, or investment grade commercial paper and investment grade variable or fixed rate notes issued or guaranteed by any lender or bank holding company owning any lender under the Senior Credit Agreement;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency);

(10) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition thereof;

(11) securities issued by any state, commonwealth, province or territory of the United States of America or Canada or any political subdivision or taxing authority of any such state, commonwealth, province or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(12) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within 24 months after the date of acquisition thereof, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, and who otherwise meets the qualifications specified in clause (4) above (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition thereof and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(13) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at any time neither S&P or Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(14) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary or Investments made in a country outside the United States of America or Canada, Investments for short-term cash management purposes of comparable tenor and credit quality to those described in the foregoing clauses (1) through (13) customarily utilized in countries in which such Foreign Subsidiary operates, denominated in U.S. dollars or another currency customarily utilized in such countries; and

(15) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (14) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency or securities listed in clauses (1) through (3) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“CFC Subsidiary” means a Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any one or more of the following events after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder, an Issuer or any Guarantor; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (a) any Person (other than any Permitted Holder) or (b) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the outstanding Voting Stock of the Company, directly or indirectly through any of its direct or indirect parent holding companies, in each case, other than (A) in connection with any transaction or series of transactions in which the Company shall become a direct or indirect Wholly-Owned Subsidiary of a Parent Company or (B) by virtue of the reincorporation of Baldwin or the Company in another jurisdiction, so long as the Persons that have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of the total voting power of the Voting Stock of the Company immediately prior to such transaction hold a majority of the voting power of the Voting Stock of such holding company or reincorporation entity immediately thereafter.

Notwithstanding the preceding or any provision of Rule 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agree- ment or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of a veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Parent Entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner. For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50% or more of the total voting power of the Voting Stock of the Company is directly or indirectly owned by a Parent Entity, all references to the Company shall be deemed to refer to its ultimate Parent Entity (but excluding any Permitted Holders) that directly or indirectly owns such Voting Stock.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Co-Issuer” has the meaning set forth in the recitals to this Indenture.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” shall have the meaning provided for such term or a similar term in each of the Security Documents and all other property of whatever kind and nature subject (or purported to be subject) from time to time to a Lien under any Security Document; provided that, with respect to any mortgages, “Collateral” shall mean “Mortgaged Property” or a similar term as defined therein.

“Company” has the meaning set forth in the recitals to this Indenture.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, including Capitalized Software Expenditures, intangible assets established through recapitalization or purchase accounting, and the accretion or amortization or write-off of original issue discount resulting from the incurrence of Indebtedness at less than par or premium resulting from the issuance of indebtedness at above par, of such Person for such period on a consolidated basis and as determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased (without duplication) by:

(a) (i) provision for taxes based on income or profits or capital, and sales taxes, including, without limitation, federal, foreign, state, local, franchise, unitary, property, excise, value added and similar taxes and foreign withholding taxes of such Person and (ii) any distributions or payments pursuant to Sections 4.07(b)(14)(a) and 4.07(b)(14)(b), in each case, paid or accrued during such period and deducted (and not added back) in computing Consolidated Net Income (including taxes in respect of expatriated or repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations); plus

(b) Fixed Charges and, to the extent not reflected in Fixed Charges, bank and letter of credit fees, debt rating monitoring fees and net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization of deferred financing fees, original issue discount or costs, costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xv) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) the amount of any restructuring charge, accrual or reserve or non-recurring (on a per-transaction basis) integration costs and related costs and charges, including proposed or actual hiring and on-boarding of any senior level executives and any onetime (on a per-transaction basis) costs or charges incurred in connection with acquisitions and other Investments and costs, charges and expenses, including put arrangements and headcount reductions or other similar actions including severance charges in respect of employee termination or relocation costs, excess pension charges, severance and lease termination expenses and other expenses related to the closure, discontinuance, consolidation and integration of locations, facilities, information technology infrastructure and legal entities (including any legal entity restructuring) deducted in computing Consolidated Net Income; plus

(e) any other non-cash charges, including (i) all non-cash compensation expenses and costs, (ii) the non-cash impact of recapitalization or purchase accounting, (iii) the non-cash impact of accounting changes or restatements, (iv) any non-cash portion of Consolidated Lease Expense and (v) other non-cash charges, in each case, reducing Consolidated Net Income for such period (provided that to the extent that any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent; and provided, further, that amortization of a prepaid cash item that was paid in a prior period shall be excluded); plus

(f) the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income; plus

(g) the amount of any directors’, officers’, employees’, consultants’ and board of directors’ fees or reimbursements (including pursuant to any management agreement), in any such case to the extent otherwise permitted under Section 4.11 or to (or on behalf of) affiliates of the Company on or prior to the Issue Date and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(h) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies (collectively, “Run Rate Benefits”) related to mergers, business combinations, acquisitions, Investments, dispositions and other similar transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives (any such restructuring initiative, cost savings initiative or other initia-tive, a “Run Rate Initiative”) and projected by the Company in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Company), in any such case, within 24 months after the date of consummation of such merger, business combination, acquisition, Investments, disposition or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives; provided that for the purpose of this clause (h), (A) any such adjustments shall be added to Consolidated EBITDA for the Applicable Measurement Period until fully realized and shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of the relevant four-quarter period, and shall be calculated net of the amount of actual benefits realized from such actions, (B) any such adjustments shall be reasonably identifiable and (C) no such adjustments shall be added pursuant to this clause (h) to the extent duplicative of any items related to adjustments included in the definition of “Consolidated Net Income,” “Fixed Charge Coverage Ratio,” “Consolidated First Lien Debt Ratio” or “Consolidated Total Debt Ratio” or clause (d) above (it being understood that for purposes of the foregoing “run rate” shall mean the full pro forma recurring benefit that is associated with any such action); plus

(i) Receivables Fees and the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(j) (i) any deductions, charges, costs or expenses (including compensation charges and expenses) incurred or paid by an Issuer or a Restricted Subsidiary pursuant to any management equity plan, share option plan, a “phantom” equity plan or any other management or employee benefit plan or agreement, pension plan, any severance agreement, non-compete agreement or any equity subscription or equityholder agreement or any distributor equity plan or agreement or in connection with grants of stock appreciation or similar rights or other rights to directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Company or any of its Restricted Sub- sidiaries and the employer portion of payroll taxes associated therewith, to the extent that such cost or expenses are deducted (and not added back) in computing Consolidated Net Income, funded with cash contributed to the capital of an Issuer or any Restricted Subsidiary or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.07(a)(3) and (ii) any charges, costs, expenses accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by directors, officers, managers and/or employees of any Parent Entity of the Company, any Equityholding Vehicle, an Issuer or any of the Restricted Subsidiaries deducted in computing Consolidated Net Income; plus

(k) cash received in respect of acquired contingent commission revenue in such period, to the extent such revenue does not constitute Consolidated Net Income in such period; provided that if such revenue later constitutes Consolidated Net Income in a subsequent period, it will reduce Consolidated EBITDA in such period to the extent such revenue so constitutes Consolidated Net Income; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not otherwise included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification No. 715, any non-cash deemed finance charges in respect of any pension liabilities, the curtailment or modification of pension and post-retirement employee benefit plans (including settlement of pension liabilities), and any other items of a similar nature; plus

(n) in respect of any Hedging Obligations that are terminated (or early extinguished) prior to the stated settlement date, any loss (or gain, as applicable) reflected in Consolidated Net Income in or following the quarter in which such termination or early extinguishment occurs; plus

(o) costs, expenses, charges, accruals, reserves (including restructuring costs related to acquisitions prior to, on or after the Issue Date) or expenses attributable to the undertaking and/or the implementation of cost savings initiatives, operating expense reductions and other restructuring and integration and transition costs, costs associated with inventory category and distribution optimization programs, pre-opening, opening and other business optimization expenses (including software development costs), future lease commitments, consolidation, discontinuance, closing and consolidation costs and expenses for locations and/or facilities, signing, retention and completion bonuses, costs related to entry and expansion into new markets (including consulting fees) or the exit from existing markets (including with respect to the termination of customer, vendor, supplier, lease or other contracts) and to modifications to pension and post-retirement employee benefit plans, system design, establishment and implementation costs and project and product start-up costs and charges, in each case, deducted in computing consolidated Net Income; plus

(p) earn-out obligations and other post-closing obligations to sellers (including transaction tax benefit payments or to the extent accounted for as bonuses or otherwise) incurred in connection with any acquisition or other Investments permitted under this Indenture (including any acquisition or other Investment consummated prior to the Issue Date) or adjustments thereof, which is paid during the applicable period, in each case, deducted in computing consolidated Net Income; plus

(q) costs related to the implementation of operational and reporting systems and technology initiatives and one-time Public Company Costs; plus

(r) adjustments consistent with Regulation S-X of the Securities Act; plus

(s) the amount of any charge or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest or minority interest of any third party; plus

(t) charges, expenses or losses incurred in connection with any Tax Restructuring; plus

(u) charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, employees’, consultants’, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees; plus

(v) charges relating to the sale of products in new locations, including, without limitation, start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing; plus

(w) the Net New Producer Payroll; provided that the aggregate amount of the Net New Producer Payroll shall not exceed 10.0% of Consolidated EBITDA (calculated after taking account of the add-back in this clause (w)) for any such period (which calculated pro forma impact will be derived from the income statement separately maintained for financial reporting purposes for the New Producer Program and will not include any net operating costs from employees otherwise excluded or separate from the New Producer Program); plus

(x) all adjustments used in connection with the calculation of “Credit Agreement Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical Financial Data” under the caption “Offering Memorandum Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such period; and

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items that reduced Consolidated EBITDA in any prior period.

“Consolidated First Lien Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuers and the Guarantors that is secured by Liens on any assets or property of the Issuers and the Guarantors that does not rank junior to Liens on such assets or property securing the Obligations under the Senior Credit Agreement as of the Applicable Calculation Date to (2) the Consolidated EBITDA of the Issuers and the Restricted Subsidiaries for the Applicable Measurement Period, in each case on a pro forma basis.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated cash interest expense of such Person for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person to the extent included in the calculation of Consolidated Total Indebtedness (but, including, in any event, (a) all commissions, discounts and other cash fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (b) the cash interest component of Financing Lease Obligations, and (c) net cash payments, if any, made (less net cash payments, if any, received) pursuant to obligations under Hedging Agreements for any such Indebtedness), but in any event excluding:

(i) the accretion or amortization of original issue discount resulting from the incurrence of Indebtedness at less than par,

(ii) amortization or write-off of deferred financing costs, debt issuance costs, commissions, fees and expenses,

(iii) any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting,

(iv) penalties or interest relating to taxes and any other amounts of non-cash interest resulting from the effects of the acquisition method of accounting or pushdown accounting,

(v) any accretion or accrual of, or accrued interest on, discounted liabilities not constituting Indebtedness during such period,

(vi) non-cash interest expense attributable to the movement of the mark-to- market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815—Derivatives and Hedging,

(vii) any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates and any interest in respect of Indebtedness not otherwise included in the definition of “Consolidated Total Indebtedness” (other than as described in clauses (a) through (c) in the parenthetical to clause (1) above),

(viii) any interest in respect of items excluded from Indebtedness in the last proviso to the definition thereof,

(ix) all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities,

(x) expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments,

(xi) any prepayment, redemption, repurchase, defeasance, acquisition or similar premium, make-whole, breakage, penalty or inducement or other loss in connection with the early repayment or refinancing or the modification of Indebtedness paid or payable during such period,

(xii) any lease, rental or other expense in connection with a Non-Financing Lease Obligation,

(xiii) Receivables Fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility,

(xiv) any capitalized interest, whether paid in cash or otherwise, and

(xv) any other non-cash interest expense, including capitalized interest, whether paid or accrued; less

(2) interest income of such Person and its Restricted Subsidiaries for such period;

provided that, notwithstanding anything to the contrary, Consolidated Interest Expense shall include payin-kind interest on Indebtedness, or accretion of principal on Indebtedness issued at a discount to par (other than de minimis discount), of any Person (other than an Issuer or any Restricted Subsidiary) that is guaranteed by an Issuer or any Restricted Subsidiary.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” means, for any period, all rental expenses of any Person during such period in respect of Non-Financing Lease Obligations for real or personal property (including in connection with any Sale and Lease-Back Transaction), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Consolidated Lease Expense shall not include (1) obligations under vehicle leases entered into in the ordinary course of business, (2) all such rental expenses associated with assets acquired pursuant to an acquisition (or other Investment) to the extent that such rental expenses relate to Non-Financing Lease Obligations (a) in effect at the time of (and immediately prior to) such acquisition and (b) related to periods prior to such acquisition, (3) Financing Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (4) the effects from applying purchase accounting.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, attributable to such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication, and on an after-tax basis to the extent appropriate,

(1) any extraordinary, unusual or nonrecurring gains, losses or expenses; costs associated with preparations for, and implementation of, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs; earn-out payments or other consideration paid or payable in connection with an acquisition to the extent recorded as cash compensation expense; severance costs, relocation costs, integration costs, pre-opening, opening, consolidation, discontinuation, integration and closing costs and expenses for locations, facilities, information technology infrastructure and for legal entities (including any legal entity restructuring); recruiting fees; signing, retention and completion bonuses (and the employer portion of payroll taxes associated therewith), transition costs, restructuring costs, accruals, reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves and any restructuring charge relating to any Tax Restructuring), whether or not classified as restructuring expense on the consolidated financial statements; business optimization charges, including related to new product introductions; systems implementation charges; charges relating to entry into a new market; consulting charges; product and intellectual property development; charges; software development charges; charges associated with new systems design; project and product start-up costs and charges; charges in connection with new operations; corporate development charges; internal costs in respect of strategic initiatives; duplicative rent expense and in respect of the implementation of any enhanced accounting function (including in connection with becoming a standalone entity or public company); charges in connection with curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of multi-employer plan or pension liabilities); and charges related to litigation settlements, fines, judgments, orders or losses, and related costs and expenses, in each case shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles, including if reflected through a restatement or retroactive application, during such period,

(3) any net gains or losses realized on disposed, discontinued or abandoned operations (which shall not, unless the Company otherwise elects, include assets then held for sale) or on the sale or other disposition of any Capital Stock of any Person shall be excluded,

(4) any net gains or losses realized attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, and dispositions of books of business, client lists or related goodwill in connection with the departure of related employees or producers, shall be excluded,

(5) the Net Income for such period of any Person that is not an Issuer or a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Consolidated Net Income of the Issuers and the Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3)(a), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to this Indenture or the Senior Credit Agreement and (iii) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in this Indenture or the Senior Credit Agreement (as determined by the Company in good faith)) unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuers will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to an Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any income (loss) (less all fees and expenses or charges related thereto) from the purchase, acquisition, early extinguishment, conversion or cancellation of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(8) any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), longlived assets, investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates, warranties, inventories and other chargebacks (including government program rebates), shall be excluded,

(9) any (i) non-cash compensation expense as a result of grants of equity appreciation or similar rights, profits interests, equity options, phantom equity, restricted equity or other rights or equity incentive programs and any non-cash charges associated with the rollover, acceleration or payout of Capital Stock or options, phantom equity, profits, interests or other rights with respect thereto by, or to, future, current or former officers, directors, employees, managers or consultants of an Issuer or any of the Restricted Subsidiaries, or any Parent Entity of the Company or Equityholding Vehicle, (ii) income (loss) attributable to deferred compensation plans or trusts, and (iii) any expense (including taxes) in respect of payments made to option holders or holders of profits interests, phantom equity, restricted equity or restricted equity units of the Company or any Parent Entity of the Company or Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Company or any Parent Entity of the Company or Equityholding Vehicle, which payments are being made to compensate such option holders or holders of profits interests, phantom equity, restricted equity or restricted equity units as though they were equityholders at the time of, and entitled to share in, such distribution (to the extent such distribution to equityholders is excluded from Consolidated Net Income), shall be excluded,

(10) any fees and expenses (including any transaction or retention bonus, similar payments, commissions or discounts) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, Change of Control, issuance, incurrence, redemption, defeasance, repurchase, acquisition, extinguishment, retirement or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment, supplement or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed and/or not successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(11) accruals and reserves that are established or adjusted as a result of the Refinancing, or any acquisition, Investment or Change of Control in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment, restatement or a retroactive application in accordance with GAAP shall be excluded,

(12) the effects from applying purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development, post-employment benefits, leases, deferred revenue and debt-like items required or permitted by GAAP (including the effects of such adjustments pushed down to the Issuers and the Restricted Subsidiaries), as a result of any consummated acquisitions, or the amortization or write-off of any amounts thereof, shall be excluded,

(13) any foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Company shall be excluded,

(14) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the earlier of the maturity date of the Notes and the date on which all the Notes cease to be outstanding, shall be excluded,

(15) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included,

(16) expenses in connection with the Refinancing shall be excluded,

(17) income or expense related to changes in the fair value of contingent liabilities recorded in connection with any acquisition or other Investment shall be excluded,

(18) proceeds received from business interruption insurance (to the extent not reflected as revenue or income in Net Income and to the extent that the related loss was deducted in the determination of Net Income), shall be included,

(19) charges, losses, lost profits, expenses or write-offs to the extent indemnified, reimbursed or insured by a third party, including expenses covered by indemnification or reimbursement provisions in connection with an Investment or any other acquisition, in each case, to the extent that indemnification, reimbursement or insurance coverage has not been denied, the Company in good faith believes that such amounts are recoverable from such indemnitors, reimbursers or insurers, and so long as such amounts are actually paid or reimbursed to the Issuers and the Restricted Subsidiaries in cash or Cash Equivalents within one year after the related amount is first added to Consolidated Net Income pursuant to this clause (19) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated Net Income during the next measurement period), shall be excluded; provided that such amounts shall only be included in Consolidated Net Income under Section 4.07(a)(3)(a) after such amounts are actually reimbursed in cash,

(20) any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures shall be excluded; provided that, if any such non-cash items represent an accrual or reserve for cash payments in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period, but only to the extent of such non-cash expense, accrual or reserve excluded pursuant to this clause (20) shall be excluded,

(21) any non-cash gain or loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815—Derivatives and Hedging, shall be excluded,

(22) any gain or loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Net Income in prior periods and excluded from or included in, as applicable, Consolidated Net Income pursuant to the preceding clause (21) shall be included,

(23) any expense to the extent a corresponding amount is received in cash by an Issuer or any Restricted Subsidiary from a Person other than an Issuer or any Restricted Subsidiary shall be excluded, provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods),

(24) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Facility will be excluded, and

(25) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration and the employer portion of any payroll taxes associated therewith shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than Section 4.07(a)(3)(d)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuers and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuers and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by an Issuer or any of the Restricted Subsidiaries, any sale of the equity of an Unrestricted Subsidiary, any distribution or dividend from an Unrestricted Subsidiary or the sale or transfer of assets from an Unrestricted Subsidiary to an Issuer or a Restricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to Section 4.07(a)(3)(d).

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Issuers and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuers and the Restricted Subsidiaries as of the Applicable Calculation Date to (2) the Consolidated EBITDA of the Issuers and the Restricted Subsidiaries for the Applicable Measurement Period on a pro forma basis.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis consisting of (x) Indebtedness for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations and third-party debt obligations evidenced by promissory notes and similar instruments and (y) guarantees of Indebtedness of any Person (other than an Issuer or any Restricted Subsidiary) of the type described in clause (x) (and excluding, for the avoidance of doubt, (a) all undrawn amounts under revolving credit facilities, (b) Hedging Obligations, (c) performance bonds or any similar instruments and (d) Non-Financing Lease Obligations) minus (2) all unrestricted cash and cash equivalents of the Issuers and the Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP; provided that “Consolidated Total Indebtedness” shall be calculated by excluding any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidence of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of cash and cash equivalents.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person and is orga- nized by such Person (or any Person controlling such Person) primarily for making direct or indirect eq- uity or debt investments in the Company and/or other Persons.

“Controlling Collateral Agent” shall have the meaning assigned to such term in the Equal Priority Intercreditor Agreement.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.01 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Credit Facilities” means, with respect to an Issuer or any of the Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, col- lateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that exchange, replace, refund, refinance, extend, renew, restate, amend, supplement or modify any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchanged, replacement, refunding, refinancing, extended, renewed, re- stated, amended, supplemented or modified facility or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guar- antors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Secured Indebtedness by an Issuer or any Guarantor, the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Secured Notes Obligations (but without regard to the control of remedies), at the option of the Company and the Controlling Collateral Agent, either (i) any intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement, as determined by the Company in good faith in an Officer’s Certificate or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Controlling Collateral Agent and the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Notes Obligations (but without regard to the control of remedies) or (b) to the extent executed in connection with the incurrence of Secured Indebtedness by an Issuer or any Guarantor, the Liens on the Collateral securing which are intended to rank junior in priority to the Liens on the Collateral securing the Secured Notes Obligations, at the option of the Company and the Controlling Collateral Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the Junior Priority Intercreditor Agreement, as determined by the Company in good faith in an Officer’s Certificate or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Controlling Collateral Agent and the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Secured Notes Obligations.

“Declined Proceeds” means the aggregate amount of any Net Proceeds that are declined by Holders of the Notes or holders of Equal Priority Obligations in connection with an Asset Sale Offer made by an Issuer or any Restricted Subsidiary in accordance with Section 4.10.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Delaware Divided LLC” means any limited liability company which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets (including, without limitation, a physical short position) to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party

(whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of any securities of the Issuers and/or the creditworthiness of the Issuers and/or any one or more of the Guarantors (the “Performance References”). For the avoidance of doubt, the term “Derivative Instrument” shall not include any Notes.

“Designated Non-cash Consideration” means the fair market value of consideration that is not deemed to be cash or Cash Equivalents and that is received by an Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any Parent Entity of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to the Co-Issuer, a Restricted Subsidiary or an employee equity ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(3).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event or condition, (1) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that would not otherwise constitute Disqualified Stock) pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale, casualty, eminent domain or condemnation event, or (2) is redeemable at the option of the holder thereof (other than solely for Capital Stock of such Person that would not otherwise constitute Disqualified Stock) other than solely as a result of a change of control, asset sale, casualty, eminent domain or condemnation event, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former officer, director, employee, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity of the Company or any other entity in which an Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries pursuant to any equityholders’ agreement, management equity plan, equity option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations or as a result of such officer’s, director’s, employee’s, consultant’s or independent contractor’s death or disability.

“Dividing Person” has the meaning set forth in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement that is established by the laws of the jurisdiction of organization of any of the foregoing Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia (which, for the avoidance of doubt, excludes any Restricted Subsidiary organized under the laws of the Commonwealth of Puerto Rico).

“DTC” means The Depository Trust Company.

“Effective Date” means October 14, 2020.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equal Lien Priority” means, with respect to any specified Indebtedness, such Indebtedness and related obligations are secured by a Lien on the specified Collateral that is equal in priority with (but without regard to control of remedies) with the Liens on the Collateral securing the Secured Notes Obligations, and is subject to the Equal Priority Intercreditor Agreement (or another Customary Intercreditor Agreement referred to in clause (a) of the definition thereof).

“Equal Priority Intercreditor Agreement” means the Equal Priority Intercreditor Agreement, dated as of the Issue Date, by and among the Notes Collateral Agent, the Senior Credit Agreement Collateral Agent, the Issuers, the Guarantors and certain other parties thereto (or a representative or trustee on their behalf), substantially in the form of Exhibit E.

“Equal Priority Obligations” means, collectively, (1) the Senior Credit Agreement Obligations, (2) the Secured Notes Obligations and (3) each Series of Additional Equal Priority Obligations.

“Equal Priority Obligations Documents” means the credit, guarantee and Security Documents governing any Equal Priority Obligations.

“Equal Priority Secured Parties” means collectively, (1) the Senior Credit Agreement Secured Parties, (2) the Secured Notes Secured Parties and (3) any Additional Equal Priority Secured Parties.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock of the Company or any Parent Entity of the Company (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or such Parent Entity’s common equity registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale or issuance that constitutes an Excluded Contribution.

“Equityholding Vehicle” means any Parent Entity of the Company, any equityholder of a Parent Entity through which former, current or future officers, directors, employees, managers, consultants or independent contractors or other advisors, representatives or affiliates of any Parent Entity, the Company or any of its Subsidiaries or Parent Entities hold Capital Stock of such Parent Entity.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or Qualified Proceeds received by the Company from:

(1) capital contributions to its common equity capital or any increase to the equity capital account of the Company as a result of any consolidation, merger, amalgamation or similar transaction between any Person (other than a Restricted Subsidiary) and the Issuers and the Restricted Subsidiaries, in each case, after the Issue Date,

(2) the sale or issuance (other than to a Subsidiary of the Company or to any management equity plan or equity option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, and

(3) dividends, distributions, other returns, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Company within 10 Business Days of the date such capital contributions are made or the date such Equity Interests are sold or issued, as the case may be, which are excluded from the calculation set forth in Section 4.07(a)(3).

“Excluded Property” means the “Excluded Property” as defined in the Security Agreement.

“Excluded Subsidiary” means:

(1) any Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of this In- denture (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary);

(2) any Subsidiary that is prohibited by (a) Applicable Law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations) or (b) contractual obligation from providing a Guarantee (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (b), such contractual obligation existed on the Issue Date or, with respect to any Subsidiary acquired by an Issuer or any Restricted Subsidiary after the Issue Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired;

(3) any Foreign Subsidiary, any CFC Subsidiary, any FSHCO Subsidiary and any direct or indirect Subsidiary of a CFC Subsidiary or a FSHCO Subsidiary;

(4) any Immaterial Subsidiary (provided that the Company shall not be permitted to exclude Immaterial Subsidiaries from providing a Guarantee to the extent that (a) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (4) exceeds 10% of the consolidated gross revenues of the Issuers and the Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any of the other clauses of this definition, except for this clause (4), for the Applicable Measurement Period most recently ended on or prior to the date of determination or (b) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (4) exceeds 10% of the aggregate amount of Consolidated Total Assets of the Issuers and the Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (4), as at the end of the Applicable Measurement Period most recently ended on or prior to the date of determination);

(5) any other Subsidiary with respect to which, in the reasonable judgment of the Company, the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Holders;

(6) each Unrestricted Subsidiary;

(7) each other Restricted Subsidiary acquired in compliance with this Indenture to the extent that, and for so long as, the documentation relating to any Indebtedness to which such Restricted Subsidiary is a party at the time of such acquisition (and not incurred in contemplation of such acquisition) prohibits such Subsidiary, and each other Restricted Subsidiary acquired in such acquisition that guarantees such Indebtedness, from guaranteeing the Obligations (and only for so long as such prohibition exists);

(8) any Subsidiary that would require any consent, approval, license or authorization from any governmental authority to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same;

(9) any Subsidiary that does not have the legal capacity to provide a guarantee of the Obligations (provided that the lack of such legal capacity does not arise from any action or omission of the Company, the Co-Issuer or any other Restricted Subsidiary);

(10) any Receivables Subsidiary and any Special Purpose Subsidiary; and

(11) any Subsidiary to the extent that the Guarantee of the Obligations would result in material adverse tax consequences to an Issuer or any Restricted Subsidiary as reasonably determined by the Company in good faith.

“Exempt Entity” means any non-Guarantor.

“fair market value” means, with respect to any Investment, asset, property, Lien or liability, the fair market value of such Investment, asset, property or liability as determined by the Company in good faith.

“Financing Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any Applicable Measurement Period, the ratio of Consolidated EBITDA of such Person for such Applicable Measurement Period to the Fixed Charges of such Person for such Applicable Measurement Period, in each case on a pro forma basis.

“Fixed Charges” means, with respect to any Person for any period, the sum (without duplication) of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not a Domestic Subsidiary.

“FSHCO Subsidiary” means any direct or indirect Subsidiary of the Company that has no material assets other than Capital Stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more direct or indirect CFC Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession; provided that any leases which would have been classified as operating leases in accordance with GAAP prior to December 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall be classified as operating leases for the purposes of this Indenture regardless of any change in or application of GAAP following such date pursuant to ASC 842 or otherwise that would require such leases (on a prospective or retroactive basis or otherwise) to be treated as capital leases. At any time after the Issue Date, the Issuers may elect to apply IFRS accounting principles in lieu of GAAP and GAAP concepts and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS and corresponding IFRS concepts (except as otherwise provided in this Indenture); provided that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee in the form of an Officer’s Certificate. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebt- edness.

If there occurs or has occurred a change in generally accepted accounting principles and such change would cause a change in the method of calculation of any term or measure used in this In- denture (an “Accounting Change”), then the Issuers may elect, as evidenced by an Officer’s Certificate delivered to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Grantor” means the Company, the Co-Issuer and any Guarantor.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture and the Notes.

“Guarantor” means each Restricted Subsidiary of the Company that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter executes a supplemental indenture to this Indenture as a Guarantor and guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Agreement” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreements.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counterparty to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the international financial reporting standards and interpretations issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (1) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Applicable Measurement Period most recently ended on or prior to such determination date were an amount equal to or less than 5% of the Consolidated Total Assets of the Issuers and the Restricted Subsidiaries at such date and (2) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Applicable Measurement Period were an amount equal to or less than 5% of the consolidated gross revenues of the Issuers and the Restricted Subsidiaries for such Applicable Measurement Period, in each case determined in accordance with GAAP.

“Immediate Family Members” means with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing the individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the forego- ing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount” has the meaning set forth in the definition of “Permitted Liens.”

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Financing Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor (including any ordinary course trade payable or liability or accrued expenses), in each case accrued in the ordinary course of business, (ii) any earnout obligations until after 30 days of becoming due and payable, has not been paid and such obligation has become a liability on the balance sheet of such Person in accordance with GAAP and (iii) any obligations resulting from take-or-pay contracts entered into the ordinary course of business or consistent with past practice or industry norm; or

(d) representing any net Hedging Obligations;

if and to the extent that any of the foregoing indebtedness in clauses (a) through (d) (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity of the Company appearing on the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of: (a) the fair market value of such assets at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under a Receivables Facility, (c) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale and Lease-Back Transactions (except resulting Financing Lease Obligations), (d) prepaid or deferred revenue, (e) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (f) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any acquisition or Investment, (g) trade accounts payable, deferred revenues, liabilities associated with customer pre- payments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (h) customary obligations under employment agreements and deferred compensation arrangements, (i) contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn outs to which the seller in an acquisition or Investment may become entitled, (j) Indebtedness of any Parent Entity of the Company appearing on the balance sheet of an Issuer or any Restricted Subsidiary solely by reason of “pushdown” accounting under GAAP, (k) Capital Stock (other than Disqualified Stock) and (l) premiums payable to, and advance commissions or claims or payments from, insurance companies.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Indebtedness of such Person and (B) in the case of the Company and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice or industry norm. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (3) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Indebtedness of such Person and (B) in the case of the Company and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice or industry norm. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (3) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals to this Indenture.

“Initial Purchasers” means J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., Capital One Securities, Inc., Raymond James & Associates, Inc., Morgan Stanley & Co. LLC and SouthState|DuncanWilliams Securities Corp.

“Interest Payment Date” means each May 15 and November 15.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees, managers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property, excluding in the case of the Issuers and the Restricted Subsidiaries, intercompany loans among the Issuers and the Restricted Subsidiaries, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice or industry norm. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company; and

(3) if an Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by an Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by an Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means May 24, 2024.

“Issuers” means the Company and the Co-Issuer, collectively.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Junior Lien Priority” means, with respect to specified Indebtedness, that such Indebtedness is secured by a Lien on the Collateral that rank junior in priority to the Liens on the Collateral securing the Secured Notes Obligations and is subject to a Junior Priority Intercreditor Agreement or another Customary Intercreditor Agreement of the type described in clause (b) of the definition thereof (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Junior Priority Collateral Agent” means the Junior Priority Representative for the holders of any initial Junior Priority Obligations.

“Junior Priority Intercreditor Agreement” means an intercreditor agreement by and among the Notes Collateral Agent and the Junior Priority Representative(s) for the holders of Junior Priority Obligations substantially in the form of Exhibit F.

“Junior Priority Obligations” means the Obligations with respect to any Indebtedness permitted by this Indenture to have and having Junior Lien Priority relative to the Secured Notes Obligations; provided that such Lien is permitted to be incurred under this Indenture; provided, further, that the holders of such indebtedness or their Junior Priority Representative shall become party to a Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement of the type described in clause (b) of the definition thereof.

“Junior Priority Representative” means any duly authorized representative of any holders of Junior Priority Obligations, which representative is named as such in the Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement or any joinder thereto.

“Junior Priority Secured Parties” means the holders from time to time of any Junior Priority Obligations, the Junior Priority Collateral Agent and each other Junior Priority Representative.

“Legal Holiday” means a Saturday, a Sunday, or a day on which the Trustee or commercial banking institutions are authorized or required to close in the State of New York or in the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, acquisition, satisfaction and discharge, refinancing or similar payment of, Indebtedness, any Lien or any Equity Interest, (2) any acquisition (or proposed acquisition) by the Issuers or the Restricted Subsidiaries permitted by this Indenture, (3) the making of any Asset Sale or other disposition excluded from the definition of “Asset Sale,” (4) the making of any Investment (including any acquisition or any designation or conversion of any subsidiary as (or to) unrestricted or restricted) or Restricted Payment and (5) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (1) through (4), including a transaction that, if consummated, would constitute a transaction of the type described in any of the preceding clauses (1) through (5).

“Limited Liability Company Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 7, 2019, among the Company and its members, as amended, restated, supplemented or otherwise modified in good faith from time to time.

“Long Derivative Instrument” means a Derivative Instrument (1) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (2) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Master Agreement” has the meaning set forth in the definition of “Hedging Agreement.”

“Material Intellectual Property” means any intellectual property that is material to the business and operations of the Company and its Restricted Subsidiaries (taken as a whole).

“Material Subordinated Indebtedness” mean Subordinated Indebtedness with an aggregate principal amount outstanding in excess of the greater of (i) $30,000,000 and (ii) 0.10 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of dividends on Preferred Stock (other than dividends on Disqualified Stock).

“Net New Producer Payroll” means the difference (if positive) of (i) the amount of the salaries and wages earned by specific sales personnel hired by the Company, the performance of which personnel is being tracked separately for financial reporting purposes (the “New Producer Program”), within the first thirty-six (36) months of employment of such personnel, over (ii) the amount of commissions that would have been earned by such personnel under the Company’s standard commission arrangement during such period.

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by an Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by Applicable Law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (including in connection with any repatriation of funds, and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness, Indebtedness of a Restricted Subsidiary or Indebtedness secured by a Lien on such assets and, in each case, required (other than required by Section 4.10(b)(1)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transactions and any deduction of appropriate amounts to be provided by an Issuer or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction, retained by an Issuer or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and the pro rata portion of the net cash proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly-Owned Sub- sidiary as a result thereof and amounts funded into escrow established pursuant to the documents evidencing any such Asset Sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale or disposition until such amounts are released to an Issuer or any Restricted Subsidiary.

“Net Short” means, with respect to a Holder or beneficial owner and the Notes, as of the date of determination, either (1) the value of its Short Derivative Instruments exceeds the sum of (a) the value of its Notes plus (b) the value of its Long Derivative Instruments as of such date of determination or (2) it is reasonably expected that the foregoing clause (1) would have been the case if a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) were to have occurred with respect to an Issuer or any Guarantor immediately prior to such date of determination.

“New Producer Program” has the meaning set forth in the definition of “Net New Producer Payroll.”

“Non-Financing Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued.

“Notes Collateral Agent” means U.S. Bank Trust Company, National Association, as collateral agent for the Holders of the Notes under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Notes Documents” means this Indenture, the Notes, each supplemental indenture in the form of Exhibit D, the Security Documents and the Customary Intercreditor Agreements.

“Obligations” means any principal, interest, fees and expenses (including any Post-Petition Interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar case or proceeding at the rate provided for in the documentation with respect thereto, whether or not such Post- Petition Interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated May 10, 2024, related to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller, any Managing Director, Director or Manager or the Secretary of (1) such Person or (2) if such Person is owned or managed by a single entity, of such entity, or any other individual designated as an “Officer” for purposes of this Indenture by the Board of the Company or such other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel (which opinion may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to the Company or any of its Subsidiaries, or other counsel who is reasonably acceptable to the Trustee.

“Parent Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Voting Stock of the Company, and at the time such Person acquired such voting power, (A) the direct or indirect holders of the Voting Stock of the Company are sub- stantially the same as the holders of the Voting Stock of the Company immediately prior to such acquisition of voting power, or (B) no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than a Parent Company or any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.

“Parent Entity” means any Person that, with respect to another Person, owns 50% or more of the total voting power of the Voting Stock of such other Person.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Performance References” has the meaning set forth in the definition of “Derivative In-strument.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between an Issuer or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Holders” means, collectively, (i) L. Lowry Baldwin; (ii) the spouse or children (natural or adopted) of L. Lowry Baldwin; (iii) any descendant of any person described in (i) or (ii) above and the spouse of any such descendant; (iv) any estate, trust, legal guardianship, custodianship or other estate planning vehicle for the primary benefit of any one or more individuals named or described in (i), (ii) and (iii) above; (v) any trust controlled by any one or more individuals named or described in (i), (ii) and (iii) above; (vi) any person controlled, directly or indirectly, by any one or more persons named or described in (i) through (v) above; (vii) employee shareholders of Baldwin on the Issue Date; and (viii) any Person with which one or more of the persons named or described in (i) through (vi) above form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (vii), one or more of the Persons named or described in (i) through (vi) above beneficially own more than 50% of the relevant Voting Stock beneficially owned by the group.

“Permitted Investments” means:

(1) any Investment in an Issuer or any of the Restricted Subsidiaries (including guarantees of obligations of any Restricted Subsidiary);

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities that were cash, Cash Equivalents or Investment Grade Securities at the time made;

(3) any Investment by an Issuer or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or by means of a Division, and including any Investment in (i) any Restricted Subsidiary the effect of which is to increase an Issuer’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing an Issuer’s or the relevant Restricted Subsidiary’s ownership interest in such joint venture); or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amal- gamation, transfer or conveyance;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing or contemplated on the Issue Date or made pursuant to binding commitments in effect on the Issue Date to the extent described in the Offering Memorandum, or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence or contemplated on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in- kind securities) or (b) as otherwise permitted under this Indenture;

(6) any Investment acquired by an Issuer or any of the Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by an Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuers of such other Investment or accounts receivable;

(b) in satisfaction of judgments against other Persons;

(c) as a result of a foreclosure by an Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment; or

(d) received in compromise or resolution of (i) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business or consistent with past practice or industry norm of an Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (ii) litigation, arbitration or other disputes;

(7) Hedging Obligations permitted under Section 4.09(b)(10) and Bank Products;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the sum of (a) the greater of (i) $85,000,000 and (ii) 0.30 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period at the time of such Investment plus (b) without duplication of clause (a), an amount equal to the amount by which aggregate Net Proceeds from any disposition of, or any returns in respect of, Investments made in reliance on clause (a) exceeds the amount set forth in clause (a) to the extent such amount does not increase the amount available for Restricted Payments under Section 4.07(a)(3) (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company or any Parent Entity of the Company or Equityholding Vehicle; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(3);

(10) guarantees of Indebtedness permitted under Section 4.09 and Contingent Obligations incurred in the ordinary course of business or consistent with past practice or industry norm and the creation of Liens on the assets or properties of an Issuer or any Restricted Subsidiary in compliance with Section 4.12;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except transactions described in clauses (2), (5), (9), (14)(B) and (22) thereof);

(12) Investments consisting of extensions of trade credit, purchases and acquisitions of inventory, supplies, material, equipment, intellectual property or other similar assets, or the lease or sublease of any asset, the licensing or sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments (including in Unrestricted Subsidiaries, in Joint Ventures or in similar entities that do not constitute a Restricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the sum of (a) the greater of (i) $115,000,000 and (ii) 0.40 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (b) (i) the amount of the General Restricted Debt Payment Basket as of the date such Investment is made or, at the option of the Issuers, committed to be made minus (ii) the amount of Restricted Payments made in reliance on Section 4.07(b)(30); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or any repurchase obligation in connection therewith;

(15) loans and advances to, or guarantees of Indebtedness of, former, current or future officers, directors, employees, managers, consultants and independent contractors not in excess of the greater of (a) $15,000,000 and (b) 0.05 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period outstanding at the time such loan, advance or guarantee is made or incurred;

(16) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business-related travel expenses, entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practice or industry norm or to fund or finance such Person’s purchase of Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle;

(17) Investments made to acquire, purchase, repurchase, redeem or retire Capital Stock of the Company or any Parent Entity thereof or any Equityholding Vehicle owned by any employee equity ownership plan or key employee ownership plan of the Company or any such Parent Entity or Equityholding Vehicle;

(18) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice or industry norm;

(19) repurchases of any Notes and loans under the Senior Credit Agreement;

(20) Investments in the ordinary course of business or consistent with past practice or industry norm consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers, vendors, suppliers, licensees and sublicensees;

(21) [reserved];

(22) Investments of assets related to non-qualified deferred payment plans;

(23) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, distributors, customers and vendors, and performance guarantees, in each case in the ordinary course of business or consistent with past practice or industry norm and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers, distributors, customers and vendors in the ordinary course of business or consistent with past practice or industry norm;

(24) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(25) capitalization, forgiveness or conversion to Capital Stock that is not Disqualified Stock, of any Indebtedness owed to an Issuer or any Restricted Subsidiary by an Issuer or any Restricted Subsidiary;

(26) Investments of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges, amalgamates or consolidates with or into an Issuer or any of the Restricted Subsidiaries, in either case, in compliance with this Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger, amalgamation or consolidation;

(27) Investments other than in the form of cash or Cash Equivalents in connection with tax planning and reorganization activities;

(28) Investments consisting of loans and advances to any Parent Entity of the Company, any Equityholding Vehicle, and any Subsidiaries of such Parent Entity in connection with the reimbursement of expenses incurred on behalf of the Issuers and the Restricted Subsidiaries in the ordinary course of business or consistent with past practice or industry norm;

(29) Investments arising as a result of Permitted Sale and Lease-Back Transactions;

(30) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of former, current or future officers, directors, employees, managers, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of an Issuer or any of the Restricted Sub- sidiaries;

(31) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice or industry norm;

(32) loans to any Parent Entity of the Company or any Equityholding Vehicle that could otherwise be made as a permitted Restricted Payment under this Indenture to any Parent Entity of the Company or any Equityholding Vehicle, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under Section 4.07(a)(3) or an applicable clause under Section 4.07(b);

(33) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to officers, employees, managers, consultants or independent contractors, in each case in the ordinary course of business or consistent with past practice or industry norm;

(34) guarantees by an Issuer or any Restricted Subsidiary of leases or subleases (other than Financing Lease Obligations), contractual obligation, Indebtedness permitted to be incurred under this Indenture or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business or consistent with past practice or industry norm;

(35) Investments in the ordinary course of business or consistent with past practice or industry norm consisting of endorsements for collections or deposit and customary trade arrangements with customers, vendors, distributors, suppliers, licensors, sublicensors, licensees and sublicensees;

(36) Capital Expenditures permitted or not restricted under this Indenture;

(37) deposits in the ordinary course of business or consistent with past practice or industry norm to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of- money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business or consistent with past practice or industry norm;

(38) Investments made in the ordinary course of business or consistent with past practice or industry norm in connection with (a) obtaining, maintaining or renewing client and customer contracts and (b) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees;

(39) Investments resulting from pledges and deposits constituting Permitted Liens;

(40) acquisitions by an Issuer or any Restricted Subsidiary of obligations of one or more former, current or future officers, directors, employees, managers, consultants or independent contractors of any Parent Entity of the Company, the Company or its Subsidiaries in connection with such Person’s acquisition of Capital Stock of any Parent Entity of the Company or any Equityholding Vehicle, so long as no cash is actually advanced by the Company or any of its Sub- sidiaries to such Person in connection with the acquisition of any such obligations;

(41) guarantee obligations of an Issuer or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(42) any Investment in Unrestricted Subsidiaries or Joint Ventures having an aggregate fair market value, taken together with all other Investments pursuant to this clause (42) that are at the time outstanding, not to exceed the greater of (a) $85,000,000 and (b) 0.30 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period at the time of such Investment (with fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (42) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (42) for so long as such Person continues to be a Restricted Subsidiary;

(43) Investments consisting of loans and advances to any Parent Entity (of the Company or any Equityholding Vehicle) and its Subsidiaries in connection with the reimbursement of expenses incurred on behalf of the Company and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or industry norm;

(44) loans and advances to customers in the ordinary course of business or consistent with past practice or industry norm in respect of the payment of insurance premiums;

(45) any Investment in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice or industry norm;

(46) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this definition;

(47) the acquisition of additional Capital Stock of Restricted Subsidiaries from minority equityholders;

(48) Investments in Capital Stock in any Subsidiary resulting from any sale, transfer or other disposition by an Issuer or any Restricted Subsidiary permitted by this Indenture, including as a result of any contribution from any Parent Entity or distribution to any Subsidiary of such Capital Stock;

(49) Investments in an Issuer or any Subsidiary in connection with any Tax Restructuring;

(50) (a) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under Applicable Law and (b) Investments of assets relating to any non-qualified deferred payment plan or similar employee compensation plan in the ordinary course of business or consistent with past practice or industry norm;

(51) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event;

(52) any other Investment; provided that on a pro forma basis after giving effect to such Investment the Consolidated Total Debt Ratio would be equal to or less than 4.75 to 1.00; and

(53) loans and advances to direct and indirect parent companies of the Company (a) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such companies in accordance with Section 4.07 or (b) in connection with the Tax Receivables Agreement, for a term of 60 days or less and in an amount not exceeding $30,000,000 at any time outstanding to fund purchases of limited liability company interests in the Company.

“Permitted Liens” means, with respect to any Person:

(1) Liens incurred or pledges, deposits or security (a) made in connection with the Federal Employers Liability Act or any other workers’ compensation laws, unemployment insurance, employers’ health tax and other types of social security or similar legislation, (b) securing insurance premiums, insurance premium financing arrangements (provided that such Liens are limited to the applicable unearned insurance premiums), other liabilities (including in respect of reimbursement and indemnified obligations) to insurance carriers under insurance or self-insur- ance arrangements (including, in respect of deductibles, co-payment, co-insurance, self-insured retention amounts and premiums and adjustments thereof), (c) securing the performance of tenders, public or statutory obligations, surety, stay, indemnity, warranty, release, customs and appeal bonds, bids, licenses, leases (other than Financing Lease Obligations), contracts (including government contracts and trade contracts (other than for Indebtedness)), performance, performance and completion, completion and return-of-money bonds or guarantees, government contracts, financial assurances and completion obligations and other similar obligations, (d) securing contested taxes or import duties or the payment of rent or otherwise securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and not constituting an Event of Default, (e) securing surety or appeal bonds or other similar bonds required in respect of judicial proceedings and (f) securing letters of credit, bank guarantees or similar items issued or posted to support the payment of or for the benefit of items in the foregoing clauses (a), (b), (c), (d) and (e) above, in each case incurred in the ordinary course of business or consistent with past practice or industry norm;

(2) Liens in respect of property or assets of any Person imposed by Applicable Law, such as landlords’, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens, contractors’, supplier of materials’, architects’ and other similar Liens, in each case so long as such Liens secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue either (a) no action has been taken to enforce such Lien, (b) such amount is being contested in good faith by appropriate proceedings for which appropriate reserves have been established by such Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (c) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect on the Issuers or the Restricted Subsidiaries, as a whole;

(3) Liens for taxes, assessments or other governmental charges (including any Lien imposed by any pension authority or similar Liens) or claims that are not yet subject to penalties for nonpayment or overdue by more than 60 days, or if more than 60 days overdue either (a) that are being contested in good faith by appropriate proceedings or (b) with respect to which the Company determines in good faith that the failure to make payment would not reasonably be expected to have a material adverse effect on the Issuers or the Restricted Subsidiaries, as a whole;

(4) easements or reservations of, or rights of others for, rights-of-way, licenses, special assessments, survey exceptions, restrictions (including zoning restrictions), minor title defects, servitudes, drains, sewers, trackage rights, exceptions or irregularities in title, encroachments, protrusions and other similar charges, electric lines, telegraph, telephone and cable television lines and other similar purposes, or encumbrances or restrictions on the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, which in each case do not and would not reasonably be expected to have a material adverse effect on the Issuers or the Restricted Subsidiaries, as a whole, and that were not incurred in connection with and do not secure any Indebtedness;

(5) Liens securing Indebtedness permitted to be incurred pursuant to clauses (4), (10), (12), (13), (14), (15), (18) and (38) of Section 4.09(b); provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(4) extend only to the assets purchased with the proceeds of such Indebtedness, Disqualified Stock or Preferred Stock or that are the subject of the Financing Lease Obligation, as applicable, the proceeds and products thereof and improvement, accessions and additions and customary security deposits, contract rights and payment intangibles and other assets related thereto; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or its Affiliates, (b) Liens securing Refinancing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(13) extend only to the same assets as the assets securing the Indebtedness being refinanced, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, (c) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(14) either (i) extend only to the property or assets acquired, or (ii) after giving effect to such Lien and such Indebtedness, the Consolidated First Lien Debt Ratio would be no greater than (1) immediately prior to such incurrence or (2) 5.50 to 1.00, and (d) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(18) extend only to the assets of Subsidiaries that are not Guarantors;

(6) Liens existing on the Issue Date or pursuant to agreements in existence on the Issue Date;

(7) Liens on property or Capital Stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens (other than Liens to secure Indebtedness of the type permitted to be incurred pursuant to Section 4.09(b)(14)) are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by an Issuer or any of the Restricted Subsidiaries (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the proceeds and products thereof, accessions and additions thereto and improvements thereon or replacements thereof (it being understood that individual financings provided by any lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates));

(8) Liens on property or other assets at the time an Issuer or a Restricted Subsidiary acquired such property or other assets, including any acquisition by means of a merger, consolidation or amalgamation with or into an Issuer or any of the Restricted Subsidiaries; provided, however, that such Liens (other than Liens to secure Indebtedness of the type permitted to be incurred pursuant to Section 4.09(b)(14)) are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation or amalgamation; provided, further, however, that the Liens may not extend to any other property or assets owned by an Issuer or any of the Restricted Subsidiaries (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) after-acquired property subject to a Lien securing such

Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the proceeds and products thereof, accessions and additions thereto and improvements thereon or replacements thereof (it being understood that individual financings provided by any lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates));

(9) Liens securing Obligations relating to any Indebtedness or other obligations of an Issuer or a Restricted Subsidiary owing to an Issuer or a Restricted Subsidiary permitted to be incurred in accordance with Section 4.09;

(10) Liens securing Hedging Obligations; provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Indenture;

(11) Liens in favor of issuers of letters of credit, bank guarantees or bankers’ acceptances or similar obligations issued or created for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of their respective businesses or consistent with past practice or industry norm or Liens on goods or inventory or proceeds of any Person, the purchase, shipment or storage of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of such Person;

(12) Liens arising out of any licenses, sublicenses or cross-licenses (including intellectual property) granted to others in the ordinary course of business or consistent with past practice or industry norm;

(13) Liens arising from (a) Uniform Commercial Code or Personal Property Security Act (or equivalent statute) financing statements regarding operating leases, Non-Financing Lease Obligations, consignments or other obligations not constituting Indebtedness or (b) precautionary Uniform Commercial Code (or equivalent statute) financing statements, other applicable personal property or movable property security registry financing statements or similar filings made in respect of Non-Financing Lease Obligations, operating leases, consignment arrangements or bailee arrangements entered into by an Issuer or any of the Restricted Subsidiaries;

(14) Liens in favor of an Issuer or any Restricted Subsidiary;

(15) Liens on vehicles or equipment of an Issuer or any of the Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice or industry norm;

(16) Liens on accounts receivable and related assets, incurred in connection with a Receivables Facility;

(17) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (5), (6), (7), (8), (9), (10), (14), (17), (18), (26), (29), (35), (40), (41), (43), (45) and (48) of this definition; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, customary security deposits and other assets, including (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof, accessions and additions thereto and improvements thereon or replacements thereof (it being understood that individual financings provided by any lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the Indebtedness described under clauses (5), (6), (7), (8), (9), (10), (14), (17), (18), (26), (29), (35), (40), (41), (43), (45) and (48) of this definition at the time the original Lien became a Permitted Lien under this Indenture and (ii) an amount necessary to pay any fees, expenses, underwriting discounts, defeasance costs and commissions, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(18) other Liens securing Indebtedness which Indebtedness, taken together with Indebtedness secured by Liens pursuant to clause (17) of this definition in respect of a refinancing of Indebtedness previously secured under this clause (18) does not exceed, except as contemplated by Section 4.09(b)(13) at the time of incurrence the greater of (a) $115,000,000 and (b) 0.40 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period; provided that, if such Liens are consensual Liens that are secured by the Collateral, then the Issuers will have the holders of the Indebtedness or other obligations secured thereby (or a representative, agent or trustee on their behalf) enter into the Equal Priority Intercreditor Agreement, a Junior Priority Intercreditor Agreement or another Customary Intercreditor Agreement, as applicable, providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Issuers, either equal in priority (but without regard to the control of remedies) with, or junior in priority to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Secured Notes Obligations, but in any event shall not be required to enter into an intercreditor agreement if such Liens are on Collateral consisting solely of cash and Cash Equivalents;

(19) Liens on deposits made or other security provided in the ordinary course of business or consistent with past practice or industry norm to secure liability to insurance carriers;

(20) Liens arising from or securing judgments, attachments, decrees or awards for the payment of money in circumstances not constituting an Event of Default under Section 6.01(a)(5);

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods or to secure the performance of leases of real property;

(22) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice or industry norm and (c) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens deemed to exist in connection with Investments in repurchase agreements or reverse repurchase agreements permitted under Section 4.07 or the definition of “Permitted Investments”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or reverse repurchase agreement;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes;

(25) Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (b) relating to pooled deposit, automatic clearing house or sweep accounts of an Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice or industry norm of the Issuers and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of an Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry norm;

(26) Liens securing Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(1) and any Refinancing Indebtedness thereof incurred pursuant to Section 4.09(b)(13);

(27) Liens securing Obligations owed by an Issuer or any Restricted Subsidiary to any lender, agent or arranger under the Credit Facilities or any Affiliate of such a lender, agent or arranger in respect of any Hedging Obligations or Bank Products;

(28) (a) Liens on Capital Stock in joint ventures or similar arrangements securing obligations of such joint ventures or similar arrangements or pursuant to any joint venture or similar agreement and (b) to the extent constituting Liens, transfer restrictions, purchase options, rights of first refusal, tag or drag, put or call or similar rights of minority holders or joint venture partners, in each case under partnership, limited liability company, joint venture or similar organizational documents;

(29) Liens (a) solely on any earnest money deposits of cash or Cash Equivalents made by an Issuer or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof and (b) consisting of an agreement to dispose of any property in a transaction permitted under Section 4.10;

(30) Liens on Capital Stock of an Unrestricted Subsidiary;

(31) (a) Liens arising out of conditional sale, title retention (including any security or quasi-security arising under any retention of title, extended retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods or, in the case of an extended retention of title arrangement, receivables resulting from the sale of such goods supplied to an Issuer or any of the Restricted Subsidiaries in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by an Issuer or any of the Restricted Subsidiaries), consignment or similar arrangements for the sale or purchase of goods or property and bailee arrangements entered into by an Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry norm and (b) Liens arising by operation of Applicable Law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Applicable Law) in favor of a seller or buyer of goods;

(32) ground leases or subleases, licenses or sublicenses in respect of real property on which locations and/or facilities owned or leased by an Issuer or any of the Restricted Subsidiaries are located;

(33) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34) the reservations, limitations, provisos and conditions expressed in any original grant from any governmental authority or other grant of real or immoveable property or interests therein;

(35) any (a) Lien or interest or title of a lessor, sublessor or licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Indenture (other than in respect of a Financing Lease Obligation) or arising by virtue of being granted a license or lease permitted by this Indenture, (b) landlord Liens permitted by the terms of any lease, (c) Lien or restriction that the interest or title of any such lessor, sublessor, licensor or a sublicensor may be subject (including ground lease) or (d) subordination of the interest of the lessee, sublessee, licensee or sublicensee under such lease or license to any restriction or encumbrance referred to in the preceding clause (c);

(36) Liens with respect to property or assets of any non-Guarantor Subsidiaries securing Indebtedness of such Subsidiaries that was not prohibited by this Indenture to be incurred;

(37) any zoning, building or similar law or right reserved to, or vested in, any governmental authority to control or regulate the use of any real property or any structure thereon that does not and would not reasonably be expected to have a material adverse effect on the Issuers or the Restricted Subsidiaries, as a whole;

(38) servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with governmental authorities pertaining to the use or development of any of the real property of an Issuer or any Restricted Subsidiary, including, without limitation, any obligations to deliver letters of credit and other security as required; provided that the same do not and would not reasonably be expected to have a material adverse effect on the Issuers or the Restricted Subsidiaries, as a whole;

(39) Liens (a) on advances of cash or Cash Equivalents in favor of (i) the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof) or (ii) the buyer of any property to be disposed of to secure obligations in respect of indemnification, termination fee or similar seller obligations, and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a disposition, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(40) agreements to subordinate any interest of an Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by an Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with past practice or industry norm;

(41) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown under Canadian law and any statutory exceptions to title under Canadian law;

(42) Liens securing obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services;

(43) Liens securing the Notes (other than any Additional Notes) and related Guarantees;

(44) Liens on property subject to Sale and Lease-Back Transactions permitted by this Indenture, security deposits, related contract rights and payment intangibles related thereto;

(45) Liens on (a) cash and Cash Equivalents in connection with the defeasance, satisfaction, discharge or redemption of Indebtedness; provided that such defeasance, satisfaction, discharge or redemption is not prohibited by this Indenture and (b) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of an Issuer or any Restricted Subsidiary, or under any indenture to defease or to satisfy, discharge or redeem Indebtedness;

(46) Liens given to a public utility or any municipality or governmental authority when required by such utility or other authority in connection with the ordinary conduct of the business of an Issuer or any Restricted Subsidiary or consistent with past practice or industry norm;

(47) (a) leases, licenses, subleases or sublicenses (including of intellectual property) granted to others in the ordinary course of business or consistent with past practice or industry norm that do not and could not reasonably be expected to have a material adverse effect on the Issuers or the Restricted Subsidiaries, as a whole, or (b) the right reserved or vested in any Person (including any governmental authority) by the terms of any lease, license, franchise, grant or permit held by an Issuer or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(48) Liens securing any Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 4.09; provided, however, that, at the time of incurrence of such Indebtedness secured under this clause (48) and after giving pro forma effect thereto, the Consolidated First Lien Debt Ratio would be no greater than either (i) 5.50 to 1.00 or (ii) if incurred in connection with an Acquisition or similar Investment, the Consolidated First Lien Debt Ratio immediately prior to such Acquisition or similar Investment;

(49) Liens arising from or securing judgments, awards, attachments or decrees for the payment of money in circumstances not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(50) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of such Liens are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(51) Liens consisting of royalties payable with respect to any asset, right or property of the Company or its Subsidiaries;

(52) statutory Liens incurred or pledges or deposits made in favor of a governmental authority to secure the performance of obligations of the Company or any of its Subsidiaries under environmental laws to which the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries is subject, in each case incurred or made in the ordinary course of business or consistent with past practice or industry norm;

(53) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with past practice or industry norm;

(54) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice or industry norm;

(55) Liens securing commercial letters of credit permitted pursuant to Section 4.09(b)(5);

(56) with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by Applicable Law or legal requirements;

(57) Liens on escrowed proceeds from the incurrence of any Indebtedness for the benefit of the related holders of such Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(58) Liens arising by virtue of any statutory or common law provision or from contractual provisions (such as banks’ general terms and conditions) relating to banker’s liens, documentary letters of credit, rights of set-off or similar rights and remedies;

(59) all rights of expropriation, access or use or other similar right conferred by or reserved by any federal, state or municipal governmental authority;

(60) the right reserved to, or vested in, any governmental authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of an Issuer or any Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(61) Liens securing rental payments under agreements for Financing Lease Obligations, which Financing Lease Obligations are permitted to be so secured;

(62) Liens arising from Cash Equivalents described in clause (5) of the definition of the term “Cash Equivalents”;

(63) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business or consistent with past practice or industry norm;

(64) customary Liens in favor of credit card companies pursuant to agreements therewith;

(65) in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(66) Liens in respect of any accounts or funds, or any portion thereof, received by the Company or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Company or one or more of its Subsidiaries to collect and remit those funds to such third parties;

(67) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (5) of the definition thereof;

(68) Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Company or any of its Restricted Subsidiaries for such amounts in the ordinary course of business;

(69) Liens in respect of Indebtedness secured by mortgages on the corporate headquarters of the Company and its Subsidiaries;

(70) Liens granted pursuant to a security agreement between an Issuer or any Restricted Subsidiary and a licensee of intellectual property to secure the damages, if any, of such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to such Issuer or such Restricted Subsidiary;

(71) utility and similar deposits in the ordinary course of business or consistent with past practice or industry norm; and

(72) Liens arising in connection with the rights of dissenting equityholders pursuant to Applicable Law in respect of any merger, consolidation, amalgamation or other acquisition in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), including Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(25).

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing costs, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

“Permitted Sale and Lease-Back Transaction” means any Sale and Lease-Back Transaction that the Issuers elect, on or prior to the date of closing thereof, to treat as an “Asset Sale.”

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any insolvency or liquidation proceeding, whether or not allowed or allowable as a claim in any such insolvency or liquidation proceeding.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligations” has the meaning set forth in the definition of “Contingent Obligations.”

“primary obligor” has the meaning set forth in the definition of “Contingent Obligations.”

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Consolidated EBITDA” means, with respect to any period, the Consolidated EBITDA of the Issuers and the Restricted Subsidiaries for such period with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.07.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, as applicable to companies with equity or debt securities held by the public, national securities exchange rules applicable to companies with equity or debt securities listed on such exchange, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that is not Disqualified Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to an Issuer or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which an Issuer or any of the Restricted Subsidiaries sells its accounts receivable to either (1) a Person that is not a Restricted Subsidiary or (2) a Restricted Subsidiary or Receivables Subsidiary that in turn funds such purchase by selling its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, contribute, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Agreements entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Receivables Facility to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Receivables Facility with the Company in which the Company or any Subsidiary of the Company or a direct or indirect parent of the Company makes an Investment and to which the Company or any Subsidiary of the Company or a direct or indirect parent of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries or a direct or indirect parent of the Company and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of the Company or any direct or indirect parent of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Record Date” for the interest, if any, payable on any applicable Interest Payment Date means May 1 or November 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinancing” means the “credit refinancing transactions” as defined in the Offering Memorandum.

“Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $500,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by an Issuer or a Restricted Subsidiary in exchange for assets transferred by an Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall have direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary of the Company; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retained Asset Sale Proceeds” means the Net Proceeds in respect of any Asset Sale not required to be applied to make a prepayment or to be reinvested under Section 4.10.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Run Rate Benefits” has the meaning set forth in clause (h) of the definition of “Consolidated EBITDA.”

“Run Rate Initiative” has the meaning set forth in clause (h) of the definition of “Consolidated EBITDA.”

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by an Issuer or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by such Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (1) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (2) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (3) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (4) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of an Issuer or any of the Restricted Subsidiaries secured by a Lien.

“Secured Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents relating to the Notes.

“Secured Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Notes Pledge and Security Agreement, dated as of the Issue Date, among the Issuers, the Guarantors and the Notes Collateral Agent, as amended, restated, renewed, replaced or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, other security agreements relating to the Collateral securing the Secured Notes Obligations and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral securing the Secured Notes Obligations (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states), each for the benefit of the Notes Collateral Agent, as amended, restated, renewed, replaced or otherwise modified from time to time.

“Senior Credit Agreement” means the Credit Facilities under the amended and restated credit agreement, dated as of the Issue Date, by and among the Company, the lenders party thereto in their capacities as lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents and other parties thereto, including, in each case, any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, exchanges or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, renew, defense, exchange or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, exchange or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09).

“Senior Credit Agreement Collateral Agent” means the collateral agent for the lenders and other secured parties under the Senior Credit Agreement, together with its successors and permitted assigns under the Senior Credit Agreement.

“Senior Credit Agreement Obligations” means the “Obligations” as defined in the Senior Credit Agreement.

“Senior Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Senior Credit Agreement.

“Senior Indebtedness” means:

(1) all Indebtedness of an Issuer or any Guarantor outstanding under the Senior Credit Agreement (or any guarantee thereof), the Notes or the Guarantees (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of an Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest, fees, or expenses is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of an Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Bank Lender or any of its Affiliates (or any Person that was a Bank Lender or an Affiliate of such Bank Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of an Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Company or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Series” shall have the meaning assigned to such term in the Equal Priority Intercreditor Agreement.

“Shared Collateral” shall have the meaning assigned to such term in the Equal Priority Intercreditor Agreement.

“Short Derivative Instrument” means a Derivative Instrument (1) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (2) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business, services or activities conducted or proposed to be conducted by the Issuers and the Restricted Subsidiaries on the Issue Date or any business, services or activities that are similar, reasonably related, incidental or ancillary thereto.

“Special Purpose Subsidiary” means any not-for-profit Subsidiary, captive insurance company or a subsidiary formed for a specific bona fide purpose not including substantive business operations, in each case, designated as a “Special Purpose Subsidiary” by the Company from time to time in an Officer’s Certificate.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Facility including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subject Transaction” means, with respect to any Applicable Measurement Period, (1) the Refinancing, (2) any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or the Capital Stock of any Person (and, in any event, including any Investment in (a) any Restricted Subsidiary the effect of which is to increase an Issuer’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing the Company’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Indenture, (3) any Asset Sale, disposition or disposition of all or substantially all of the assets or Capital Stock of any Subsidiary (or any facility, business unit, line of business, product line or division of an Issuer or a Restricted Subsidiary) not prohibited by this Indenture, (4) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Indenture, (5) any incurrence or prepayment, repayment, redemption, repurchase, defeasance, satisfaction and discharge or refinancing of Indebtedness, (6) the implementation of any Run Rate Initiative, (7) any Tax Restructuring, the issuance of any Equity Interests or (8) any other event that by the terms of this Indenture requires pro forma compliance with a test or covenant or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Indebtedness” means, with respect to the Notes and the Guarantees,

(1) any Indebtedness of an Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless the context requires otherwise, a Subsidiary refers to a Subsidiary of the Company.

“Swap Termination Value” means, in respect of any one or more hedging agreements, after taking into account the effect of any legally enforceable netting agreement relating to such hedging agreements, (1) for any date on or after the date such hedging agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date prior to the date referenced in clause (1), the amount(s) determined as the mark-to-market value(s) for such hedging agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such hedging agreements.

“Tax Receivables Agreement” means that certain Tax Receivable Agreement, dated as of October 28, 2019, among Baldwin, the Company and the persons named therein, as amended, restated, supplemented or otherwise modified in good faith from time to time.

“Tax Restructuring” means any reorganizations and other transactions entered into among the Company (or any Parent Entity thereof) and/or its Restricted Subsidiaries for tax planning (as determined by the Company in good faith) entered into after the Issue Date so long as such reorganizations and other transactions do not impair the value of the Guarantees, taken as a whole, in any material respect.

“Treasury Rate” means, as of any date of notice of redemption, the yield to maturity as of the date of such notice of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the date of such notice (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable Redemption Date to May 15, 2027; provided, however, that if the period from the applicable Redemption Date to May 15, 2027 is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as the “Trustee” in the recitals of this Indenture (including any successor) until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuers may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary, but not including the Co-Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, an Issuer or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) such designation complies with Section 4.07; and

(2) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of an Issuer or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary).

The Issuers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing and all Indebtedness of such Unrestricted Subsidiary could be incurred by a Restricted Subsidiary pursuant to Section 4.09 and all Liens encumbering the Capital Stock of such Unrestricted Subsidiary owned by an Issuer or any Restricted Subsidiary would be Permitted Liens or the provisions of Section 4.12 shall otherwise be complied with; provided, further, that no Restricted Subsidiary that owns, or holds exclusive licenses or rights to, any Material Intellectual Property, may be designated as an Unrestricted Subsidiary.

Any such designation by the Issuers shall be notified by the Issuers to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board by the members of such Board which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years (calculated to the nearest onetwelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares and shares issued to other Persons to the extent required by Applicable Law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Advance Offer”	4.10(d)
“Advance Portion”	4.10(d)
“Affiliate Transaction”	4.11(a)
“Applicable Premium Deficit”	8.04(a)
“Applicable Proceeds”	4.10(b)
“Asset Sale Offer”	4.10(d)
“Authentication Order”	2.02
“CERCLA”	11.08(q)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16(a)
“Directing Holder”	6.15(a)
“Elected Amount”	1.07(n)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(d)
“Excess Proceeds Payment Amount”	4.10(d)
“Excess Proceeds Threshold”	4.10(d)
“Exchange Rate”	1.07(m)
“Fixed Amounts”	1.07(i)
“General Restricted Debt Payment Basket”	4.07(b)(30)
“incur” and “incurrence”	4.09(a)
“Incurrence-Based Amounts”	1.07(i)
“Initial Default”	6.01(c)
“Initial Lien”	4.12
“LCT Election”	1.06
“LCT Test Date”	1.06
“Legal Defeasance”	8.02
“Note Register”	2.03
“Noteholder Direction”	6.15(a)
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Paying Agent”	2.03
“Position Representation”	6.15(a)
“Purchase Date”	3.09(b)
“Redemption Date”	3.07(a)
“refinance,” “refinances,” “refinanced” and “refinancing”	4.09(b)(13)
“Refinancing Indebtedness”	4.09(b)(13)
“Refunding Capital Stock”	4.07(b)(2)(a)
“Registrar”	2.03
“Restricted Debt Payments”	4.07(a)(III)
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(b)
“Second Change of Control Payment Date”	4.14(e)

Term	Defined in Section
“Security Document Order”	11.08(r)
“specified transaction”	1.07(m)
“Successor Company”	5.01(a)(1)
“Successor Person”	5.01(d)(1)(A)
“Suspended Covenants”	4.16(a)
“Suspension Period”	4.16(c)
“Tax Group”	4.07(b)(14)(b)
“Testing Party”	1.06
“Treasury Capital Stock”	4.07(b)(2)(a)
“Verification Covenant”	6.15(a)

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. Except for provisions of the Trust Indenture Act specifically incorporated by reference in this Indenture, the Trust Indenture Act shall not apply to this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture; and

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuers may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including the Depositary, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is a Holder of a Global Note, including the Depositary, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 1.06 Limited Condition Transactions.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision of this Indenture that requires the calculation of the Fixed Charge Coverage Ratio, the Consolidated Total Debt Ratio or the Consolidated First Lien Debt Ratio;

(b) determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(c) testing availability under baskets, ratios or financial metrics under this Indenture (including those measured as a percentage of Consolidated EBITDA, Pro Forma Consolidated EBITDA, Fixed Charges or Consolidated Total Assets or by reference to Section 4.07(a)(3), in each case, at the option of the Company, any of its Restricted Subsidiaries, a Parent Entity, or any successor entity of any of the foregoing (including a third party) (the “Testing Party,” and the election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements, letter of intent, submission of notice or the making of a definitive declaration, as applicable, with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted under this Indenture, shall be deemed to be (i) in the case of any Acquisition or other Investment (including by way of merger, amalgamation or consolidation), any disposition or any assumption or incurrence of Indebtedness or issuance of Capital Stock, or any transaction relating thereto, the date (or on the basis of the financial statements for the most recently ended reference period) of entry into the definitive agreements (or, if applicable, a binding offer or launch of a “certain funds” tender offer), for, or the date of any declaration is provided or made with respect to, or determination to enter into such Limited Condi-

tion Transaction (ii) in the case of any prepayment, redemption, repurchase, defeasance, acquisition or other payment or refinancing of Indebtedness or Capital Stock, the date that the notice, which may be conditional, of such repayment, redemption, repurchase, defeasance, acquisition or other payment or refinancing of Indebtedness or Capital Stock is given, (iii) in the case of any other Restricted Payment, at the time (or on the basis of the financial statements for the most recently ended reference period) of the declaration of such Restricted Payment, (iv) in the case of any designation of a Subsidiary as restricted or unrestricted, the date of delivery of a certificate of an Officer of the Issuers is given with respect to such designation or redesignation, or (v) in the case of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intent to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers (the applicable date determined pursuant to clauses (i) through (v), the “LCT Test Date”) is made, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Applicable Measurement Period ending prior to the LCT Test Date, the Issuers could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or financial metric, such ratio, basket or financial metric shall be deemed to have been complied with.

For the avoidance of doubt, if the Testing Party has made an LCT Election and any of the ratios, baskets or financial metrics for which compliance was determined or tested as of the LCT Test Date are exceeded or not complied with as a result of fluctuations in any such ratio, basket or financial metrics, including due to fluctuations in Fixed Charges, Consolidated Net Income, Consolidated EBITDA or Pro Forma Consolidated EBITDA of the Company, the target company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or financial metrics will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized and (c) Fixed Charges with respect to any Indebtedness expected to be incurred in connection with such Limited Condition Transaction will, for purposes of the Fixed Charge Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by the Testing Party in good faith. If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Indenture.

Section 1.07 Certain Compliance Determinations.

(a) Notwithstanding anything to the contrary herein, but subject to the succeeding paragraphs (h) and (i) in this Section 1.07 and Section 1.06, financial ratios, calculations and tests (including measurements of baskets and other calculations calculated on the basis of Consolidated Total Assets, Consolidated EBITDA, Pro Forma Consolidated EBITDA, Fixed Charges and any Fixed Amount or Incurrence-Based Amount), including the Fixed Charge Coverage Ratio, Consolidated First Lien Debt Ratio and Consolidated Total Debt Ratio, shall be calculated in the manner prescribed by this Section 1.07. In addition, whenever a financial ratio, calculation or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to an “Applicable Measurement Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Applicable Measurement Period for which internal financial statements of the Company and its Restricted Subsidiaries are available and may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Equity Interests of the Company (as determined in good faith by the Board or senior management of the Company (or any Parent Entity)).

(b) For purposes of calculating any financial ratio, calculation or test that is to be calculated on a pro forma basis (including measurements of baskets and other calculations on the basis of Consolidated Total Assets, Pro Forma Consolidated EBITDA or Fixed Charges and any Fixed Amount or Incurrence-Based Amount), the Refinancing or any other Subject Transaction (with any incurrence or refinancing of any Indebtedness in connection therewith to be subject to paragraph (d) of this section) that has been made (i) during the Applicable Measurement Period or (ii) subsequent to such Applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Subject Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to the Refinancing or any other Subject Transactions) had occurred on the first day of the Applicable Measurement Period (or, in the case of Consolidated Total Assets or “unrestricted” cash and cash equivalents, on the last day of the Applicable Measurement Period). If, since the beginning of any Applicable Measurement Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into an Issuer or any Restricted Subsidiary since the beginning of such Applicable Measurement Period shall have made any Subject Transaction that would have required adjustment pursuant to this section, then such financial ratio, calculation or test (including measurements of baskets and other calculations on the basis of Consolidated Total Assets, Consolidated EBITDA or Fixed Charges and any Fixed Amount or Incurrence-Based Amount) shall be calculated to give pro forma effect thereto in accordance with this section.

(c) Whenever pro forma effect or a determination of pro forma compliance is to be given to a Subject Transaction, the pro forma calculations shall be made in good faith by an Officer of the Company and may include, for the avoidance of doubt, the amount of Run Rate Benefits related to Run Rate Initiatives projected by the Company in good faith to result from or relating to any Subject Transaction that is being given pro forma effect or for which a determination of pro forma compliance is being made that have been realized or are expected to be realized and for which the actions necessary to realize such Run Rate Benefits have been taken or initiated, have been committed to be taken or initiated, with respect to which substantial steps have been taken or initiated or which are expected to be taken or initiated (in the good faith determination of the Company) (calculated on a pro forma basis as though such Run Rate Benefits had been realized on the first day of such period and as if such Run Rate Benefits were realized during the entirety of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken or initiated, any action committed to be taken or initiated, any action with respect to which substantial steps have been taken or initiated or any action that is expected to be taken or initiated net of the amount of actual benefits realized during such period from such actions, and any such Run Rate Benefits shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Applicable Measurement Period in which the effects thereof are expected to be realized) relating to such Subject Transaction, and any such Run Rate Benefits included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Applicable Measurement Periods in which the effects thereof are expected to be realizable; provided that (A) such Run Rate Benefits are reasonably identifiable in the good faith judgment of the Company, (B) such actions are taken or initiated, such actions are committed to be taken or initiated, substantial steps with respect to such action have been taken or initiated or such actions are expected to be taken or initiated no later than 24 months after the date of consummation of the Refinancing or such Subject Transaction or the date of initiation of any Subject Transaction and (C) no Run Rate Benefits shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(d) In the event that an Issuer or any Restricted Subsidiary incurs (including by assumption or guarantee) or refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness, in each case included in the calculations of any financial ratio or test, (i) during the Applicable Measurement Period or (ii) subsequent to the end of the Applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test that is to be calculated on a pro forma basis shall be calculated giving pro forma effect to such incurrence or refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the Applicable Measurement Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence or refinancing of Indebtedness will be given effect, as if the same had occurred on the first day of the Applicable Measurement Period).

(e) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging agreements applicable to such Indebtedness). To the extent interest expense generated by Hedging Obligations that have been terminated is included in Consolidated Interest Expense prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is being made, Consolidated Interest Expense shall be adjusted to exclude such expense. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Officer of the Company to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the applicable Issuer or applicable Restricted Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the date of the event for which the calculation of the Fixed Charge Coverage Ratio is being made, except as set forth in paragraph (d) above.

(f) For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board or senior management of such Person.

(g) Any such pro forma calculation may include, without limitation, (i) all adjustments of the type described in the definition of “Consolidated EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such Applicable Measurement Period, and (ii) adjustments calculated in accordance with Regulation S-X under the Securities Act.

(h) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement (including, without limitation, Consolidated Total Debt Ratio, Consolidated First Lien Debt Ratio, Fixed Charge Coverage Ratio, Fixed Charges, Consolidated Total Assets, Consolidated EBITDA, Pro Forma Consolidated EBITDA and unrestricted cash), such Fixed Amounts, Incurrence Based Amounts or financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.06), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(i) Notwithstanding anything in this Indenture to the contrary, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture (including any covenant and including amounts incurred pursuant to Section 4.09(b)(1)(b) that does not require compliance with a financial ratio or test (including Consolidated First Lien Debt Ratio, Consolidated Total Debt Ratio and/or Fixed Charge Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently, simultaneously or contemporaneously with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or test (including, without limitation, Consolidated First Lien Debt Ratio, Consolidated Total Debt Ratio and/or Fixed Charge Coverage Ratio and including amounts incurred pursuant to Section 4.09(b)(1)(c) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(j) [Reserved].

(k) Notwithstanding anything in this Indenture to the contrary, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Indenture that was calculated or determined in good faith by an Officer of the Company based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Indenture at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Indenture.

(l) For purposes of determining compliance at any time with the covenants under Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, and the definitions of “Permitted Investments” and “Permitted Liens,” in the event that any Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to Section 4.09(a) or any clause of Section 4.09(b) (provided that all Indebtedness represented by term loans outstanding under the Senior Credit Agreement (after giving effect to the Refinancing) on the Issue Date will be treated as incurred on the Issue Date under clause (1) of Section 4.09(b); provided that the foregoing will not be deemed to limit the classification or reclassification of amounts incurred between or among subclauses (a), (b) or (c) of such clause (1)), any clause of the definition of “Permitted Liens,” clause (3) of Section 4.07(a) or any clause of Section 4.07(b), any clause of Section 4.08(b), any clause of the definition of “Permitted Investment,” any clause of the definition of “Asset Sale” and any dispositions constituting exceptions thereto and any clause under Section 4.11, the Issuers, in their sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that the reclassification described in this sentence shall be deemed to have occurred automatically with respect to any such transaction or item incurred or made pursuant to a Fixed Amount that later would be permitted on a pro forma basis to be incurred or made pursuant to an Incurrence-Based Amount. It is understood and agreed that any Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition and/or Affiliate Transaction need not be permitted solely by reference to one category of permitted Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition and/or Affiliate Transaction under such sections, respectively, but may instead be permitted in part under any combination thereof.

(m) For purposes of any determination under this Indenture (other than the calculation of compliance with any financial ratio for purposes of taking any action under this Indenture) with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Asset Sale, Sale and Lease-Back Transaction, Affiliate Transaction or other transaction, event or circumstance, or any determination under any other provision of this Indenture (any of the foregoing, a “specified transaction”) requiring the use of a current exchange rate, (i) the equivalent amount in U.S. dollars of a specified transaction in a currency other than U.S. dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be determined by the Company in good faith) for such foreign currency (the “Exchange Rate”), as in effect at 11:00 a.m. (London time) on the date of such determination (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than U.S. dollars, and the relevant refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of the refinanced Indebtedness, except by an amount equal to (x) unpaid accrued interest and premiums (including premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing unutilized commitments and letters of credit undrawn thereunder and (z) additional amounts permitted to be incurred under the covenant described under Section 4.09 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the Exchange Rate occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action under this Indenture, on any relevant date of determination, amounts denominated in currencies other than U.S. dollars shall be translated into U.S. dollars at the applicable Exchange Rate used in preparing the financial statements delivered pursuant to the covenant described under Section 4.03 (or, prior to the first such delivery, the most recent internally available financial statements), as applicable, for the relevant Applicable Measurement Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any hedge agreement permitted under this Indenture in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. dollar equivalent amount of such Indebtedness.

(n) For purposes of the calculation of the Consolidated First Lien Debt Ratio, Consolidated Total Debt Ratio and Fixed Charge Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a), such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any Indebtedness which is to be incurred (or any commitment in respect thereof) or secured by such Lien (whether by the Company, its Restricted Subsidiaries or any third party), as the case may be, as being incurred or secured, as the case may be, as of the date of determination and (i) any subsequent incurrence of such Indebtedness under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for subsequent calculations of the Consolidated First Lien Debt Ratio, Consolidated Total Debt Ratio and Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

(o) For all purposes under this Indenture, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.08 Legal Holidays.

If any Interest Payment Date, maturity date or any earlier purchase or Redemption Date falls on a day that is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest on such payment will accrue as the result of the delay.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend and without the “Schedule of Exchanges of Interests in the Global

Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be speci- fied in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall pro- vide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of out- standing Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depos- itary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authen- ticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regu- lation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby ex- pressly made, a part of this Indenture and the Issuers, the Guarantors, the Trustee and the Notes Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provi- sions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuers pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 4.09.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Oper- ating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Issuers by manual or facsim- ile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and deliv- ered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an order from the Issuers signed by one Officer of each Issuer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addi- tion, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenti- cate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticat- ing agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03 Registrar and Paying Agent.

The Issuers shall maintain an office or agency where Notes may be presented for registra- tion of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Either Issuer or any of their Subsidiaries may act as Paying Agent or Registrar. The Issuers shall be responsible for making calculations called for under the Notes and this In- denture, including but not limited to determination of interest, redemption price, Applicable Premium, premium, if any, and any other amounts payable on the Notes. The Issuers will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Issu- ers will provide a schedule of their calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of an Issuer’s calculations without independent verification. The Trustee shall forward the Issuers’ calculations to any Holder of the Notes upon the writ- ten request of such Holder.

The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes. The Issuers have entered into a letter of representations with DTC in the form provided by DTC and the Trustee and each Agent are hereby authorized to act in accordance with such letter and Applicable Proce- dures.

The Issuers initially appoint the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may re- quire a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than an Issuer or a Subsidiary of the Issuers) shall have no further liability for the money. If an Issuer or a Subsidiary of the Issuers acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bank- ruptcy or reorganization proceedings relating to either Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most re- cent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, the Issuers shall furnish to the Trus- tee at least 5 Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuers shall otherwise comply with Section 312(a) of the Trust Indenture Act.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary notifies the Issuers that it (x) is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not ap- pointed by the Issuers within 90 days of such notice, (ii) there shall have occurred and be continuing an Event of Default and the Depositary shall have requested the issuance of Definitive Notes or (iii) the Issu- ers, at their option, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) of this Section 2.06(a), Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accord- ance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes is- sued subsequent to any of the preceding events in (i), (ii) or (iii) of this Section 2.06(a) and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in ac- cordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) in this Section 2.06(b), as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer re- strictions set forth in the Private Placement Legend; provided, however, that prior to the expira- tion of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unre- stricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Sec- tion 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accord- ance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be trans- ferred or exchanged and (2) instructions given in accordance with the Applicable Procedures con- taining information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) of this Section 2.06(b)(ii); provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (X) the expiration of the Restricted Period and (Y) the receipt by the Registrar of any cer- tificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note pro- poses to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, includ- ing the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note pro- poses to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or an Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and such Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the re- strictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Un- restricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Au- thentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or trans- ferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial inter- est for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in para- graph (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Ex- hibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substan- tially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Issuer or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced ac- cordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail or otherwise deliver to the Person designated in the in- structions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such benefi- cial interest shall instruct the Registrar through instructions from the Depositary and the Participant or In- direct Participant. The Trustee shall mail or otherwise deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial inter- est in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securi- ties Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Un- restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or an Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and such Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compli- ance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes deliv- ery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursu- ant to Section 2.06(h), and the Issuers shall execute and the Trustee shall, upon receipt of an Authentica- tion Order, authenticate and mail or otherwise deliver to the Person designated in the instructions a Defin- itive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such author- ized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trus- tee shall mail or otherwise deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Issuer or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifica- tions in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) of this Section 2.06(d)(i), the applicable Restricted Global Note, in the case of clause (B) of this Section 2.06(d)(i), the applicable 144A Global Note, and in the case of clause (C) of this Section 2.06(d)(i), the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unre- stricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the follow- ing:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifica- tions in item (4) thereof;

and, in each such case, if the Registrar or an Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compli- ance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and in- crease or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(A), (ii)(B) or (iii) of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted De- finitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certifi- cate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted De- finitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Defini- tive Note if Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substan- tially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted De- finitive Note, a certificate from such Holder substantially in the form of Exhibit B, in- cluding the certifications in item (4) thereof;

and, in each such case, if an Issuer or Registrar so requests, an Opinion of Counsel in form rea- sonably acceptable to such Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securi- ties Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Un- restricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provi- sions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) in this Section 2.06(g)(i), each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECU- RITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECU- RITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORD- INGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMP- TION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PRO- VIDED BY RULE 144A, REGULATION S OR ANOTHER EXEMPTION THEREUN- DER.

BY ITS ACCEPTANCE HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTI- TUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITU-TIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”)), (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED THE SECURITIES THAT IT WILL NOT WITHIN [ONE YEAR—FOR SECURITIES ISSUED PURSUANT TO RULE 144A][40 DAYS—FOR SECURITIES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH AN ISSUER OR ANY AFFILIATE OF AN ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QUALIFIED IN- STITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECU- RITIES ACT, (C) TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE SECURITIES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE, IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE OF THIS SECU- RITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION

IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRA- TION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILA- BLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGIS- TRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUESTS) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SE- CURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY PURSUANT TO SUBCLAUSES (C), (D) AND (F) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUERS SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EI- THER OF THEM MAY REASONABLY REQUIRE FOR THE ISSUERS TO CON- FIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMP- TION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

[IN THE CASE OF THE REGULATION S GLOBAL NOTE:] BY ITS AC- CEPTANCE HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN AC- CORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursu- ant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Place- ment Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE IN- DENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERA- BLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE IN- DENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUC- CESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSU- ERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EX- CEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSI- TARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR AN- OTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY

SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAY- MENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AU- THORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AU- THORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EX- CHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be re- turned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon ex- change or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(iii) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv) Neither the Issuers nor the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of mailing or electronic delivery of a notice of redemption under Section 3.03 and ending at the close of business on the day of such mailing or electronic delivery, (B) to register the transfer of or to ex- change any Note so selected for redemption or tendered (and not validly withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(v) Prior to due presentment for the registration of a transfer of any Note, the Trus- tee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vi) Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02, the Issuers shall execute, and the Trustee shall authenti- cate and mail or otherwise deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(vii) At the option of the Holder, Notes may be exchanged for other Notes of any au- thorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surren- dered for exchange, the Issuers shall execute, and the Trustee shall authenticate and mail or otherwise de- liver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is enti- tled to in accordance with the provisions of Section 2.02.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be sub- mitted by facsimile or other electronic communication.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer (of which a Responsible Officer of the Trustee has actual knowledge) of any inter- est in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express re- quirements hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuers and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a re- placement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereun- der.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding be- cause the Issuers or an Affiliate of the Issuers (including any Guarantor) holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trus- tee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the UCC).

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have con- curred in any direction, waiver or consent, Notes owned by the Issuers, or by any Affiliate of the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsi- ble Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuers or any obligor upon the Notes or any Affiliate of the Issuers or of such other obligor.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers con- sider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without un- reasonable delay, the Issuers shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Inden- ture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replace- ment or cancellation and shall dispose of such cancelled Notes in accordance with its customary proce- dures (subject to the record retention requirement of the Exchange Act). Upon written request, certifica- tion of the cancellation of all cancelled Notes shall be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuers shall notify the Trustee in writing of the amount of defaulted in- terest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuers shall fix or cause to be fixed each such special record date and payment date; provided that no such spe- cial record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuers shall promptly notify the Trustee of such special record date. At least 15 days before the spe- cial record date, the Issuers (or, upon the written request of the Issuers given at least three (3) Business Days before such notice is to be sent (or such shorter period as shall be acceptable to the Trustee), the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed (first-class postage prepaid) or deliver electronically, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 CUSIP Numbers.

The Issuers in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification num- bers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers.

Section 2.14 Global Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to Section 3.07, they shall furnish to the Trustee, at least three (3) Business Days (or such shorter time period as the Trustee may agree) before no- tice of redemption is required to be mailed, caused to be mailed or delivered electronically to Holders pur- suant to Section 3.03 but not more than 60 days before a Redemption Date (except a redemption in con- nection with Article 8 or Article 11), an Officer’s Certificate setting forth (i) the paragraph or subpara- graph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed, (iv) the redemption price and

(v) a request that the Trustee give such notice.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If the Issuers are redeeming less than all of the Notes or if the Issuers are repurchasing less than all of the Notes tendered for purchase, and the Notes are Global Notes, the Notes to be redeemed or repurchased will be selected by the Depositary in accordance with its applicable procedures. If the Notes to be redeemed or repurchased are not Global Notes then held by the Depositary, the Trustee will select the Notes to be redeemed or repurchased (i) if the Notes are listed on any national securities ex- change and the Trustee has been notified by the Issuers of such listing, in compliance with the require- ments of the principal national securities exchange on which the Notes are listed, (ii) on a pro rata basis, or (iii) by lot or such other similar method the Trustee deems to be fair and appropriate.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemp- tion or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in minimum amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be re- deemed or repurchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be re- deemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that ap- ply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption or Purchase.

Subject to Section 3.09, notices of redemption or purchase shall be delivered electroni- cally or mailed by first-class mail, postage prepaid, at least 10 days but not more than 60 days before the Redemption Date or date of purchase, as applicable, to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary (with a copy to the Trustee), except that redemption notices and notices of purchase may be mailed or delivered electronically more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 12 or if such re- demption is conditioned upon the occurrence of any event or transaction, if such event or transaction has not yet occurred.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to col- lect the redemption price;

(f) whether such redemption is conditioned on the happening of a future event;

(g) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(h) the paragraph or subparagraph of the Notes and/or Section of this Indenture pur- suant to which the Notes called for redemption are being redeemed;

(i) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(j) any condition to such redemption.

Notes called for redemption become due on the date fixed for redemption unless such re- demption is conditioned on the happening of a future event. At the Issuers’ written request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided that the Issuers shall have delivered to the Trustee, at least three (3) Business Days (or such shorter period as the Trustee may agree) before notice of redemption is required to be mailed, caused to be mailed or delivered elec- tronically to Holders pursuant to this Section 3.03, an Officer’s Certificate requesting that the Trustee give such notice together with the notice to be given setting forth the information to be stated in such no- tice as provided in the preceding paragraph in the form of such notice.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is delivered or mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable at the redemption price on the Redemption Date, unless such redemption is conditioned on the happening of a future event. The notice, if delivered or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronic delivery or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemp- tion.

Section 3.05 Deposit of Redemption or Purchase Price.

Prior to 11:00 a.m. (New York City time) on the redemption or purchase date, the Issuers shall deposit with the Trustee or with the Paying Agent (if other than the Trustee) money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or pur- chased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money de- posited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or pur- chased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the re- demption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for re- demption or purchase because of the failure of the Issuers to comply with the preceding paragraph, inter- est shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such un- paid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers shall issue and the Trustee shall authenticate (or transfer by book-entry transfer) for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note sur- rendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authenti- cation Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenti- cate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to May 15, 2027, the Issuers may redeem all or a part of the Notes, upon notice as described under Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding the date of redemption (any applicable date of redemption, the “Redemption Date”), subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date. Calculation of the Applica- ble Premium will be made by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

(b) On and after May 15, 2027, the Issuers may redeem the Notes, in whole or in part, upon notice as described under Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Percentage
2027	103.563%
2028	101.781%
2029 and thereafter	100.000%

(c) In addition, until May 15, 2027, the Issuers may, at their option, upon notice as described under Section 3.03, on one or more occasions, redeem up to 40% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture at a redemption price equal to 107.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Re- demption Date, with an amount equal to or less than the net cash proceeds from one or more Equity Of- ferings to the extent such net cash proceeds are received by or contributed to the Company; provided that (a) at least 50% of the sum of the aggregate principal amount of Notes originally issued under this Inden- ture on the Issue Date remains outstanding immediately after the occurrence of each such redemption (un- less all outstanding Notes are redeemed or repurchased or are to be redeemed or repurchased substantially concurrently) and (b) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d) In addition, at any time and from time to time prior to May 15, 2027, the Issuers may at their option redeem during each 12-month period commencing with the Issue Date (provided that such period commencing on the Issue Date shall end on May 15, 2025) up to 10.0% of the aggregate prin- cipal amount of the Notes issued under this Indenture, including any Additional Notes, upon notice in the manner described under Section 3.03 at a redemption price equal to 103.000% of the aggregate principal amount of the Notes redeemed, and accrued and unpaid interest thereon, if any, to, but excluding the Re- demption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date.

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuers, or any third party making such tender offer in lieu of the Issuers, purchase all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Issuers) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date or purchase date.

(f) Notice of any redemption or purchase of the Notes may, at the Issuers’ discre- tion, be subject to one or more conditions precedent. If such redemption or purchase is subject to satisfac- tion of one or more conditions precedent, such notice shall describe each such condition, and if applica- ble, shall state that, in the Issuers’ discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date or the purchase date, or by the Redemption Date or purchase date as so delayed, or such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. In addition, the Issuers may provide in such notice that payment of the redemption or purchase price and performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another Person. In no event shall the Trustee be responsible for monitoring, determining, verifying or charged with knowledge of, the maximum aggregate amount of the Notes eligible under this Indenture to be redeemed.

(g) The Issuers may redeem the Notes under the circumstances and in accordance with Section 4.14(e).

(h) Except as set forth in this Section 3.07, the Issuers are not entitled to redeem the Notes at their option.

(i) Any redemption pursuant to this Section 3.07 shall be made pursuant to the pro- visions of Sections 3.01 through 3.06.

Section 3.08 Mandatory Redemption.

The Issuers will not be required to make any mandatory redemption or sinking fund pay- ments with respect to the Notes. However, the Issuers may be required to offer to purchase Notes pursu- ant to Sections 4.10 or 4.14. The Issuers and their Affiliates may, at their discretion, at any time and from time to time acquire Notes in the open market, by tender offer, negotiated transactions or otherwise.

Section 3.09 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuers shall be required to com- mence an Asset Sale Offer, they shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days follow- ing its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three (3) Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Equal Priority Obligations (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Equal Priority Obligations tendered in response to the As- set Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest pay- ments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related In- terest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuers shall send, by first- class mail or electronic delivery, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Equal Priority Ob- ligations. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Sec- tion 4.10 and the length of time the Asset Sale Offer shall remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrue inter-

est;

(4) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum amounts of $1,000 or whole multiples of $1,000 in excess thereof only;

(6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Pur-

chase” attached to the Note completed, or transfer by book-entry transfer, to the Issuers, the De- positary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least 3 days before the Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuers, the Deposi- tary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or other electronic communication or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and Equal Priority Obligations surrendered by the holders thereof exceeds the Offer Amount, the Issuers shall select the Notes and such Equal Priority Obligations to be purchased on a pro rata basis based on principal amount or accreted value of the Notes or such Equal Priority Obligations tendered (with such ad- justments as necessary so that no Notes or Equal Priority Obligations, as the case may be, shall be repurchased in part in an unauthorized denomination); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; provided that new Notes shall only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(e) On or before the Purchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted to- gether with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or de- livered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pur- suant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or Paying Agent (if other than the Trustee), if other than the Issuers or a Subsidiary, holds as of 11:00 a.m., New York City time, on the due date money de- posited by the Issuers in immediately available funds and designated for and sufficient to pay all princi- pal, premium, if any, and interest then due.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the loca- tion of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Issuers for the purpose of service of legal process on the Issuers or any Guarantor.

Section 4.03 Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuers will furnish to the Holders (with a copy to the Trustee):

(1) (A) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of the Com- pany, if the Company were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (B) with respect to the annual and quarterly information, a presentation of “Adjusted EBITDA” of the Company substantially con- sistent with the presentation thereof in the Offering Memorandum and derived from such finan- cial information, and (C) with respect to the annual financial statements only, a report on the an- nual financial statements by the Company’s independent registered public accounting firm; and

(2) promptly after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be con- tained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K promulgated by the SEC) as in effect on the Issue Date if the Com- pany were required to file such reports; provided, however, that no such current report will be re- quired to include as an exhibit, or to include a summary of the terms of, any employment or com- pensatory arrangement agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director, manager or executive officer of the Company (or any of its Sub- sidiaries);

provided, however, that (i) in no event shall such reports be required to comply with Rule 13-01 or 13-02 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Issuers, the Guarantors or other Subsidiaries the shares of which are pledged to secure the Notes or any Guarantee that would be required under Rule 3-09, 13-01 or 13-02 of Regulation S-X, respectively, promulgated by the SEC, (ii) in no event shall such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (iii) no such reports referenced under clause (2) above shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of the Company and its Restricted Subsid- iaries, taken as a whole, (iv) in no event shall such reports be required to include any information that is not otherwise similar to information included in the Offering Memorandum, other than with respect to reports provided under clause (2) above and (v) in no event shall reports referenced in clause (2) above be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) agreements evidencing material Indebtedness and (y) historical and pro forma financial statements to the extent reasonably avail- able and, in any case with respect to pro forma financial statements, to include only pro forma revenues, Consolidated EBITDA and Capital Expenditures in lieu thereof.

All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidi- ary, would constitute a Significant Subsidiary of an Issuer, then the quarterly and annual financial infor- mation required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial con- dition and results of operations of such Unrestricted Subsidiaries of the Company.

(b) So long as any Notes are outstanding, the Issuers will make available such infor- mation and such reports (as well as the details regarding the conference call described below) to any Holder and, upon request, to any beneficial owner of the Notes, securities analysts providing analysis of investment in the Notes and market makers, in each case by posting such information on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any Holder, beneficial owners of Notes, any prospective investor in the Notes, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confi- dential or accesses such information on Intralinks or any comparable password-protected online data sys- tem which will require a confidentiality acknowledgment; provided that the Issuers shall post such infor- mation thereon and make readily available any password or other login information to any such Holder, beneficial owner of Notes, prospective investor, securities analyst or market maker.

(c) In addition, to the extent not satisfied by this Section 4.03, the Issuers shall fur- nish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Secu- rities Act.

(d) The Issuers may satisfy their obligations under this Section 4.03 with respect to financial information relating to the Company and its Subsidiaries by furnishing financial information re- lating to any Parent Entity of the Company instead of the Company; provided that to the extent financial information related to such Parent Entity is provided, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail any material differences between the information of such Parent Entity, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand, which explanation may be qualitative if appro- priate or can indicate that there are no material differences if accurate.

(e) The Issuers shall be deemed to have furnished the reports referred to in Sections 4.03(a)(1) and (2) if the Company or any Parent Entity of the Company has filed reports containing such information with the SEC.

(f) Notwithstanding any provision to the contrary in this Indenture, to the extent any of the information required to be furnished pursuant to this Section 4.03 is not so furnished within the time periods specified herein and is subsequently furnished, the Issuers will be deemed to have satisfied their obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured.

(g) Notwithstanding anything to the contrary set forth in this Section 4.03, if at any time the Company or any Parent Entity of the Company has made a good faith determination to file a reg- istration statement with the SEC with respect to an initial public offering of such entity’s Capital Stock, the Issuers will not be required to disclose any information or take any actions that, in the good faith view of the Company, would violate applicable securities laws or the SEC’s “gun jumping” rules.

(h) Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of the covenants under this Indenture or the Notes (as to which the Trus- tee shall have no duty to monitor and shall be entitled to rely exclusively on Officer’s Certificates). Nei- ther the Trustee nor the Notes Collateral Agent shall be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or participate in any conference calls. Neither the Trustee nor the Notes Collateral Agent shall have any responsibility whatsoever to determine whether any filing or posting referred to in this Section 4.03 has occurred.

Section 4.04 Compliance Certificate.

(a) The Issuers shall deliver to the Trustee, within 120 days after the end of each fis- cal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer of the Issuers stating that a review of the activities of the Issuers and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certifi- cate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default, without regard to grace periods or notice requirements, in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, de- scribing all such Defaults or Events of Default of which he or she may have knowledge).

(b) When any Default or Event of Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of an Issuer or any Subsid- iary gives any notice or takes any other action with respect to a claimed Default, the Issuers shall within 30 days of becoming aware of such Default or Event of Default, receiving such notice or becoming aware of such other action deliver to the Trustee by registered or certified mail, by facsimile transmission or by electronic delivery, an Officer’s Certificate specifying such event, its status and the actions that the Issu- ers are taking or propose to take with respect thereto (unless such Default has been cured or waived within such 30-day time period).

Section 4.05 Taxes.

The Issuers shall pay, and shall cause each of the Restricted Subsidiaries to pay, prior to delinquency, all taxes, assessments, and governmental levies except (a) such as are being, or will be, con- tested in good faith and by appropriate proceedings and for which adequate reserves have been, or will be, established on the applicable financial statements in accordance with GAAP or (b) where the failure to effect such payment would not have a material adverse effect (i) upon the financial condition, business or results of operations of the Issuers and its Restricted Subsidiaries, taken as a whole, or (ii) on the ability of the Issuers or the Guarantors to perform their respective obligations under the Notes or this Indenture.

Section 4.06 Stay, Extension and Usury Laws.

The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the bene- fit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the exe- cution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) The Issuers will not, and will not permit any of the Restricted Subsidiaries to di- rectly or indirectly:

(I) pay any dividend or make any payment or distribution on account of the Issuers’, or any of the Restricted Subsidiaries’ Equity Interests, including any dividend or distribution pay- able in connection with any merger, consolidation or amalgamation other than:

(A) dividends, payments or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests; or

(B) dividends, payments or distributions by a Restricted Subsidiary or the Co-Issuer so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Company, an Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity In- terests of the Company or any Parent Entity of the Company or Equityholding Vehicle, including in connection with any merger, consolidation or amalgamation, in each case held by a Person other than the Issuers or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise ac- quire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Material Subordinated Indebtedness of an Issuer or any Guarantor (such payment and other actions described in the foregoing (subject to the exceptions in clauses (a) and (b) be- low), “Restricted Debt Payments”), other than:

(A) Indebtedness or Preferred Stock permitted to be incurred or issued under clauses (7), (8) or (9) of Section 4.09(b); or

(B) the payment, redemption, defeasance, purchase, repurchase or other ac- quisition of Material Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, defeasance, purchase, repurchase or acquisi- tion; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) in the case of a Restricted Payment (other than a Restricted Investment) that uti- lizes clause 3(a) or (e), no Event of Default described under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof;

(2) except in the case of Restricted Investments, immediately after giving effect to such transaction on a pro forma basis, the Issuers could incur $1.00 of additional Indebtedness under Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Re- stricted Payments made by the Issuers and the Restricted Subsidiaries after the Effective Date (in- cluding Restricted Payments permitted pursuant to Section 4.07(b)(1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only) and(6)(c), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(a) an amount, not less than zero in the aggregate, equal to 50% of the Con- solidated Net Income of the Company for the period (taken as one accounting period and including any predecessor) beginning on the first day of the fiscal quarter commencing prior to the Effective Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Pay- ment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property re- ceived by the Issuers and the Restricted Subsidiaries since immediately after the Effective Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(12)(A)) from the issue or sale of:

(i) (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, current or former officer, director, employee, manager, consultant or independent contractor of the Company, any Parent Entity of the Company and the Company’s Subsid- iaries after the Effective Date to the extent such amounts have been ap- plied to Restricted Payments made in accordance with Section 4.07(b)(4); and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Parent Entities (excluding contributions of the proceeds from the sale of Designated Preferred Stock or contributions to the extent such amounts have been applied to Restricted Payments made in accord- ance with Section 4.07(b)(4)); or

(ii) Indebtedness or Disqualified Stock of the Company, the Co-Is- suer or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests (other than Disqualified Stock) of the Company or a Parent Entity of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests of the Company sold to the Co- Issuer or a Restricted Subsidiary or Indebtedness of the Company, the Co-Issuer or any Restricted Subsidiary sold to the Company, the Co-Issuer or a Restricted Subsidiary that has been converted or exchanged for Equity Interests of the Company, (Y) Disqualified Stock (other than as provided in clause (b)(ii) above) or Indebtedness of the Company, the Co-Issuer or any Restricted Subsidiary that has been converted into Disqualified Stock of the Company or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as de- termined in good faith by the Company, of marketable securities or other property con- tributed to the capital (other than Disqualified Stock) of the Company or that becomes part of the capital of the Company through a merger, consolidation or amalgamation into the Company, the Co-Issuer or a Restricted Subsidiary, following the Effective Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(12)(A), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company, the Co-Issuer or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuers or a Re- stricted Subsidiary) of, or cash distributions or cash interest received in respect of, Restricted Investments made by the Issuers or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuers or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuers or the Restricted Subsidiaries, in each case after the Effective Date; or

(ii) the sale or other disposition (other than to the Company, the Co- Issuer or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Sub- sidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Effective Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Re- stricted Subsidiary or the merger, consolidation or amalgamation of an Unrestricted Sub- sidiary into an Issuer or a Restricted Subsidiary where such Issuer or such Restricted Sub- sidiary is the survivor in such merger, consolidation or amalgamation, or the transfer of assets of an Unrestricted Subsidiary to an Issuer or a Restricted Subsidiary after the Ef- fective Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined in good faith by the Company, at the time of the redesignation of such Unre- stricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or amalgamation or transfer of assets other than to the extent such Investment constituted a Permitted Investment; plus

(f) [reserved]; plus

(g) the amount of any Declined Proceeds; plus

(h) the amount of any Retained Asset Sale Proceeds.

(b) The provisions of Section 4.07(a) shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemp- tion within 60 days after the date of declaration thereof or the giving of such notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;

(2) (a) the redemption, repurchase, defeasance, discharge, retirement or other acqui- sition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of an Is- suer or any Restricted Subsidiary or any Equity Interests of any Parent Entity of the Company or Equityholding Vehicle, in exchange for, or out of the proceeds of a sale or issuance (other than to an Issuer or a Restricted Subsidiary) of Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) made within 120 days of such sale or issuance of Refunding Capital Stock and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends or distributions thereon was permitted under Section 4.07(b)(6), the declaration and payment of dividends and distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire, discharge, defease or otherwise acquire any Equity Interests of any Parent Entity or Equityholding Vehicle) in an aggregate amount per year no greater than the aggregate amount of dividends and distributions per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the prepayment, exchange, redemption, defeasance, discharge, repurchase, retire- ment or other acquisition for value of (i) Subordinated Indebtedness of an Issuer or a Guarantor made in exchange for, or out of the proceeds of a sale of, new Indebtedness of an Issuer or a Guarantor or Disqualified Stock of an Issuer or a Guarantor made within 120 days of such incur- rence or issuance of new Indebtedness or Disqualified Stock or (ii) Disqualified Stock of an Is- suer or a Guarantor made in exchange for, or out of the proceeds of a sale of, Disqualified Stock of an Issuer or a Guarantor made within 120 days of such sale of Disqualified Stock, that, in each case is incurred or issued in compliance with Section 4.09 so long as:

(a) the principal amount (or accreted value, if applicable) of such new In- debtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any ac- crued and unpaid dividends on, the Disqualified Stock being so prepaid, exchanged, re- deemed, defeased, repurchased, acquired or retired for value, plus the amount of any pre- mium (including tender premiums), defeasance costs, underwriting discounts and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock and such prepayment, exchange, redemption, defeasance, repurchase, exchange, retirement or acquisition;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, ex- changed, redeemed, defeased, repurchased, retired or acquired;

(c) such new Indebtedness or Disqualified Stock has a final scheduled ma- turity date equal to or later than the earlier of (i) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so prepaid, exchanged, redeemed, defeased, repurchased, retired or acquired and (ii) 91 days following the last maturity date of any Notes outstanding; and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity which is not less than the shorter of (i) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so prepaid, exchanged, defeased, redeemed, repurchased, retired or acquired and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordi- nated Indebtedness or Disqualified Stock being prepaid, exchanged, redeemed, defeased, retired or acquired that were due on or after the date that is 91 days following the last ma- turity date of any Notes then outstanding were instead due on such date;

(4) a Restricted Payment to pay for the repurchase, redemptions, discharge, defea- sance, retirement or other acquisition of Equity Interests (other than Disqualified Stock) of the Company, or Equity Interests of any Parent Entity of the Company or Equityholding Vehicle held by any future, present or former officer, director, employee, manager, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity of the Company or Equityholding Vehi- cle upon death, disability, retirement or termination of employment of such Person or otherwise pursuant to any management equity plan or equity option plan or any other management or em- ployee benefit plan or agreement, any severance agreement or any stock subscription or equi- tyholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by an Issuer or any Parent Entity of the Company or Equityholding Ve- hicle in connection with such repurchase, retirement or other acquisition); provided, however, that, except with respect to non-discretionary repurchases, defeasance, redemptions, retirements, discharges or other acquisitions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan or any other employment or equityholders’ agreement, the aggregate Restricted Payments made under this clause (4) in any calendar year do not exceed at the time made the greater of (x) $45,000,000 and (y) 0.15 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period (with unused amounts in any calendar year being carried over to the next succeeding cal- endar year and with the amounts in the next succeeding calendar year being carried back to the preceding calendar year to the extent of a reduction in the next succeeding calendar year’s availa- bility by the aggregate amounts being carried back); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the proceeds from the sale of Equity Interests of any Parent Entity of the Company or Equityholding Vehi- cle, in each case to any future, present or former employees, officers, directors, managers, consultants or independent contractors (or their respective Controlled Investment Affili- ates or Immediate Family Members) of the Company, any of its Subsidiaries or any Par- ent Entity of the Company or Equityholding Vehicle that occurs after the Issue Date; pro- vided that the amount of such proceeds utilized for any such repurchase, redemption, re- tirement or other acquisition will not increase the amount available for Restricted Pay- ments under Section 4.07(a)(3); plus

(b) the cash proceeds of key man life insurance policies received by the Issu- ers or the Restricted Subsidiaries (or any Parent Entity of the Company to the extent con- tributed to the Company) after the Issue Date; less

(c) the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to an Issuer or any Restricted Sub- sidiary from any future, present or former officers, directors, employees, managers, consultants or independent contractors (or their respective Controlled Investment Affiliates, Immediate Family Members or any permitted transferee thereof) of an Issuer, any Parent Entity or Equityholding Vehicle or any of the Restricted Subsidiaries in connection with a repurchase, redemption, dis- charge, retirement or other acquisition of Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of an Issuer or any of the Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 4.09 to the extent such dividends and distributions are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by an Issuer or any of the Restricted Subsidiaries after the Issue Date;

(b) the declaration and payment of dividends or distributions to a Parent Entity of the Company or Equityholding Vehicle, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity or Equityholding Vehicle issued after the Issue Date; provided that the amount of dividends and distributions paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends or distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends and distributions declarable and payable thereon pursuant to Section 4.07(b)(2);

provided, however, in the case of each of clauses (a) and (c) of this clause (6), that for the Appli- cable Measurement Period immediately preceding the date of issuance of such Designated Pre- ferred Stock or the declaration of such dividends and distributions on Refunding Capital Stock that is Preferred Stock but is not Designated Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuers and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) payments made or expected to be made by an Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable in connection with the exercise or vesting of Equity Interests or other equity awards by any future, current or former officer, director, employee, manager, consultant or independent contractor (or any of their respec- tive Immediate Family Members) of any Parent Entity of the Company, any Equityholding Vehi- cle, the Company or any Subsidiary of the Company or in connection with repurchases, redemp- tions, discharges, retirements or other acquisitions or withholdings of Equity Interests in connec- tion with any exercise of stock or other equity options or warrants or the vesting of Equity Inter- ests or other equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options, warrants or other Equity Interest or equity awards;

(8) for any taxable period for which the Company is a partnership (or disregarded as separate from a partnership) for U.S. federal income tax purposes, distributions to enable the owners of the Company to pay their tax liabilities attributable to the taxable income of the Com- pany in an amount not to exceed the product of (A) the taxable income of the Company for U.S. federal income tax purposes for such taxable period, determined without regard to any adjust- ments pursuant to Section 704(c), 734 or 743 of the Code, and (B) the highest marginal tax rate for an individual or a corporation, as then in effect for such taxable period, taking into account the character of the taxable income in question and the deductibility of state and local income taxes for U.S. federal income tax purposes and any limitations thereon;

(9) Restricted Payments in an aggregate amount that does not exceed (a) the aggre- gate amount of Excluded Contributions received since the Issue Date or (b) without duplication of clause (a) above or any increase in the basket under clause (3) of the preceding paragraph, or any clause in this paragraph or any clause in the definition of “Permitted Investments,” the Net Pro- ceeds from an Asset Sale or other disposition in respect of property or assets acquired after the Issue Date, to the extent such property or assets was financed with Excluded Contributions;

(10) Restricted Payments in an aggregate amount taken together with all other Re- stricted Payments made pursuant to this clause (10) not to exceed the greater of (a) $85,000,000 and (b) 0.30 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period;

(11) distributions or payments of Receivables Fees and purchases of receivables in connection with any Receivables Facility or any repurchase obligation in connection therewith;

(12) Restricted Payments (a) made in connection with any acquisition or other Invest- ment to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) or made in connection with, or as a result of, any claims or actions (whether actual, contingent or potential) relating to any acquisition or other In- vestment, (b) made in connection with working capital adjustments or purchase price adjustments in connection with any acquisition or other Investment, (c) made in connection with the satisfac- tion of indemnity and other similar obligations in connection with any acquisition or other Invest- ment, (d) to any employee, officer, manager, director, consultant, independent contractor and other holders of options that are subject to vesting, as such options vest or upon acceleration of such options in connection with Restricted Payments that were declared on or prior to the Issue Date or (e) used to fund amounts owed to Affiliates (including those made to any Parent Entity of the Company or Equityholding Vehicle to permit payment by such Parent Entity or Equityholding Vehicle);

(13) the repurchase, redemption, defeasance, acquisition or retirement of any Subordi- nated Indebtedness or Disqualified Stock in accordance with provisions similar to those described under Section 4.10 and Section 4.14; provided that at or prior to such repurchase, redemption, de- feasance, acquisition or retirement, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired, de- feased or retired;

(14) the declaration and payment of dividends or distributions by the Issuers to, or the making of loans to, any Parent Entity of the Company or Equityholding Vehicle in amounts re- quired for any Parent Entity of the Company or Equityholding Vehicle to pay or cause to be paid, in each case without duplication,

(a) franchise, excise or similar taxes and other fees, taxes and expenses, in each case, required to maintain their corporate or other legal or organizational existence;

(b) without duplication of any distributions set forth in clause (8) above, for any taxable period for which the Company or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which Baldwin or its direct or in- direct parent is the common parent (a “Tax Group”), the portion of the Tax Group’s con- solidated, combined or similar foreign, federal, state and local income and similar taxes (including any interest or penalties related thereto), to the extent such income or similar taxes are attributable to the income, revenue, receipts, capital or margin of the Issuers, the Restricted Subsidiaries and, to the extent of the amount actually received from its Unre- stricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuers, the Re- stricted Subsidiaries and, to the extent described above, its Unrestricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fis- cal year were the Issuers, the Restricted Subsidiaries and, to the extent described above, its Unrestricted Subsidiaries to pay such taxes separately from any such Parent Entity or Equityholding Vehicle;

(c) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former officers, directors, employ- ees, managers, consultants and independent contractors of any Parent Entity of the Com- pany or Equityholding Vehicle to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of the Issuers and the Restricted Subsidiaries, including the Issuers’ or Restricted Subsidiaries’, proportion- ate share of such amount relating to such Parent Entity being a public company;

(d) general operating (including, without limitation, expenses related to the maintenance of organizational existence and auditing or other accounting matters) and overhead costs and expenses of any Parent Entity of the Company or Equityholding Ve- hicle to the extent such costs and expenses are attributable to the ownership or operation of the Issuers and the Restricted Subsidiaries, including the Issuers’ proportionate share of such amount relating to such Parent Entity being a public company;

(e) fees and expenses other than to Affiliates of the Issuers related to any eq- uity or debt offering or incurrence of Indebtedness, refinancing, disposition or acquisition of Investments (in each case, whether or not successful) of any Parent Entity of the Com- pany or Equityholding Vehicle;

(f) amounts that would otherwise be permitted to be paid directly by the Company pursuant to Section 4.11(b)(3), (4), (6), (7), (8), (12), (13), (15) or (17);

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Eq- uity Interests of the Issuers or any Parent Entity of the Company or Equityholding Vehi- cle;

(h) to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by the Issuers; provided that (i) such Restricted Pay- ment shall be made substantially concurrently with the closing of such Investment, (ii) the applicable Parent Entity of the Company shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contrib- uted to the capital of the Company, the Co-Issuer or one of the Restricted Subsidiaries or (B) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Company, the Co-Issuer or one of the Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, (iii) such Parent Entity and its Affiliates (other than an Issuer or a Restricted Subsidiary) receives no con- sideration or other payment in connection with such transaction except to the extent an Issuer or a Restricted Subsidiary could have given such consideration or made such pay- ment in compliance with this Indenture, (iv) any property received by an Issuer or a Re- stricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to Section 4.07(a)(3) or any other clause of Section 4.07(b) or for Permitted Investments and (v) to the extent constituting an Investment, such Investment shall be deemed to be made by such Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.07 (other than pursuant to Section 4.07(b)(9) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof));

(i) amounts that, if paid directly by the Company, would be payable pursu- ant to Section 4.07(b)(2), (4), (7), (8) or (18); and

(j) so long as no Event of Default has occurred and is continuing, amounts required for any Parent Entity of the Company to pay interest and/or principal on Indebt- edness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company or any of the Restricted Subsidiaries incurred in accordance with the cove- nant described under Section 4.09;

(15) the repurchase, redemption, or other acquisition of Equity Interests of any Parent Entity of the Company, any Equityholding Vehicle, an Issuer or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Inter- ests in connection with a share dividend, distribution, share split, reverse share split, merger, con- solidation, amalgamation or other business combination of any Parent Entity of the Company, Equityholding Vehicle, an Issuer or any Restricted Subsidiary, in each case, not prohibited under this Indenture;

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or In- debtedness owed to an Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (or any Re- stricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets) (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equiva- lents to the extent such cash or Cash Equivalents were invested as a Permitted Investment);

(17) payments or distributions to satisfy dissenters’ rights (including accrued interest) pursuant to or in connection with an acquisition, merger, consolidation, amalgamation or transfer of assets that complies with Section 5.01;

(18) (a) payments made to option holders or holders of profits interests of the Com- pany or any Parent Entity of the Company or Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Company or any Parent Entity of the Company or Equityholding Vehicle, which payments are being made to compensate such option holders or holders of profits interests as though they were equityholders at the time of, and enti- tled to share in, such distribution, in each case to the extent permitted under this Indenture (it be- ing understood that no such payment may be made to an optionholder pursuant to this clause (a) to the extent such payment would not have been permitted, pursuant to any provision of this Sec- tion 4.07, other than this clause (18)(a), to be made to such optionholder if it were a shareholder, and, for the avoidance of doubt, any amounts paid pursuant to this clause (a) shall count against the amount available under such other provision), and (b) Restricted Payments to pay for the re- purchase, retirement, redemption, discharge, defeasance or other acquisition, in each case for nominal value, of Equity Interests of the Company or any Parent Entity of the Company or Equi- tyholding Vehicle from a former investor of an acquired business or a current or former officer, director, employee, manager, consultant or independent contractor of an acquired business (or their respective Controlled Investment Affiliates or Immediate Family Members), which Equity Interests were issued as part of an earn-out or similar arrangement in the acquisition of such busi- ness, and which repurchase relates the failure of such earn-out to fully vest;

(19) distributions to any Parent Entity of any capital stock of a Parent Entity which has been held by the Company or its Restricted Subsidiaries;

(20) any purchase, repurchase, redemption, defeasance or other acquisition or retire- ment of Subordinated Indebtedness consisting of Acquired Indebtedness (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by an Issuer or a Restricted Subsidiary or (b) otherwise in connection with or contemplation of such acquisition);

(21) any Restricted Payments to a Parent Entity for nominal value per right, of any rights granted to all holders of Capital Stock of the Company (or any Parent Entity of the Com- pany) pursuant to any equityholders’ rights plan adopted for the purpose of protecting equityhold- ers from unfair takeover practices;

(22) redemptions, acquisitions, retirements or repurchases of Capital Stock of any Par- ent Entity of the Company or any Equityholding Vehicle or the Company, as applicable, deemed to occur upon the exercise of stock options or warrants;

(23) [reserved];

(24) any other Restricted Payment, provided that on a pro forma basis after giving ef- fect to such Restricted Payment the Consolidated Total Debt Ratio would be equal to or less than 4.50 to 1.0; provided, however, that at the time of, and after giving effect to, any Restricted Pay- ment permitted under this clause (24), no Event of Default described under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof;

(25) to the extent constituting Restricted Payments, the Issuers and the Restricted Sub- sidiaries may enter into and consummate transactions expressly permitted by the definition of “Permitted Investments” and under Section 4.08 and the Issuers may pay Restricted Payments to any Parent Entity of the Company or any Equityholding Vehicle as and when necessary to enable such Parent Entity or Equityholding Vehicle to effect the transactions permitted by such section;

(26) Restricted Payments in connection with the redemption, discharge, defeasance, retirement, repurchase or other acquisition of Equity Interests of any Parent Entity of the Com- pany or any Equityholding Vehicle of the Company or the Issuers, as applicable, upon exercise of equity options or warrants to the extent such Equity Interests represents all or a portion of the ex- ercise price of such options or warrants, and the Issuers may pay Restricted Payments to a Parent Entity of the Company or Equityholding Vehicle thereof as and when necessary to enable such Parent Entity or Equityholding Vehicle to effect such repurchases;

(27) Restricted Payments in connection with the acquisition of additional Capital Stock in any Restricted Subsidiary from minority equityholders;

(28) Restricted Payments constituting transactions expressly permitted by any provi- sion under Sections 4.10 and 5.01;

(29) any Restricted Debt Payments made as part of an applicable high yield discount obligation catch up payment;

(30) so long as, at the time of delivery of any notice with respect thereto, no Event of Default under Section 6.01(a)(1), (a)(2), (a)(6) or (a)(7) exists or would result therefrom, addi- tional Restricted Debt Payments in an aggregate amount not to exceed (a) the greater of (a) $85,000,000 and (b) 0.30 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period (the “General Restricted Debt Payment Basket”) minus (b) the amount of Investments made in reliance on clause (13)(b) of the definition of “Permitted Investments” and then outstanding;

(31) (a) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of an Issuer and/or any capital contribution in respect of Qualified Capital Stock of an Issuer or any Restricted Subsidiary (in each case, other than to or by an Issuer or any Restricted Subsidiary), (b) Restricted Debt Payments as a result of the conversion of all or any portion of any Subordinated Indebtedness into Qualified Capital Stock of an Issuer and (c) to the extent constituting a Restricted Debt Payment, payment in kind interest with respect to any Subordinated Indebtedness that is permitted under Section 4.09;

(32) Restricted Debt Payments with respect to Subordinated Indebtedness assumed pursuant to clause (14) of Section 4.09(b) (other than any such Subordinated Indebtedness in- curred (a) to provide all or any portion of the funds utilized to consummate the transaction or se- ries of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by an Issuer or a Restricted Subsidiary or (b) otherwise in connection with or in contemplation of such acquisition), so long as such Restricted Debt Payment is made or depos- ited with a trustee or other similar representative of the holders of such Subordinated Indebted- ness contemporaneously with, or substantially simultaneously with, the closing of the transaction under which such Subordinated Indebtedness is assumed;

(33) any mandatory redemption, repurchase, retirement, termination or cancellation of Disqualified Stock (to the extent treated as Indebtedness outstanding and/or incurred in compli- ance with Section 4.09; and

(34) any Restricted Payments made in order to permit Baldwin to meet its obligations under the Tax Receivables Agreement or to permit the Company to meet its obligations under the Limited Liability Company Agreement.

(c) For purposes of determining compliance with this covenant, (A) in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (34) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 4.07(a), the Issuers will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (34) and Section 4.07(a) and/or one or more of the clauses con- tained in the definition of “Permitted Investments,” in a manner that otherwise complies with this cove- nant and (B) in the event that a portion of any Restricted Payment could be classified as having been made pursuant to clause (24) above (giving pro forma effect to the making of such Restricted Payment), the Company, in its sole discretion, may classify such portion of such Restricted Payments as having been made pursuant to such clause (24) above and thereafter the remainder of such Restricted Payment or as having been made pursuant to one or more of the other clauses above; provided that if the Consolidated Total Debt Ratio test for the incurrence of any such Restricted Payment would be satisfied on a pro forma basis as of the end of any subsequent fiscal quarter after such incurrence, the reclassification described in this paragraph shall be deemed to have occurred automatically.

(d) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by an Issuer or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(e) As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Sub- sidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary”; provided that no Re- stricted Subsidiary that owns, or holds exclusive licenses or rights to, any Material Intellectual Property, may be designated as an Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuers and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “In- vestments.” Such designation will be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to this covenant or pursuant to the defini- tion of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

(f) Notwithstanding anything to the contrary, neither the Company nor any of its Re- stricted Subsidiaries shall (whether by Investment, disposition or otherwise) transfer any ownership right, or exclusive license or exclusive right to, any Material Intellectual Property to any Unrestricted Subsidi- ary (including by transferring any Capital Stock of the Company or any of its Restricted Subsidiaries to an Unrestricted Subsidiary).

(g) For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of an Issuer or any of the Restricted Subsidiaries permitted to be incurred under this Indenture.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuers will not, and will not permit any of the Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to an Issuer or any of the Re- stricted Subsidiaries that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B)pay any Indebtedness owed to an Issuer or any of the Restricted Subsidiaries that is a Guarantor;

(2) make loans or advances to an Issuer or any of the Restricted Subsidiaries that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to an Issuer or any of the Re- stricted Subsidiaries that is a Guarantor.

(b) The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions (i) in effect on the Issue Date and (ii) pursuant to the Senior Credit Agreement and the related documentation and related Hedging Ob- ligations and, in each case, any similar contractual encumbrances or restrictions;

(2) this Indenture, the Notes, the Guarantees, the Security Documents, the Equal Pri- ority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Custom- ary Intercreditor Agreement;

(3) purchase money obligations for property acquired in the ordinary course of busi- ness or consistent with past practice or industry norm or in connection with Financing Lease Ob- ligations;

(4) Applicable Law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into an Issuer or any Restricted Subsidiary, or any other transaction entered into in con- nection with any such acquisition, merger, consolidation or amalgamation, in existence at the time of such acquisition or at the time it merges, consolidates or amalgamates with or into an Is- suer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof), which encumbrance or re- striction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so ac- quired or redesignated;

(6) contracts or agreements for the sale, transfer, lease, license or other disposition of assets, including any restriction with respect to a Subsidiary of an Issuer pursuant to an agreement that has been entered into for the sale, transfer, lease, license or other disposition of all or substan- tially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebted- ness;

(8) restrictions on cash or other deposits or net worth imposed by suppliers, custom- ers or landlords under contracts entered into in the ordinary course of business or consistent with past practice or industry norm or restrictions on cash or other deposits permitted under Section 4.07 or Section 4.12 or arising in connection with any Permitted Liens or Permitted Investments;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Subsidiaries that are not Guarantors that is permitted to be incurred subsequent to the Issue Date pursuant to the provi- sions of Section 4.09;

(10) customary provisions in joint venture agreements, partnership agreements, lim- ited liability company organizational governance documents or arrangements and other similar agreements, or arrangements relating to such joint ventures or similar agreements;

(11) customary provisions contained in leases, sub-leases, service agreements, product sales, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business or consistent with past practice or industry norm or that in the judgment of the Company would not materially impair the Issuers’ ability to make payments under the Notes when due;

(12) restrictions or conditions contained in any trading, netting, operating, construc- tion, service, supply, purchase, sale or other agreement to which an Issuer or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past prac- tice or industry norm; provided that such agreement prohibits the encumbrance of solely the prop- erty or assets of such Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(13) any encumbrance or restriction with respect to a Subsidiary which was previ- ously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidi- ary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidi- ary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuers or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(14) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be in- curred subsequent to the Issue Date pursuant to the provisions of Section 4.09; provided that, in the case of other Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or any Re- stricted Subsidiary that is a Guarantor, either (i) in the judgment of the Company, such incurrence will not materially impair the Issuers’ ability to make payments under the Notes when due or (ii) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(15) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Receivables Facil- ity;

(16) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under this Indenture, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(17) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refi- nancings are, in the good faith judgment of the Company, not materially more restrictive with re- spect to such encumbrance and other restrictions taken as a whole than those prior to such amend- ment, modification, restatement, renewal, increase, supplement, refunding, replacement or refi- nancing;

(18) restrictions that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Company, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Company;

(19) restrictions in connection with customary provisions restricting subletting or as- signment or transfers of any lease governing a leasehold interest of the Issuers or the Restricted Subsidiaries;

(20) restrictions in connection with customary provisions restricting assignment of any agreement (or the assets subject thereto) entered into in the ordinary course of business or consistent with past practice or industry norm;

(21) restrictions on cash or other deposits or net worth imposed (including by custom- ers) under agreements entered into in the ordinary course of business or consistent with past prac- tice or industry norm or restrictions on cash or other deposits permitted under Section 4.12;

(22) restrictions in connection with customary net worth provisions contained in real property leases entered into by Subsidiaries of the Company, so long as the Company has deter- mined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligation; and

(23) restrictions in connection with provisions restricting the granting of a security interest in intellectual property contained in licenses or sublicenses by the Issuers and the Re- stricted Subsidiaries of such intellectual property, which licenses and sublicenses were entered into in the ordinary course of business or consistent with past practice or industry norm (in which case such restriction shall relate only to such intellectual property).

(c) For purposes of determining compliance with this Section 4.08, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distri-butions on Capital Stock and (ii) the subordination of loans and advances made to an Issuer or a Re- stricted Subsidiary, to other Indebtedness incurred by such Issuer or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuers will not, and will not permit any of the Restricted Subsidiaries to, di- rectly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly lia- ble, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuers will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuers may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of the Restricted Subsidiaries may incur Indebtedness (includ- ing Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if ei- ther (i) the Fixed Charge Coverage Ratio on a consolidated basis for the Issuers and the Restricted Sub- sidiaries as of the end of the Applicable Measurement Period would have been at least 2.00 to 1.00, deter- mined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Ap- plicable Measurement Period or (ii) in the case of incurrence of any Indebtedness, the Consolidated Total Debt Ratio as of the end of the Applicable Measurement Period would have been not greater than 6.50 to 1.00, determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the end (for purposes of determining Consolidated To- tal Indebtedness) and at the beginning (for purposes of determining Consolidated EBITDA) of the Appli- cable Measurement Period; provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to this Section 4.09(a) at such time exceeds the greater of (i) $70,000,000 and (ii) 0.25 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measure- ment Period at the time of any incurrence pursuant to this Section 4.09(a).

(b) The provisions of Section 4.09(a) shall not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by an Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at the time of incurrence not to exceed the sum of (a) $1,440,000,000 plus (b) the greater of (i) $285,000,000 and (ii) 1.00 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period plus (c) the maximum principal amount of Indebtedness that could be in- curred such that after giving effect to such incurrence, the Consolidated First Lien Debt Ratio would be no greater than either (i) 5.50 to 1.00 or (ii) if incurred in connection with an Acquisi- tion or similar Investment, the Consolidated Total Debt Ratio immediately prior to such Acquisi- tion or similar Investment (assuming for purposes of such calculation in this clause (c) that all such Indebtedness is included in clause (1) of “Consolidated First Lien Debt Ratio”);

(2) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

(3) Indebtedness of the Issuers and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in Section 4.09(b)(1) and (2));

(4) Indebtedness (including Financing Lease Obligations and other Indebtedness aris- ing under mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond or similar financings)), Disqualified Stock and Preferred Stock incurred by an Issuer or any of the Restricted Subsidiaries, to finance (whether prior to or after) the purchase, development, lease, construction, repair, expansion, installation, repair, relocation, re- moval, maintenance, replacement, upgrade or improvement of property (real or personal), equip- ment or other assets, whether through the direct purchase of assets or the Capital Stock of any Per- son owning such property, equipment or other assets or otherwise incurred in respect of capital ex- penditures; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred and outstanding pursuant to this clause (4), when aggregated with the outstanding amount of principal or liquidation preference of Indebtedness, Disqualified Stock and Preferred Stock under Section 4.09(b)(13) incurred to refinance Indebtedness, Disqualified Stock and Pre- ferred Stock initially incurred in reliance on this clause (4), does not exceed at the time of incur- rence the greater of (a) $70,000,000 and (b) 0.25 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period;

(5) Indebtedness incurred by an Issuer or any of the Restricted Subsidiaries constitut- ing reimbursement obligations with respect to bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar facilities issued or entered into in the ordinary course of business or consistent with past practice or industry norm, including in respect of workers’ com- pensation claims, performance, completion or surety bonds, health, disability or other benefits or other Indebtedness with respect to reimbursement type obligations to employees or former em- ployees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising from agreements of the Issuers or the Restricted Subsidiar- ies providing for indemnification, adjustment of purchase price, deferred purchase price, earn- outs, reimbursement, or similar obligations or payment obligations in respect of non-compete, consulting or similar arrangements, in each case, incurred or assumed in connection with the Re- financing, any Investments permitted under this Indenture, and the disposition or acquisition of any business, assets or Capital Stock, other than guarantees of Indebtedness incurred by any Per- son acquiring all or any portion of such business, assets or Capital Stock for the purpose of fi- nancing such acquisition, but including in connection with guarantees of Indebtedness, letters of credit and surety bonds on performance bonds securing the performance of an Issuer or any of the Restricted Subsidiaries pursuant to such agreements;

(7) Indebtedness of an Issuer owing to a Restricted Subsidiary or to the other Issuer; provided that if such Indebtedness is owing to a Restricted Subsidiary that is not a Guarantor or the Co-Issuer and if such Indebtedness is not (a) in respect of accounts payable incurred in con- nection with goods and services rendered in the ordinary course of business or consistent with past practice or industry norm (and not in connection with the borrowing of money) or (b) in con- nection with cash management, tax or accounting operations of the Company and its Subsidiaries, such Indebtedness is expressly subordinated in right of payment to the Notes (to the extent per- mitted by Applicable Law and it does not result in material adverse tax consequences); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subse- quent transfer of any such Indebtedness (except to an Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebted- ness is then outstanding) not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary owing to an Issuer or another Restricted Subsidiary; provided that if the Co-Issuer or a Guarantor incurs such Indebtedness owing to a Re- stricted Subsidiary that is not a Guarantor or the Co-Issuer and if such Indebtedness is not (a) in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business or consistent with past practice or industry norm (and not in connec- tion with the borrowing of money) or (b) in connection with cash management, tax or accounting operations of the Company and its Subsidiaries, such Indebtedness shall be expressly subordi- nated in right of payment (to the extent permitted by Applicable Law and it does not result in ma- terial adverse tax consequences) to the Guarantee of the Notes of such Guarantor; provided, fur- ther, that any subsequent transfer of any such Indebtedness (except to an Issuer or another Re- stricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not fore- closure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to an Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer (other than the incurrence of a Permitted Lien) of any such shares of Preferred Stock or Disqualified Stock (except to an Issuer or another Restricted Subsidiary or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock, as applicable (to the extent such Preferred Stock or Disqualified Stock is then outstanding), not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations that, at the time they were entered into, were not entered into for speculative purposes);

(11) obligations in respect of workers’ compensation claims, self-insurance and obli- gations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety or other similar bonds or instruments and performance, bankers’ acceptance facilities and comple- tion guarantees and similar obligations provided by an Issuer or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case not in connection with the borrowing of money;

(12) (A) Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or any Re- stricted Subsidiary in an aggregate principal amount or liquidation preference up to 200.0% of the net cash proceeds received by the Company since immediately after the Effective Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Eq- uity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 4.07(a) to the extent such net cash proceeds or cash have not been ap- plied pursuant to such clauses to make Restricted Payments or to make other Investments, pay- ments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than

Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (B) In- debtedness, Disqualified Stock or Preferred Stock of an Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(B), does not at the time of incur- rence exceed the greater of (i) $115,000,000 and (ii) 0.40 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period pursuant to this clause (12)(B) (it being under- stood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(B) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which such Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disquali- fied Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (12)(B));

(13) the incurrence by an Issuer or any Restricted Subsidiary of Indebtedness or the issuance by an Issuer or any Restricted Subsidiary of, Disqualified Stock or Preferred Stock that serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” with “refi- nances,” “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, Dis- qualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) and Sec- tions 4.09(b)(1), (2), (3), (4), (12), (13), (14), (18), (23), (29), (30), (38) and (39) or any Indebted- ness, Disqualified Stock or Preferred Stock issued to so refinance, such Indebtedness, Disquali- fied Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued and unpaid interest, dividends, premiums (including tender premi- ums), defeasance costs, underwriting discounts, and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; provided that Refinancing Indebtedness constituting customary bridge loans, escrow or other similar arrangements with a maturity date not longer than one year which provides for an automatic extension of the maturity date thereof to a date no earlier than the ma- turity date of the Notes,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured, subordinated or pari passu in right of payment or as to Lien priority in respect to the Collateral to the Notes or any Guarantee thereof, such Refinancing Indebt- edness is unsecured, subordinated or pari passu in right of payment or as to Lien priority in respect to the Collateral (as the case may be) to the same extent as the Indebtedness being refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebt- edness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Re- stricted Subsidiary that is not a Guarantor or the Co-Issuer that refinances Indebt- edness, Disqualified Stock or Preferred Stock of an Issuer or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary,

and provided, further, that subclause (A) of this clause (13) will not apply to any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor;

(14) (a) Indebtedness, Disqualified Stock or Preferred Stock of (x) an Issuer or a Re- stricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by an Issuer or any Restricted Subsidiary or merged into, consolidated with or amal- gamated with an Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture or (b) Indebtedness attaching to assets that are acquired by an Issuer or any of the Restricted Sub- sidiaries as a result of an acquisition or Investment or Indebtedness of an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary; provided that such Indebtedness, Disqualified Stock or Preferred Stock is in an aggregate amount not to exceed at the time of incurrence or issu- ance:

(A) in the case of this clause (A), when aggregated with the outstanding prin- cipal amount of or liquidation preference of Indebtedness, Disqualified Stock and Pre- ferred Stock incurred and outstanding under Section 4.09(b)(13) incurred to refinance In- debtedness, Disqualified Stock and Preferred Stock initially incurred or issued in reliance on this clause (14), the greater of (i) $55,000,000 and (ii) 0.20 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period; plus

(B) unlimited additional Indebtedness if, after giving pro forma effect to such acquisition, merger, consolidation, amalgamation, Investment or redesignation, (i) the Issuers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to (I) the Fixed Charge Coverage Ratio test or (II) the Consolidated Total Debt Ratio test set forth in Section 4.09(a) or (ii)(I) the Fixed Charge Coverage Ratio of the Issuers and the Restricted Subsidiaries is equal to or greater than or (II) the Consolidated Total Debt Ratio is equal to or less than, in either case of (I) or (II) of this clause (ii), immediately prior to such acquisition, merger, consolidation, amalgamation, Investment or redesigna- tion;

(15) Bank Products and other cash management obligations, cash management ser- vices and other Indebtedness in respect of netting services, automatic clearing house arrange- ments, employees’ credit or purchase cards, stored value cards, overdraft protections and similar arrangements and otherwise in connection with depositary accounts and repurchase agreements permitted by this Indenture and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in each case incurred in the ordinary course of business or consistent with past practice or industry norm or in connection with incentive, supplier finance or similar programs;

(16) Indebtedness of an Issuer or any of the Restricted Subsidiaries supported by a let- ter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (A) any guarantee by an Issuer or a Restricted Subsidiary of Indebtedness or other obligations of an Issuer or any Restricted Subsidiary so long as the incurrence of such In- debtedness incurred by such Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuers or of any other Restricted Subsidiary; provided that such Indebtedness is permitted under the terms of this Indenture; or

(C) any guarantee incurred in the ordinary course of business or consistent with past practice or industry norm in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(18) Indebtedness of Restricted Subsidiaries that are not Guarantors incurred (A) pur- suant to this clause (18)(A) not to exceed at the time of incurrence, and together with any other Indebtedness then outstanding under this clause (18)(A), the greater of (i) $70,000,000 and (ii) 0.25 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period (it being understood that any Indebtedness incurred pursuant to this clause (18)(A) shall cease to be deemed incurred or outstanding for purposes of this clause (18)(A) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Issuers or such Restricted Subsidiary could have incurred such Indebtedness under Section 4.09(a) without reliance on this clause (18)(A)) and (B) pursuant to local lines of credit and letter of credit facilities, in each case for ordinary working capital purposes to the extent non-recourse to the Issuers and the Guarantors in an aggregate principal amount for all Indebtedness under this clause (B) that does not exceed the greater of (i) $30,000,000 and (ii) 0.10 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period at any one time outstanding;

(19) Indebtedness under a Receivables Facility;

(20) Indebtedness of an Issuer or any of the Restricted Subsidiaries consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrange- ments in each case, incurred in the ordinary course of business or consistent with past practice or industry norm or (C) obligations to reacquire assets or inventory in connection with customer fi- nancing arrangements in the ordinary course of business, consistent with past practice or industry norm;

(21) Indebtedness of an Issuer or any of the Restricted Subsidiaries undertaken in con- nection with cash management and related activities with respect to any Subsidiary or joint ven- ture in the ordinary course of business or consistent with past practice or industry norm;

(22) Indebtedness consisting of Indebtedness issued by an Issuer or any of the Re- stricted Subsidiaries to future, current or former officers, directors, employees, managers, consult- ants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity of the Company or Equityholding Vehicle, in each case to finance the purchase or redemption of Equity Interests of the Company or any Parent Entity of the Company or Equityholding Vehicle to the extent de- scribed in Section 4.07(b)(4);

(23) Indebtedness incurred in connection with any Permitted Sale and Lease-Back Transaction;

(24) Indebtedness incurred by an Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(25) Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to any acquisition (by merger, consolidation or amal- gamation or otherwise) permitted under this Indenture;

(26) Indebtedness representing deferred compensation to future, current or former of- ficers, directors, employees, managers, consultants or independent contractors of any Parent En- tity of the Company, an Issuer or any Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice or industry norm;

(27) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any Permitted Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(28) customer deposits and advance payments received in the ordinary course of busi- ness or consistent with past practice or industry norm from customers for goods or services pur- chased in the ordinary course of business or consistent with past practice or industry norm;

(29) [reserved];

(30) [reserved];

(31) Indebtedness in respect of commercial letters of credit or in connection with any incentive, supplier finance or similar programs, in each case obtained in the ordinary course of business or consistent with past practice or industry norm;

(32) Indebtedness incurred in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course business or consistent with past practice or industry norm on arm’s length commercial terms on a recourse basis;

(33) Indebtedness arising solely as a result of the existence of any Permitted Lien (other than for Liens securing debt for borrowed money);

(34) unfunded pension fund and other employee benefits plan obligations and liabili- ties incurred in the ordinary course of business or consistent with past practice or industry norm;

(35) endorsement of instruments or other payment items for deposit in the ordinary course of business or consistent with past practice or industry norm;

(36) performance guarantees of the Company and its Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of the Issuers or Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(37) obligations in respect of letters of support, guarantees or similar obligations is- sued, made or incurred for the benefit of any Subsidiary of the Company to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in juris- dictions other than within the United States;

(38) Indebtedness or Disqualified Stock of an Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Guarantor in an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (13) above in respect of such Indebtedness then outstanding) not to exceed the amount of Restricted Payments permitted under clause (3) of Section 4.07(a) or any of the clauses (4), (10) and (24) of Section 4.07(b) in each case at the time of such incurrence or issuance; provided that any such Indebtedness, Disqualified Stock or Preferred Stock incurred as provided above in lieu of such Restricted Payments shall reduce availability under the applicable Restricted Payment basket under the covenant described under Section 4.07 by an amount equal to the principal amount or liquidation preference of such Indebtedness, Disqualified Stock or Preferred Stock;

(39) Indebtedness, Disqualified Stock or Preferred Stock incurred by an Issuer or any Restricted Subsidiary for the benefit of joint ventures; provided that, at the time of incurrence or issuance thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount or liquidation preference of such Indebtedness, Disqualified Stock or Preferred Stock incurred and then outstanding pursuant to this clause (39) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (13) above in respect of such Indebtedness then outstanding) shall not, except as contemplated by clause (13) above, exceed an amount equal to the greater of (x) $55,000,000 and (y) 0.20 multi- plied by Pro Forma Consolidated EBITDA;

(40) (a) unsecured Indebtedness in respect of obligations of an Issuer or any Re- stricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in con- nection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practice or industry norm and not in connection with the bor- rowing of money, and

(b) unsecured Indebtedness in respect of intercompany obligations of an Issuer or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business or consistent with past practice or industry norm and not in connection with the borrowing of money; and

(41) all premiums (if any), interest (including post-petition interest), dividends, fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (40) above.

(c) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebt- edness, Disqualified Stock or Preferred Stock described in Section 4.09(b)(1) through (41) or is entitled to be incurred pursuant to Section 4.09(a), the Company, in its sole discretion, shall di- vide, classify or reclassify all or a portion of such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock (or por- tion thereof) or Preferred Stock (or portion thereof) in one of the above clauses or paragraph; pro- vided that if the Consolidated Total Debt Ratio or Fixed Charge Coverage Ratio test for the incur- rence of any such Indebtedness would be satisfied on a pro forma basis as of the end of any sub- sequent fiscal quarter after such incurrence, the reclassification described in this paragraph shall be deemed to have occurred automatically; provided further that all Indebtedness outstanding un- der the Credit Facilities on the Issue Date (after giving effect to the Refinancing) will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph and may not be reclassified;

(2) at the time of incurrence, the Issuers will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.09(a) and 4.09(b); and

(3) the principal amount of Indebtedness outstanding under any clause of this Sec- tion 4.09 shall be determined after giving effect to the application of proceeds of any such Indebt- edness to refinance any such other Indebtedness.

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebted- ness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Indebtedness incurred to refinance Indebtedness incurred pursuant to Section 4.09(b)(1) or (12)(B) shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest and dividends and premiums (including reasonable tender premiums) thereon, and defeasance costs, un- derwriting discounts, fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

(e) For purposes of determining compliance with any U.S. dollar-denominated re- striction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in ef- fect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness de- nominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denomi- nated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued and unpaid interest, divi- dends, premiums (including tender premiums), defeasance costs, underwriting discounts, and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinanc- ing plus (iii) any additional amount permitted to be incurred pursuant to this covenant.

(f) The principal amount of any Indebtedness incurred to refinance other Indebted- ness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is de- nominated that is in effect on the date of such refinancing.

(g) The Issuers will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of such Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of such Is- suer or such Guarantor, as the case may be.

(h) This Indenture will not treat (1) Indebtedness that is unsecured as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 4.10 Asset Sales.

(a) The Issuers will not, and will not permit any Restricted Subsidiary to consum- mate, directly or indirectly, an Asset Sale, unless:

(1) such Issuer or such Restricted Subsidiary, as the case may be, receives considera- tion at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuers (including by way of relief from or by any other Person assuming responsibil- ity for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of contractually agreeing to such sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, (A) at least 75% of the considera- tion for such Asset Sale (measured at the time of contractually agreeing to such Asset Sale), to- gether with all other Asset Sales since the Issue Date (on a cumulative basis) or (B) at least 50% of the consideration for such Asset Sale (measured at the time of contractually agreeing to such Asset Sale), in each case, received by the Issuers and the Restricted Subsidiaries is in the form of cash or Cash Equivalents.

(b) Within 365 days after the later of (x) the date of any Asset Sale and (y) the re- ceipt of any Net Proceeds of any Asset Sale, such Issuer or such Restricted Subsidiary, at its option, may apply the Applicable Percentage of the Net Proceeds from such Asset Sale (the “Applicable Proceeds”),

(1) to permanently reduce:

(a) Obligations under the Notes (which for avoidance of doubt, may be made by redemption or open-market purchases);

(b) Equal Priority Obligations other than the Notes (and to correspondingly reduce commitments with respect thereto); provided that if such Issuer or such Restricted Subsidiary shall so reduce any Equal Priority Obligations other than the Notes, such Is- suer or such Restricted Subsidiary will either (A) reduce Obligations under the Notes on a pro rata basis with such other Equal Priority Obligations by either redeeming Notes as described under Section 3.07 or by purchasing Notes through open-market purchases or in privately negotiated transactions at market prices or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Equal Priority Obligations for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon; or

(c) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to an Issuer or another Restricted Subsidiary;

(2) other than in connection with an Asset Sale described in Section 4.10(a)(2)(B), to make (A) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in an Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (B) Capital Expenditures or (C) acquisitions of other assets or other investment in the business of the Issuers or the Restricted Subsidiaries that, in each of (A), (B) and (C), either (i) are used or useful in a Similar Business or (ii) replace in whole or in part the businesses or assets that are the subject of such Asset Sale; pro- vided further, that the Issuers may elect to deem any Investment, Capital Expenditure, acquisition or investment within the scope of the foregoing clauses (a), (b) or (c), as applicable, that occurs prior to the receipt of the Applicable Proceeds from such Asset Sale to have been invested in ac- cordance with this clause (2) (it being agreed that such deemed Investment, Capital Expenditure, acquisition or investment shall have been made no earlier than the earliest of (x) notice of such Asset Sale, (y) execution of a definitive agreement for such Asset Sale, if applicable, and (z) con- summation of such Asset Sale); or

(3) any combination of the foregoing, excluding, in the case of an Asset Sale de- scribed in Section 4.10(a)(2)(B), the immediately preceding clause (2);

provided that, in the case of Section 4.10(b)(2), a binding commitment shall be treated as a permitted ap- plication of the Applicable Proceeds from the date of such commitment so long as such Issuer or such Re- stricted Subsidiary enters into such commitment with the good faith expectation that such Applicable Pro- ceeds shall be applied to satisfy such commitment within the later of (x) 180 days of such commitment and (y) 365 days after the date of the applicable Asset Sale (an “Acceptable Commitment”) and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Applicable Proceeds are applied in connection therewith, then such Applicable Proceeds shall constitute Excess Pro- ceeds after the later of (A) 365 days after the date of the applicable Asset Sale and (B) the termination of such Acceptable Commitment (unless another Acceptable Commitment is entered into with respect thereto prior to such later date).

(c) Notwithstanding the foregoing, to the extent that the repatriation or expatriation of any of or all the Applicable Proceeds of any Asset Sales by an Exempt Entity would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connec- tion with such repatriation or expatriation) or any such Applicable Proceeds are prohibited, delayed, re- stricted or subject to limitation by applicable local law, rule, regulation, order, decree or determination of any arbitrator, court or governmental authority from being repatriated or expatriated to the United States or distributed to an Issuer or any Guarantor that is not an Exempt Entity, the portion of such Applicable Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Exempt Entity so long, but only so long, as applicable, as such material adverse tax consequence exists or the applicable local law, rule, regulation, order, decree or de- termination of any arbitrator, court or governmental authority will not permit repatriation or expatriation to the United States or distribution to an Issuer or any Guarantor (the Issuers hereby agreeing to use rea- sonable efforts to cause the applicable Exempt Entity to take all actions reasonably required by the appli- cable local law, rule, regulation, order, decree, determination of any arbitrator, court or governmental au- thority, applicable organizational impediments or other impediment to permit such repatriation, expatria- tion or distribution), and if such repatriation or expatriation of any of such affected Applicable Proceeds, as applicable, no longer has material adverse tax consequences or is permitted under the applicable local law, rule, regulation, order, decree or determination of any arbitrator, court or governmental authority, such repatriation or expatriation will be promptly effected and such repatriated or expatriated Applicable Proceeds will be applied (net of additional taxes payable or reserved against as a result thereof) (whether or not repatriation or expatriation actually occurs) in compliance with this Section 4.10.

(d) Any Applicable Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds an aggregate of the greater of (i) $30,000,000 and (ii) 0.10 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measure- ment Period in any fiscal year (the “Excess Proceeds Threshold”), the Issuers shall make an offer to all Holders and, if and to the extent required by the terms of any other Equal Priority Obligations, to the holders of such Equal Priority Obligations (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Equal Priority Obligations that is equal to $1,000 or an integral multiple of $1,000 in excess thereof that may be purchased in the amount equal to the sum of the Excess Proceeds (the “Excess Proceeds Payment Amount”) at an offer price in cash in an amount equal to 100% of the principal amount or accreted value thereof, plus accrued and un- paid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the applicable Equal Priority Obligations. The Issuers will commence an Asset Sale Offer with respect to Excess Pro- ceeds within twenty (20) Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by sending the notice required pursuant to the terms of the Equal Priority Obligations Docu- ments and Section 3.09, with a copy to the Trustee, in the case of Section 3.09. The Issuers may satisfy the foregoing obligation with respect to such Applicable Proceeds from an Asset Sale by making an Asset Sale Offer with respect to all or a portion of the available Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (the “Advance Offer”).

(e) To the extent that the aggregate principal amount (or accreted value, as applica- ble) of Notes and, if applicable, Equal Priority Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds Payment Amount (or, in the case of an Advance Offer, the Advance Por- tion), the Issuers may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Ad- vance Portion) for such amount offered in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Equal Priority Obligations surrendered by such Holders and holders thereof exceeds the amount of Excess Proceeds (or, in the case of an Ad- vance Offer, the Advance Portion), the Issuers shall select the Notes and such Equal Priority Obligations to be purchased on a pro rata basis based on the principal amount or accreted value of the Notes or such Equal Priority Obligations tendered with adjustments as necessary so that no Notes or Equal Priority Ob- ligations, as the case may be, shall be repurchased in part in an unauthorized denomination. Upon com- pletion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, but in the case of an Advance Offer, the amount of the Applicable Proceeds the Issuers are offering to apply in such Ad- vance Offer shall be excluded in subsequent calculations of Excess Proceeds. Additionally, upon con- summation or expiration of any Advance Offer, any remaining Applicable Proceeds shall not be deemed Excess Proceeds and the Issuers may use such Applicable Proceeds for any purpose not otherwise prohib- ited under this Indenture.

(f) Pending the final application of an amount equal to the Applicable Proceeds pur- suant to this Section 4.10, the holder of such Applicable Proceeds may apply such Applicable Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Sen- ior Credit Agreement) or otherwise invest such Applicable Proceeds in any manner not prohibited by this Indenture. The Issuers (or any Restricted Subsidiary, as the case may be) may elect to make an Invest- ment, Capital Expenditures or acquisitions of other assets or other investments prior to receiving the Ap- plicable Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Sale, execution of a definitive agree- ment for the relevant Asset Sale and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with Section 4.10(b) with respect to such Asset Sale. For the avoidance of doubt, the Holder of any Retained Asset Sale Proceeds may apply any Retained As- set Sale Proceeds in any manner not prohibited by this Indenture and such Retained Asset Sale Proceeds shall in no event and under no circumstances constitute Excess Proceeds.

(g) For purposes of this Section 4.10, the following are deemed to be Cash Equiva-lents:

(1) any liabilities (as shown on such Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on such Issuer’s or such Re- stricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Com- pany) of an Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subor- dinated to the Notes, that are assumed by the transferee (or a third party on behalf of the trans- feree) of any such assets (or are otherwise extinguished, cancelled or terminated in connection with the transactions relating to such Asset Sale) and for which the Issuers and all Restricted Sub- sidiaries have been validly released by all applicable creditors in writing;

(2) any securities, notes or other obligations received by such Issuer or such Re- stricted Subsidiary from such transferee that are converted by such Issuer or such Restricted Sub- sidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(3) any Designated Non-cash Consideration received by such Issuer or such Re- stricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $70,000,000 and (y) 0.25 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subse- quent changes in value.

(h) Any notice of an Asset Sale Offer, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (1) the no- tice of an Asset Sale Offer is sent in a manner herein provided and (2) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

To the extent that any portion of Applicable Proceeds payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuers upon con- verting such portion into U.S. dollars

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. In complying with these requirements, the Issuers may rely on any no action letters issued by the SEC indicating that the staff of the SEC would not recommend enforcement action in relation to tender offers satisfying certain criteria. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.10 by virtue thereof.

Section 4.11 Transactions with Affiliates.

(a) The Issuers will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agree- ment, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in ex- cess of (at the time of the relevant transaction) the greater of (x) $30,000,000 and (y) 0.10 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period, unless such Affiliate Transac- tion is on terms, taken as a whole, that are not materially less favorable to the relevant Issuer or the rele- vant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Company, no comparable transaction is available with which to compare such Affil- iate Transaction, such Affiliate Transaction is otherwise fair to such Issuer or such Restricted Subsidiary from a financial point of view when such transaction is taken as a whole (as determined in good faith by the Company).

(b) The provisions of Section 4.11(a) will not apply to the following:

(1) (A) transactions between or among an Issuer or any Restricted Subsidiary or one or more joint ventures with respect to which an Issuer or one or more of the Restricted Subsidiar- ies holds Equity Interests or any entity that becomes a Restricted Subsidiary as a result of such transaction and (B) any merger, consolidation or amalgamation of an Issuer or any Parent Entity of the Company, provided that such Parent Entity shall have no material liabilities and no mate- rial assets other than cash, Cash Equivalents and the Capital Stock of the Company and such mer- ger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by Section 4.07 and the definition of “Permitted Investments”;

(3) the payment of indemnification and other similar amounts to the Permitted Hold- ers and reimbursement of expenses of the Permitted Holders and their respective Affiliates in connection with the management or monitoring of, or the provision of other services rendered to, any Parent Entity of the Company, any Equityholding Vehicle, the Company or any of its Subsid- iaries;

(4) the payment of customary fees and compensation and reimbursement of out-of- pocket costs and expenses paid to, and benefits, indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, employees, managers, employees, consultants and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuers, any of the Restricted Subsidiaries or any Parent Entity of the Company or Equityholding Vehicle;

(5) transactions in which an Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair, when taken as a whole, to such Issuer or such Restricted Subsidiary from a fi- nancial point of view or stating that the terms are not materially less favorable, when taken as a whole, to such Issuer or the relevant Restricted Subsidiary than those that would have been ob- tained in a comparable transaction by such Issuer or such Restricted Subsidiary with an unrelated Person;

(6) any agreement or arrangement as in effect as of the Issue Date or as expressly contemplated in the Offering Memorandum, or any amendment thereto (so long as any such amendment (i) is not disadvantageous in any material respect (as determined in good faith by the Company) to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date) or any transaction contemplated thereby or (ii) generally represents mar- ket terms (as determined in good faith by the Company) at the time of effectiveness of such amendment;

(7) the existence of, or the performance by an Issuer or any of the Restricted Subsidi- aries of its obligations under the terms of, any equityholders agreement, principal investors agree- ment or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity of the Company or any Equityholding Vehicle) is a party as of the Issue Date, and any transaction, agreement or arrangement described in the Offer- ing Memorandum and, in each case, any amendment thereto and any similar agreements, transac- tions or arrangements which it (or any Parent Entity of the Company or any Equityholding Vehi- cle) may enter into thereafter; provided, however, that the existence of, or the performance by an Issuer or any of the Restricted Subsidiaries (or any Parent Entity of the Company) of obligations under any future amendment to any such existing agreement or under any similar agreement en- tered into after the Issue Date shall be permitted by this clause (7) only to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material re- spect (as determined in good faith by the Company) to the Holders, when taken as a whole, when compared to such agreements in existence on the Issue Date;

(8) the Refinancing and the payment of all fees and expenses related to the Refinanc-ing;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners, Unrestricted Subsidiaries or purchasers or sellers of goods or services, in each case in the ordi- nary course of business or that are consistent with past practice or industry norm;

(10) (a) the issuance or transfer of Equity Interests (other than Disqualified Stock) of any Parent Entity, any Equityholding Vehicle or the Company to any Person, and (b) any pur- chase, retirement, redemption or acquisition by any Parent Entity, any Equityholding Vehicle or the Company of Equity Interests (other than Disqualified Stock) of the Company or any Parent Entity of the Company;

(11) transactions effected as part of any Receivables Facility that are otherwise per- mitted under this Indenture;

(12) payments (including reimbursement of out-of-pocket fees and expenses) to any of the Permitted Holders or their Affiliates made for any transaction, advisory, financing, under- writing or placement services or in respect of other investment banking activities including, with- out limitation, in connection with acquisitions or divestitures (whether or not consummated), which payments are approved by the Board of the Company in good faith;

(13) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former officers, directors, employees, managers, consultants or independent contractors (or their respective Controlled Investment Affiliates) of the Issuers, any of the Restricted Subsidiaries or any Parent Entity of the Company or Equityholding Vehicle and employment agreements, equity option plans and other compensatory arrangements with any such officers, directors, employees, managers, consultants or independent contractors (or their respec- tive Controlled Investment Affiliates or Immediate Family Members) which, in each case, are ap- proved by the Company in good faith;

(14) (A) investments by any of the Permitted Holders in securities of any Parent En- tity of the Company, any Equityholding Vehicle, an Issuer or any Restricted Subsidiary (and pay- ment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms and (B) payments to Permitted Holders in respect of securities or loans of an Issuer or any of the Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than any Parent Entity of the Company, any Equityholding Vehicle, an Issuer or any Restricted Subsidiary, in each case, in accordance with the terms of such securities or loans;

(15) the entry into, performance under, and the making of payments to any future, cur- rent or former officer, director, employee, manager, consultant or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuers, any of the Restricted Subsidiaries or any Parent Entity of the Company or Equityholding Vehicle pursuant to any management equity plan or equity option plan or any other management or em- ployee benefit plan or agreement or any equity subscription or equityholder agreement; and any employment agreements, equity option plans and other compensatory and severance arrange- ments (and any successor plans thereto) and any collective bargaining, health, disability and simi- lar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such officers, directors, employees, managers, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, in the ordinary course of business or consistent with past practice or industry norm or as otherwise approved by any Parent Entity or the Company in good faith;

(16) transactions with a Person that is an Affiliate of the Company (excluding any Un- restricted Subsidiary) arising solely because an Issuer or a Restricted Subsidiary owns any Equity Interest in, or controls, such Person;

(17) the entering into of, or payments by the Issuers (and any Parent Entity of the Company or Equityholding Vehicle) and their respective Subsidiaries pursuant to, tax sharing agreements among the Issuers (and any such Parent Entity or Equityholding Vehicle) and their respective Subsidiaries on customary terms, to the extent that such payments are permitted under Section 4.07(b)(14)(b), provided such payments do not exceed the excess (if any) of the amount of taxes they would have paid on a stand-alone basis over the amount of such taxes they actually pay directly to governmental authorities;

(18) any lease entered into between an Issuer or any Restricted Subsidiary, as lessee and any Affiliate of the Company, as lessor, which is approved by the Company in good faith;

(19) intellectual property licenses entered into in the ordinary course of business or consistent with past practice or industry norm;

(20) any transaction between an Issuer or any Restricted Subsidiary and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of an Issuer or any Parent Entity of the Company;

(21) pledges of Equity Interests of Unrestricted Subsidiaries;

(22) the existence and performance of agreements and transactions with any Unre- stricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary (and not entered into in contemplation of such designation) and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary (and not entered into in contemplation of such designation);

(23) payments to and from, and transactions with, any joint ventures or Unrestricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the or- dinary course of business in a manner consistent with prudent business practice followed by com- panies in the industry of the Company and its Subsidiaries;

(24) the issuances or transfer of Capital Stock or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity op- tions and equity ownership plans or similar employee benefit plans approved by the Board of the Company, any Parent Entity of the Company or any Equityholding Vehicle, as the case may be, in good faith, and the granting and performing of customary registration rights;

(25) any contribution of capital to the Company;

(26) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(27) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of cir- cumventing any covenant set forth in this Indenture;

(28) a transaction with a Person who was not an Affiliate of an Issuer or any Re- stricted Subsidiary before such transaction was entered into but becomes an Affiliate solely as a result of such transaction;

(29) equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Capital Stock by any Parent Entity of the Company, any Equityholding Vehicle or the Company permitted under Section 4.07 and any actions by the Company and its Restricted Subsidiaries to permit the same;

(30) [reserved];

(31) purchases of the Notes by Affiliates to the extent permitted under this Indenture and the holding of such Notes and the payments and other transactions contemplated under this Indenture in respect thereof;

(32) (a) Affiliate purchases of (i) the loans or commitments under the Senior Credit Agreement to the extent permitted under the Senior Credit Agreement, (ii) the Notes to the extent permitted under this Indenture, and (iii) any other Indebtedness of the Issuers or the Restricted Subsidiaries to the extent permitted under the agreement or instrument governing such Indebted- ness, the holding of such loans, commitments, the Notes and Indebtedness and the payments and other related transactions in respect thereof (including any payment of out of pocket expenses in- curred by such Affiliate in connection therewith), (b) other investments by Permitted Holders in securities or loans of an Issuer or any of the Restricted Subsidiaries (and any payment of out of pocket expenses incurred by such Permitted Holders in connection therewith) so long as the in- vestment is being offered generally to other investors on the same terms or on terms that are more favorable to the Company, and (c) payments to Permitted Holders in respect of securities or loans of an Issuer or any of the Restricted Subsidiaries contemplated in the foregoing subclause (b) or that were acquired from Persons other than the Issuers and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans; and

(33) transactions undertaken pursuant to a shared services agreement or pursuant to a membership in a purchasing consortium in the ordinary course of business or consistent with past practice or industry norm.

Section 4.12 Liens.

The Issuers will not, and will not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures Obligations under any Indebtedness on any asset or property of an Issuer or any Guarantor, unless:

(1) in the case of any Initial Lien on any Collateral, such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Guarantees; or

(2) in the case of any Initial Lien on any asset or property that is not Collateral, the Notes (or the related Guarantees in the case of Liens on assets or property of a Guarantor) are equally and ratably secured with (or, if such Initial Lien secures Subordinated Indebtedness, the Notes and Guarantees are secured on a senior basis to) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien.

Any Lien created for the benefit of the Holders pursuant to clause (2) of this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and dis- charged upon the release and discharge of the Initial Lien that gave rise to the obligation to so secure the Notes. In addition, in the event that an Initial Lien is or becomes a Permitted Lien, the Issuers may, at their option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebt- edness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 4.13 Corporate Existence.

Subject to Article 5, each Issuer shall do or cause to be done all things necessary to pre- serve and keep in full force and effect (a) its company existence, and the corporate, partnership, limited liability company or other existence of each of the Restricted Subsidiaries, in accordance with the respec- tive organizational documents (as the same may be amended, supplemented or otherwise modified from time to time) of such Issuer or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Issuers and the Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of the Restricted Subsidiaries, if the Issuers in good faith shall deter- mine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and the Restricted Subsidiaries, taken as a whole.

Section 4.14 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs with respect to the Notes, unless, prior to, or con- currently with, the time the Issuers are required to make a Change of Control Offer (as defined below), the Issuers have previously or concurrently mailed or transmitted electronically a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 12.01, the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof (or such higher amount as the Issuers may determine (such Change of Control Offer at a higher amount, an “Alternative Offer”)) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant Record Date to re- ceive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Pay- ment Date. Within 30 days following any Change of Control, the Issuers will send written notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, sent in the same manner, to each Holder to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depositary, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14, de- scribing the transaction or transactions that constitute the Change of Control, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 20 Busi- ness Days nor later than 60 days from the date such notice is transmitted electronically or mailed (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below;

(3) that any Note not properly tendered will remain outstanding and continue to ac- crue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue inter- est on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Con- trol Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the pro- cedures of the Depositary, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third (3rd) Business Day preceding the Change of Control Payment Date;

(6) until the close of business on the tenth Business Day after the Change of Control Offer is commenced (or such later time and date as the Issuers decide in their sole discretion) (such time and date, the “withdrawal deadline”), that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the paying agent receives, not later than the withdrawal deadline of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased and any other information as may be required by the paying agent or otherwise in accordance with the procedures of the Depositary;

(7) that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes and such new Notes will be equal in principal amount to the un- purchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to at least $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and, if applicable, stating that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is sent) as any or all applica- ble conditions shall be satisfied, or that such purchase may not occur and such notice may be re- scinded in the event that the Company shall determine that the Change of Control will not occur by the Change of Control Payment Date, or by the Change of Control Payment Date as so de- layed; and

(9) the other instructions, as determined by the Issuers, consistent with this Section 4.14, that a Holder must follow.

(b) On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes issued by them or portions thereof properly ten- dered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Con- trol Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so ac- cepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c) The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are ap- plicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

(d) The Issuers shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in Section 4.14(d), purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice given not more than 30 days following such purchase pursuant to the Change of Control Offer described in this Section 4.14, to redeem all Notes that remain outstanding following such purchase (the date of such purchase, the “Second Change of Control Payment Date”) at a price in cash equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest on the Notes that remain outstanding to, but excluding, the Second Change of Control Payment Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Second Change of Control Payment Date).

(f) A Change of Control Offer (including, for the avoidance of doubt, an Alternative Offer) may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Guarantees so long as the tender of Notes by a Holder is not conditioned upon the delivery of consents by such Holder. In addition, the Issuers or any third party approved in writing by the Issuers that is making the Change of Control Offer (including, for the avoid- ance of doubt, an Alternative Offer) may, subject to Applicable Law, increase or decrease the Change of Control Payment (or decline to pay any early tender or similar premium) being offered to Holders at any time in its sole discretion, so long as the Change of Control Payment is at least equal to 101% of the ag- gregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon.

(g) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

Section 4.15 Additional Guarantees.

(a) The Issuers will not permit any of its Domestic Subsidiaries that is a Wholly- Owned Subsidiary (and any Domestic Subsidiary that is a non-Wholly-Owned Subsidiary if such non- Wholly-Owned Subsidiary guarantees any Indebtedness referred to in clause (i) or (ii) below of an Issuer or any Guarantor), other than the Co-Issuer, a Guarantor, a Receivables Subsidiary or an Excluded Sub- sidiary, to guarantee the payment of (i) any Credit Facility permitted under Section 4.09(b)(1) or (ii) capi- tal markets debt securities of an Issuer or any other Guarantor in an aggregate principal amount in excess of the greater of (i) $30,000,000 and (ii) 0.10 multiplied by Pro Forma Consolidated EBITDA for the Ap- plicable Measurement Period, unless:

(1) such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture substantially in the form of Exhibit D to this Indenture providing for a Guarantee by such Restricted Subsidiary and joinders to the Security Agreement, the Equal Priority Intercredi- tor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement and applicable Security Documents or new intercreditor agreements and Security Documents, together with any actions, filings and agreements to the extent required by (and within the time periods as set forth in) the Security Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary, except that with re- spect to a guarantee of Indebtedness of an Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordi- nated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against an Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuers may elect, in its sole discretion, to cause any Domestic Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60 day period de- scribed in clause (1) above but shall comply with all such requirements at the time of its designation as a Guarantor.

(b) Each Guarantee shall be released in accordance with Section 10.07.

Section 4.16 Discharge and Suspension of Covenants.

(a) If (1) the Notes have an Investment Grade Rating from both Rating Agencies and (2) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day, the Issuers and the Restricted Subsidiaries will not be subject to the following covenants: Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.14, Section 4.15 and Section 5.01(a)(4) (collectively, the “Suspended Covenants”).

(b) In the event that the Issuers and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuers and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Issuers or any of their Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any ac- tions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a re- sult of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termina- tion of the Suspension Period or after that time based solely on events that occurred during the Suspen- sion Period solely to the extent arising from the failure to comply with the Suspended Covenants during the Suspension Period).

(c) The period of time from and including the date of the Covenant Suspension Event to (and excluding) the Reversion Date is referred to as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds shall be reset at zero.

(d) In the event of any such reinstatement, no action taken or omitted to be taken by the Issuers or any of the Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (1) with respect to Re- stricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calcu- lated as though Section 4.07 had been in effect prior to, but not during the Suspension Period, (2) all In- debtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(3), (3) any Affiliate Transaction

entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(6) and (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in Section 4.08(a)(1) through (3) that becomes effective during any Suspension Period shall be deemed to be permit- ted pursuant to Section 4.08(b)(1). No Subsidiaries shall be designated as Unrestricted Subsidiaries dur- ing any Suspension Period. In the event that during the Suspension Period the Issuers or any of their Af- filiates enter into an agreement to effect a transaction that would result in a Change of Control and one or both of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agencies to withdraw their ratings or downgrade their ratings assigned to the Notes such that the Notes no longer have an Investment Grade Rating from at least one Rating Agency, then the Issuers and the Restricted Subsidiaries will there- after again be subject to Section 4.14 under this Indenture with respect to such transaction.

(e) The Issuers shall provide an Officer’s Certificate to the Trustee indicating the oc- currence of any Covenant Suspension Event or Reversion Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder upon receipt of written request. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date.

Section 4.17 After-Acquired Property.

Subject to the applicable limitations and exceptions set forth in the Security Documents and this Indenture, if an Issuer or any Guarantor creates, or acquires any security interest upon any prop- erty or asset (other than Excluded Property) that would constitute Collateral to secure any Equal Priority Obligations (which include Obligations in respect of the Senior Credit Agreement), the Issuers and each of the Guarantors must concurrently grant a security interest upon any such Collateral, as security for the Obligations and perfect such security interest to the extent required by the terms of the Security Docu- ments and, if applicable, the security documents governing such Equal Priority Obligations.

Section 4.18 Further Assurances.

The Issuers and the Guarantors shall, at their sole expense, take all actions (including fil- ing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under Applicable Law, or that the Trustee, the Notes Collateral Agent or the Controlling Collat- eral Agent may (without imposing any obligation) reasonably request, in order to ensure the creation, per- fection and priority (or continuance thereof) of the security interests created or intended to be created by the Security Documents.

Section 4.19 Post-Closing.

The Issuers shall deliver to the Notes Collateral Agent insurance certificates and endorse- ments naming the Notes Collateral Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), as additional loss payee, in form and substance consistent with the insurance certificates and endorsements delivered to the Senior Credit Agreement Collateral Agent under Schedule 9.17 of the Sen- ior Credit Agreement, which insurance certificates and endorsements shall be delivered to the Notes Col- lateral Agent within 10 days after the date the same are delivered to the Senior Credit Agreement Collat- eral Agent under the Senior Credit Agreement pursuant to Schedule 9.17 of the Senior Credit Agreement.

Section 4.20 Limitation on Activities of the Co-Issuer.

The Co-Issuer may not hold any material assets, become liable for any material obliga- tions, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Company or any Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes, the Credit Facilities and any other Indebtedness of the Company or any Guarantor that is permitted to be incurred under Section 4.09, together with the execution and delivery and performance of its obliga- tions under all security documents, collateral control agreements, and intermediary agreements related thereto; provided that the net proceeds of such Indebtedness are not retained by the Co-Issuer, and (3) ac- tivities incidental thereto.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) No Issuer may merge, consolidate or amalgamate with or into or wind up into (whether or not an Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuers and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) one of the Issuers is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than an Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person orga- nized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Com- pany”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than an Issuer, expressly assumes all the obliga- tions of the applicable Issuer under this Indenture, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Cus- tomary Intercreditor Agreement pursuant to a supplemental indenture or joinders to the applicable Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement;

(3) except in the case of a transaction with a Restricted Subsidiary, immediately after such transaction, no Event of Default under clause (1), (2), (6) or (7) of Section 6.01(a) exists;

(4) except in the case of a transaction with a Restricted Subsidiary, immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(A) the Successor Company or the Issuers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test or the Consolidated Total Debt Ratio test set forth in Section 4.09(a), or

(B) (i) the Fixed Charge Coverage Ratio for the Issuers (or the Successor Company, as applicable) and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuers and the Restricted Subsidiaries immedi- ately prior to such transaction or (ii) the Consolidated Total Debt Ratio for the Issuers (or the Successor Company, as applicable) and the Restricted Subsidiaries would be equal to or less than the Consolidated Total Debt Ratio for the Issuers and the Restricted Subsidi- aries immediately prior to such transaction;

(5) if an Issuer is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(d) shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations un- der this Indenture and the Notes;

(6) the Company or, if applicable, the Successor Company shall have delivered or caused to be delivered to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, sale, assign- ment, transfer, lease, conveyance or disposition and such supplemental indentures or other docu- ments or instruments, if any, comply with this Indenture; and

(7) to the extent any assets of the Person who is merged, consolidated or amalga- mated with or into the Successor Company are assets of the type that would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasona- bly necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(b) The Successor Company will succeed to, and be substituted for, the applicable Issuer under this Indenture, the Notes, the Security Documents, the Equal Priority Intercreditor Agree- ment, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement and the applicable Issuer will automatically be released and discharged from its obligations under this Inden- ture, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement. Notwithstanding Section 5.01(a)(3) and (4),

(1) an Issuer or any Restricted Subsidiary may consolidate, amalgamate or merge with or into, wind up into or sell, assign, transfer, lease, convey, or otherwise dispose of all or part of its properties and assets to another Issuer or any Restricted Subsidiary; and

(2) the Company may consolidate, amalgamate or merge with or into or wind up into an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Com- pany in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuers and the Restricted Subsidiaries is not increased thereby.

This Section 5.01 will not apply to a sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Issuers and the Restricted Subsidiaries, including, for the avoidance of doubt, in connection with a Receivables Facility.

(c) [Reserved].

(d) Subject to Section 11.02 and the terms of the Security Documents governing the release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor shall, and the Issuers will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not an Issuer or a Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than an Issuer or a Guarantor) unless:

(1) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”); and

(B) the Successor Person, if other than such Guarantor, expressly assumes all the ob- ligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee, the Se- curity Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement pursuant to a supplemental inden- ture, joinders to the applicable Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement or other documents and instruments;

(C) to the extent any assets of the Person who is merged, consolidated or amalga- mated with or into the Successor Person are assets of the type that would constitute Collateral un- der the Security Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Secu- rity Documents in the manner and to the extent required in this Indenture or the applicable Secu- rity Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents;

(D) immediately after such transaction, no Event of Default exists under clause (1), (2), (6) or (7) of Section 6.01(a); and

(E) solely in the case where the Successor Person is not already a Guarantor, the Company shall have delivered or caused to be delivered to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consoli- dation, amalgamation or transfer and such supplemental indentures and other documents or in- struments, if any, comply with this Indenture; or

(2) the transaction is made in compliance with Section 4.10.

The Trustee and the Notes Collateral Agent shall not be responsible for monitoring, de- termining, verifying or charged with knowledge of, compliance by the Issuers with this covenant.

(e) Unless otherwise specified in this Indenture, the Successor Person (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under this Indenture, the Security Docu- ments, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge, consolidate, amalgamate or wind up with or into or sell, assign, trans- fer, convey or otherwise dispose of all or part of its properties and assets to an Issuer, another Guarantor or another Restricted Subsidiary (provided that, if the surviving or transferee Restricted Subsidiary is not required to be a Guarantor under this Indenture immediately after such transaction, then any Indebtedness of the Guarantor party(ies) to such transaction that is assumed by such surviving or transferee Restricted Subsidiary shall be deemed an incurrence of such Indebtedness upon completion of such transaction, and such transaction shall be permitted only if such incurrence is permitted under this Indenture), (ii) consoli- date, merge, amalgamate or wind up with or into an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Co- lumbia or any territory thereof, (iii) convert into a Person organized or existing under the laws of the ju- risdiction of organization of such Guarantor or a jurisdiction in the United States or any state thereof, the District of Columbia or any territory thereof, or (iv) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and is not ma- terially disadvantageous to the Holders, in each case, without regard to the requirements set forth in Sec- tion 5.01(d).

Section 5.02 Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of an Issuer or a Guarantor in accordance with Section 5.01, the successor Person formed by such consolidation or into or with which such Issuer or Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consol- idation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to such Issuer or such Guarantor, as applicable, shall refer instead to the successor Person, as applicable, and not to such Issuer or such Guarantor, as applicable) and may exercise every right and power of such Is- suer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Per- son, as applicable, had been named as an Issuer or a Guarantor, as applicable, herein.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon redemption, acceleration or oth- erwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with re- spect to the Notes;

(3) failure by an Issuer or any Guarantor for 60 days after receipt of written notice given (A) to the Issuers (with a copy to the Trustee) by the Holders of not less than 30% in aggre- gate principal amount of the then outstanding Notes or (B) to the Issuers by the Trustee (which may be at the direction of Holders of the Notes) to comply with any of its obligations, covenants or agreements (other than a default referred to in Section 6.01(a)(1) or (2)) contained in this In- denture or the Notes; provided that in the case of a failure to comply with the provisions of Sec- tion 4.03, such period of continuance of such default or breach shall be 180 days after receipt of such written notice;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is evidenced any Indebtedness for money borrowed by an Issuer or any Re- stricted Subsidiary other than any Receivables Subsidiary or the payment of which is guaranteed by an Issuer or any of the Restricted Subsidiaries (other than Indebtedness owed to an Issuer or a Restricted Subsidiary or pursuant to any Receivables Facility), whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace peri- ods) or relates to an obligation other than the obligation to pay principal of any such In- debtedness at its stated final maturity and results in the holder or holders of such Indebt- edness causing such Indebtedness to become due prior to its stated final maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates the greater of (i) $30,000,000 and (ii) 0.10 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period, or more, at any one time outstanding;

(5) failure by an Issuer or any Significant Subsidiary to pay final judgments aggre- gating in excess of the greater of (i) $30,000,000 and (ii) 0.10 multiplied by Pro Forma Consoli- dated EBITDA for the Applicable Measurement Period (net of amounts covered by insurance policies issued by insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) an Issuer or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against an Issuer or any Guarantor that is a Significant Sub- sidiary in a proceeding in which an Issuer or any Significant Subsidiary is to be adjudi- cated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of an Issuer or any Significant Subsidiary or for all or substantially all of the property of an Issuer or any Significant Subsidiary; or

(iii) orders the liquidation of an Issuer or any Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of any Guarantor that is a Significant Subsidiary shall for any rea- son (except as contemplated by the express terms thereof or this Indenture) cease to be in full force and effect or be declared null and void or any responsible officer of an Issuer or any Guar- antor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Sub- sidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required pursuant to Section 4.03) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability un- der its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture;

(9) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document, this Indenture, the Equal Priority Intercreditor Agreement and any other Customary Intercreditor Agreement, (B) the satisfaction in full of all Obligations under the Notes and this Indenture or (C) any loss of perfection that results from the failure of the Controlling Collateral Agent or Notes Collateral Agent to maintain posses- sion of certificates delivered to it representing securities pledged under the Security Documents and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes; or

(10) an Issuer or any Guarantor that is a Significant Subsidiary (or any group of Guar- antors that together (as of the latest consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03 would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable (other than by reason of the satisfaction in full of all Obligations under the Notes and this Indenture and discharge of this Indenture, the release of the Guarantee of such Guarantor in accordance with the terms of this Indenture or the release of such security interest in accordance with the terms of this Indenture and the Security Docu- ments).

In the event of any Event of Default specified in Section 6.01(a)(4), such Event of De- fault and all consequences thereof (excluding any resulting payment default, other than as a result of ac- celeration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose the Issuers deliver an Of- ficer’s Certificate to the Trustee stating that:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

(b) In case an Event of Default occurs and is continuing, neither the Trustee nor the Notes Collateral Agent will be under any obligation to exercise any of the rights or powers under this In- denture at the request or direction of any of the Holders unless the Holders have offered and, if requested, provided to the Trustee and Notes Collateral Agent, as applicable, indemnity or security satisfactory to each of them against any loss, liability or expense. Subject to the Equal Priority Intercreditor Agreement or any other Customary Intercreditor Agreement, except to enforce the right to receive payment of princi- pal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Inden- ture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of De- fault is continuing;

(2) Holders of at least 30% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders have offered and provided to the Trustee indemnity or security satisfac- tory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of at least a majority in principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

These limitations do not apply, however, to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the re- spective due date expressed in such Note.

(c) Under this Indenture (i) if a Default for a failure to report or failure to deliver a required certificate in connection with another default (such other default, the “Initial Default”) occurs, then at the time such Initial Default is cured, the Default for a failure to report or failure to deliver a re- quired certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Sec- tion 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Section 6.02 Acceleration.

If any Event of Default (other than an Event of Default specified in Section 6.01(a)(6) or (7)) occurs and is continuing under this Indenture, the Holders of at least 30% in aggregate principal amount of the then outstanding Notes by written notice to the Issuers and the Trustee, or the Trustee (which may be at the direction of the Holders) by written notice to the Issuers, may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under Section 6.01(a)(6) or (7), all outstanding Notes shall be due and payable immediately without further ac- tion or notice.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee and the Notes Collateral Agent may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee and the Notes Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee and the Notes Collateral Agent or any Holder of a Note in exercising any right or remedy accru- ing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquies- cence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee and the Issuers may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing De- fault in the payment of principal of, premium, if any, or interest on, any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer) and rescind any acceleration and its consequences with respect to the Notes; provided, subject to Section 6.02, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceler- ation and its consequences, including any related payment default that resulted from such acceleration; provided, further, that such rescission would not conflict with any judgment of a court of competent juris- diction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising there- from shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall ex- tend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Subject to the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceed- ing for any remedy available to the Trustee or the Notes Collateral Agent of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. The Trustee, however, may refuse to follow any request or direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of any other Holder (it being under- stood that the Trustee does not have an affirmative duty to ascertain whether or not such direction is un- duly prejudicial to such Holders) or that may involve the Trustee or the Notes Collateral Agent, as appli- cable, in personal liability.

Section 6.06 Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee written notice that an Event of De- fault is continuing;

(b) Holders of at least 30% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(c) Holders have offered and, if requested, provided to the Trustee indemnity or se- curity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e) Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee has no affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07 Contractual Rights of Holders to Bring Suit for Enforcement of Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder to bring suit for the enforcement of any payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed in such Note shall not be amended without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee and the Notes Collateral Agent are authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the rea- sonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, and their respective agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee, the Notes Collateral Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or aban- doned for any reason, or has been determined adversely to the Trustee, the Notes Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee, the Notes Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Notes Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee, the Notes Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or other- wise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee, the Notes Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trus- tee, the Notes Collateral Agent and their agents and counsel) and the Holders allowed in any judicial pro- ceedings relative to the Issuers (or any other obligor upon the Notes including the Guarantors), their cred- itors or their property and shall be entitled and empowered to participate as a member in any official com- mittee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent, as applicable, hereun- der. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other proper- ties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to author- ize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorgani- zation, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to au- thorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

Subject to the provisions of the Customary Intercreditor Agreements, any money or prop- erty collected by the Trustee pursuant to this Article 6 and any money or other property distributable in respect of any grantor’s Obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee (including in all of its other capacities) and the Notes Collateral Agent for amounts due under Section 7.07 and 11.08(bb);

SECOND: to Holders for amounts due and unpaid on the Notes for the principal pre- mium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

THIRD: without duplication, to Holders for any other Obligations owing to the Holders under this Indenture and the other Notes Documents; and

FOURTH: to the Issuers or as otherwise directed by a court of competent jurisdiction.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.15 Net Short Holders.

(a) Any notice of Default, notice of acceleration or instruction to the Trustee or Notes Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (or refrain from taking any other action) (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuers and the Trustee and Notes Collateral Agent, if applicable, that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by ben- eficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the result- ing Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuers (with a copy to the Trustee and the Notes Collateral Agent, as applicable) with such other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such Holder’s Po- sition Representation within five (5) Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Cove- nant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nomi- nee (after delivery to the Trustee and the Notes Collateral Agent of appropriate confirmation of beneficial ownership satisfactory to the Trustee and the Notes Collateral Agent), and DTC shall be entitled to con- clusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee or Notes Collateral Agent, as applicable. Neither the Trustee nor the Notes Collateral Agent shall have any duty whatsoever to provide this information to the Issuers or to obtain this information for the Issuers.

(b) If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe that a Di- recting Holder providing such Noteholder Direction was, at any relevant time, in breach of its Position Representation and provides to the Trustee and the Notes Collateral Agent an Officer’s Certificate stating that the Company or the Co-Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-ap- pealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee and the Notes Collateral Agent an Officer’s Certificate that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be auto- matically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direc- tion being disregarded; and, if, without the participation of such Holder, the percentage of the Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any in- demnity or security such Holder may have offered the Trustee or the Notes Collateral Agent), with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee and the Notes Collateral Agent shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(c) Notwithstanding anything in Sections 6.15(a) or 6.15(b) to the contrary, any Noteholder Direction delivered to the Trustee or the Notes Collateral Agent during the pendency of an Event of Default as the result of a voluntary bankruptcy or similar proceeding shall not require compli- ance with the foregoing paragraph. In addition, for the avoidance of doubt, the requirements described in the preceding two paragraphs shall not apply to any holder that is a Regulated Bank, and shall only apply to Noteholder Directions as defined herein and not to any other direction given to the Trustee under this Indenture.

(d) For the avoidance of doubt, the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely (without liability) on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Repre- sentation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Cer- tificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or other- wise. Neither the Trustee nor the Notes Collateral Agent shall have any liability to the Issuers, any Holder or any other Person in acting in good faith on a Noteholder Direction.

(e) With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee and the Notes Collateral Agent to the Issuers in accordance with the terms of this Indenture. Each Holder and subsequent pur- chaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and the Notes Collateral Agent and agrees not to commence any legal proceeding against the Trustee and the Notes Col- lateral Agent in respect of, and agrees that the Trustee and the Notes Collateral Agent will not be liable for any action that the Trustee and the Notes Collateral Agent takes in accordance with this Indenture, or arising out of or in connection with following instructions or taking actions in accordance with a Note- holder Direction. The Issuers will waive any and all claims, in law and/or in equity, against the Trustee and the Notes Collateral Agent, and agrees not to commence any legal proceeding against the Trustee and the Notes Collateral Agent in respect of, and agrees that the Trustee and the Notes Collateral Agent will not be liable for any action that the Trustee and the Notes Collateral Agent takes in accordance with this Indenture, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction. The Trustee and the Notes Collateral Agent will treat all Holders equally with respect to their rights described under this Indenture, and in connection with the requisite percent- ages required under this Indenture, that the Trustee and the Notes Collateral Agent will also treat all out- standing Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) The Trustee, prior to the occurrence of an Event of Default of which a Responsi- ble Officer of the Trustee shall have actual knowledge and after the curing or waiver of all such Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifi- cally set forth in this Indenture. If an Event of Default of which a Responsible Officer of the Trustee shall have actual knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default of which a Responsible Of- ficer of the Trustee has actual knowledge:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. How- ever, in the case of any such certificates or opinions which by any provision hereof are specifi- cally required to be furnished to the Trustee, the Trustee shall examine the certificates and opin- ions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, its own bad faith, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of Section 7.01(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with this Indenture or in accordance with a direction received by it pursuant to Section 6.05; and

(4) no provision of this Indenture or the Security Documents shall require the Trus- tee or the Notes Collateral Agent to expend or risk its own funds or otherwise to incur any liabil- ity, financial or otherwise, in the performance of any of its duties hereunder or thereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), (b), (c) and (e).

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, lia- bility or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segre- gated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its sole dis- cretion, may (and shall at the direction of the majority of the Holders) make such further inquiry or inves- tigation into such facts or matters, and, if the Trustee shall determine, or be so directed, to make such fur- ther inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certif- icate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may con- sult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omit- ted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of the Issuers.

(f) The Trustee shall not be deemed to have notice of any Default or Event of De- fault unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice from the Issuers or a Holder (including any holder of a beneficial interest in a Note) of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such no- tice references the Notes and this Indenture. Delivery of reports to the Trustee pursuant to Section 4.03 shall not constitute actual knowledge of, or notice to, the Trustee of the information contained therein. The Trustee shall have no duty to inquire as to the performance by the Issuers or the Guarantors of any of their covenants in this Indenture.

(g) In no event shall the Trustee be responsible or liable for any special, indirect, pu- nitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The rights, privileges, powers, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed and indemnified, are ex- tended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including as Notes Collateral Agent, their respective Responsible Officers and each agent, custodian and other Person em- ployed to act hereunder.

(i) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(j) The Trustee shall not be required to give any bond or surety in respect of the per- formance of its powers and duties hereunder.

(k) The Trustee may request that an Issuer or any Guarantor deliver an Officer’s Cer- tificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) au-thorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not super- seded.

(l) The Trustee shall not be required to give any bond or surety in respect of the per- formance of its powers and duties hereunder.

(m) The right of the Trustee to perform any discretionary act enumerated in this In- denture shall not be construed as a duty or obligation, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as de- fined in the Trust Indenture Act it must eliminate such conflict within 90 days, apply to the SEC for per- mission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04 Trustee’s Disclaimer.

Neither the Trustee nor the Notes Collateral Agent shall be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Guarantees, or the existence, genuineness, value or protection of or insurance with respect to any Collateral (except for the custody of Collateral in the Notes Collateral Agent’s possession in accordance with the applicable terms under the Security Documents), for the legality, effectiveness or sufficiency or protection of any Security Docu- ment, or for the creation, perfection, priority, sufficiency or protection of any Liens securing the Notes and Obligations. Neither the Trustee nor the Notes Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral. Neither the Trustee nor the Notes Collateral Agent shall be liable or responsible for the failure of the Issuers to effect or maintain insurance on the Collateral nor shall either of them be responsi- ble for any loss by reason of want or insufficiency in insurance or by reason of the failure of any insurer in which the insurance is carried to pay the full amount of any loss against which it may have insured the Issuers, the Trustee, the Notes Collateral Agent, or any other person. Neither the Trustee nor the Notes Collateral Agent shall be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture. The Trustee shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall have no obligation to independently determine or verify if any Change of Control, Asset Sale or any other event has occurred or if a Change of Control Offer or an Asset Sale Offer is required to be made, or notify the Holders of any such event.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail or otherwise deliver in accordance with the pro- cedures of the Depositary to Holders a notice of the Default within 90 days after a Responsible Officer of the Trustee actually obtains knowledge thereof, unless such default shall have been cured or waived. Ex- cept in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 Reports by Trustee to Holders.

Within 60 days after each October 15, beginning with the October 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail or otherwise deliver to the Holders a brief report dated as of such reporting date that complies with Section 313(a) of the Trust Indenture Act (but if no event described in Section 313(a) of the Trust Indenture Act has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Section 313(b)(2) of the Trust Indenture Act to the extent applicable. The Trustee shall also transmit by mail or otherwise deliver all reports as required by Section 313(c) of the Trust Indenture Act.

A copy of each report at the time of its delivery to the Holders shall be delivered to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Section 313(d) of the Trust Indenture Act. The Issuers shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

Section 7.07 Compensation and Indemnity.

The Issuers shall pay to the Trustee and the Notes Collateral Agent (acting in any capac- ity hereunder) from time to time such compensation for its acceptance of this Indenture and services here- under as the parties shall agree in writing from time to time. The Trustee’s and the Notes Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. Subject to such limitations and qualifications as the parties shall agree in writing from time to time, the Issuers and the Guarantors, jointly and severally, shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses in- curred or made by it in addition to the compensation for its services. Such expenses shall include the rea- sonable compensation, disbursements and expenses of the Trustee’s and the Notes Collateral Agent’s re- spective agents and counsel, subject to such limitations and qualifications as the parties shall agree in writing from time to time.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee and the Notes Collateral Agent (acting in any capacity hereunder), its officers, directors, employees and agents for, and hold the Trustee and the Notes Collateral Agent, their officers, directors, employees and agents harmless against, any and all loss, damage, claim, liability or expense (including reasonable attorneys’ fees and expenses) incurred by them in connection with the acceptance or administration of this trust and the performance of their duties hereunder (including the reasonable costs and expenses of enforcing this Indenture or pursuing enforcement of this indemnification against an Issuer or any of the Guarantors (including this Section 7.07) or defending themselves against any claim whether asserted by any Holder, an Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of their powers or duties hereunder) (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance). The Trustee (or the Notes Collateral Agent, as the case may be) shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee (or the Notes Collateral Agent, as the case may be) to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers and the Guarantors shall defend the claim and the Trustee (or the Notes Collateral Agent, as the case may be) may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or the Notes Collateral Agent through the Trustee’s or the Notes Collateral Agent’s own willful misconduct, gross negligence or bad faith, as finally determined in a non-appealable decision by a court of competent jurisdiction in the State of New York. None of the Issuers or Guarantors need pay for any settlement made without its consent.

The obligations of the Issuers and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Notes Collateral Agent.

To secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee and the Notes Collateral Agent shall have a Lien prior to the Notes and rights of the Holders on all money or property held or collected by the Trustee or the Notes Collateral Agent, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, or the earlier resignation or removal of the Trustee or Notes Collateral Agent.

When the Trustee or Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all fees, costs, and expenses (including attorneys’ fees and expenses) owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, Etc.

Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business or assets of the Trustee, shall be the successor of the Trustee hereunder without any further act, provided such organization or entity shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Sections 310(a)(1), (2) and (5) of the Trust Indenture Act. The Trustee is subject to Section 310(b) of the Trust Indenture Act.

Section 7.11 Preferential Collection of Claims Against Issuers.

The Trustee is subject to Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein.

Section 7.12 Notes Collateral Agent.

The rights, privileges, powers, protections, immunities and benefits given to the Trustee, including its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes, Guarantees and the applicable Security Documents, and have the Liens on the Collateral securing the Secured Notes Obligations terminated and released on the date the conditions set forth below in this Section 8.02 are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in Section 8.02(a) and (b), and to have satisfied all of their other obligations under the Notes, the applicable Security Documents and this Indenture, including the obligations of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute such instruments reasonably requested by such Issuer or such Guarantor acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, privileges, powers, trusts, duties. indemnities and immunities of the Trustee and the Notes Collateral Agent, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.09, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13 (solely with respect to the Guarantors), 4.14, 4.15, 4.16, 4.17 and 4.18 and 5.01(a)(4), 5.01(a)(5) and 5.01(e) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied, and have each Guarantor’s obligation released with respect to its Guarantee (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the related Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees of the Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(8), 6.01(a)(9) and 6.01(a)(10) shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(a) the Issuers must irrevocably deposit or cause to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay the principal of, premium, if any, and interest due on the Notes on the stated final maturity date or on the applicable Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the applicable Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the applicable Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(1) the Issuers have received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(2) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(f) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of an Issuer or any Guarantor or others; and

(g) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes and the related Guarantees.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Issuers any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(b)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuers.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by an Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to such Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of such Issuer as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuers or Guarantors make any payment of principal of, premium or interest on any Note following the reinstatement of their obligations, the Issuers and Guarantors shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

Notwithstanding Section 9.02, the Issuers, any Guarantor (with respect to a Guarantee, this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement to which it is a party), the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, any Guarantee, the Notes or the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement without the consent of any Holder:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency, as set forth in an Officer’s Certificate;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to comply with Section 5.01;

(d) to provide for the assumption of an Issuer’s or any Guarantor’s obligations to the Holders, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement;

(e) to make any change that would provide any additional rights or benefits to the Holders (including to secure the Notes or the Guarantees) or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(f) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon an Issuer or any Guarantor;

(g) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(i) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Notes Collateral Agent or a successor Paying Agent hereunder pursuant to the requirements hereof;

(j) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(k) to add a Guarantor or a Guarantee of a Parent Entity of the Company under this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement, or to release any such Guarantor or Guarantee if at the time of such release such Guarantor is not otherwise required by this Indenture to be a Guarantor;

(l) to conform the text of this Indenture, the Guarantees, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Guarantee, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement as set forth in an Officer’s Certificate;

(m) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (1) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(n) to add Collateral with respect to any or all of the Notes and/or the Guarantees;

(o) to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(p) to release and discharge any Collateral from the Lien securing the Notes when permitted by or required by the Security Documents, this Indenture (including pursuant to the second paragraph under Section 4.12 and including any release of any Lien on any asset or property that is not then otherwise required by this Indenture to be pledged as security for the Notes);

(q) to add any Additional Equal Priority Secured Parties to any Security Documents or to the Equal Priority Intercreditor Agreement or to any other applicable Customary Intercreditor Agreement, to add any Junior Priority Secured Parties to any Junior Priority Intercreditor Agreement or any other applicable Customary Intercreditor Agreement;

(r) to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Equal Priority Intercreditor Agreement, taken as a whole, or any joinder thereto, or to enter into any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement;

(s) in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement, or to modify any such legend as required by the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement; or

(t) to provide for the succession or joinder of any parties to the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement (and any amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Credit Agreement or any other agreement that is not prohibited by this Indenture.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Upon the request of the Issuers accompanied by a resolution of their respective board of directors authorizing the execution of any such amended or supplemental indenture or other amendments or supplements, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee and the Notes Collateral Agent shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture or other amendments or supplements authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Notes Collateral Agent shall be obligated to enter into such amended or supplemental indenture or other amendments or supplements that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D, and delivery of an Officer’s Certificate and any such supplemental indenture need be signed only by the Guarantor and the Trustee.

Section 9.02 With Consent of Holders.

Except as provided in the next two succeeding paragraphs, this Indenture, any Guarantee, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or in any other Customary Intercreditor Agreement may be amended or supplemented by the Issuers, the Trustee and the Notes Collateral Agent, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuers or their Affiliates, including consents obtained in connection with a tender offer (including a Change of Control Offer) or exchange offer for, or purchase of, the Notes, and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer (including a Change of Control Offer) or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuers accompanied by a resolution of their respective board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Notes Collateral Agent of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee and, if applicable, the Notes Collateral Agent, shall join with the Issuers in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s and the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes or change the date at which such Notes may be redeemed as described under Section 3.07; provided that any amendment to the minimum notice requirement or the definitions of “Asset Sale,” “Change of Control” or “Permitted Holders” may be made with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding;

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e) make any Note payable in money other than that stated therein;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(g) make any change in these amendment and waiver provisions (except pursuant to Section 9.01, which relates to amendments permitted without the consent of any Holders);

(h) amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for enforcement of any payment of principal, premium, if any, or interest on, such Holder’s Notes on or after the due dates therefor;

(i) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(j) except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse in any material respect to the Holders.

Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the

Liens on all or substantially all of the Collateral which secure the Secured Notes Obligations or (B) change or alter the priority of Liens securing the Secured Notes Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Security Documents or the Equal Priority Intercreditor Agreement.

Upon the request of an Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Notes Collateral Agent of evidence satisfactory to the Trustee and the Notes Collateral Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 9.06, the Trustee and the Notes Collateral Agent shall join with such Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects its own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent may in their discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05 Notation on or Exchange of Notes.

The Issuers may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, Etc.

The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent, as applicable. The Issuers may not sign an amendment, supplement or waiver until the Board of each Issuer approves it. In executing any amendment, supplement or waiver to any Notes Document, Security Document or Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture, that all covenants and conditions precedent thereto have been complied with, and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any supplemental indenture substantially in the form of Exhibit D and any related Security Document supplement or joinder or related Intercreditor Agreement supplement or joinder adding a new Guarantor under this Indenture if such supplemental indenture and any related Security Document supplement or joinder or related Intercreditor Agreement supplement or joinder is entered into pursuant to Section 9.01, and the Trustee shall be fully protected in conclusively relying upon an Officer’s Certificate stating that the execution of such supplemental indenture is authorized or permitted by Section 9.01 of this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

Subject to this Article 10, each of the Guarantors that is a party to this Indenture or becomes a party to this Indenture through the execution of a supplemental indenture hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of, interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against any of the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of any of the Issuers, any right to require a proceeding first against any of the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Notes Collateral Agent or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid to any of the Trustee, the Notes Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Notes Collateral Agent and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against any of the Issuers for liquidation or reorganization, should an Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Notes Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such

Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03 [Reserved].

Section 10.04 Execution and Delivery.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture or a supplemental indenture shall be executed on behalf of such Guarantor by one of its authorized Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Issuers shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.05 Subrogation.

Each Guarantee by a Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.06 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.07 Release of Guarantees.

Each Guarantee by a Guarantor shall be automatically and unconditionally released and discharged upon:

(a) any sale, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, transfer, dividend, distribution or other disposition), after which the applicable Guarantor is no longer a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary, or (ii) all or substantially all of the assets of such Guarantor, in each case, if such sale, transfer or other disposition is not prohibited by the applicable provisions of this Indenture;

(b) (i) the release or discharge of the guarantee or direct obligation by such Guarantor of the Senior Credit Agreement or, if applicable, the guarantee which resulted in the creation of such Guarantee or (ii) in case of a Guarantee required to be provided pursuant to clause (ii) of the first paragraph under Section 4.15 upon a reduction in aggregate principal amount of the capital markets debt securities being guaranteed by such Guarantor that resulted in such Guarantor providing such Guarantee to the greater of (i) $30,000,000 and (ii) 0.10 multiplied by Pro Forma Consolidated EBITDA for the Applicable Measurement Period, or less, except, in the case of clause (i), a discharge or release by or as a result of payment under such guarantee or direct obligation after the occurrence of a payment event of default or acceleration thereunder (it being understood that a release subject to a contingent reinstatement is still a release and that if any such guarantee or direct obligation is reinstated then such Guarantee shall also be reinstated to the extent required by the covenant described under Section 4.15);

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary or notification to the Trustee by an Officer’s Certificate that a Restricted Subsidiary that is a Guarantor shall have become an Excluded Subsidiary, in either case, in compliance with the applicable provisions of this Indenture;

(d) the Issuers exercising the legal defeasance option or covenant defeasance option in accordance with Article 8 or the Issuers’ obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(e) the merger, consolidation, amalgamation or winding-up of any Guarantor with and into the Company, the Co-Issuer or another Guarantor that is the surviving Person in such merger, consolidation, amalgamation or winding-up, or upon the liquidation or dissolution of a Guarantor following the transfer of all of its assets to the Company, the Co-Issuer or another Guarantor;

(f) the merger, consolidation, amalgamation or winding-up of any Guarantor with and into a Restricted Subsidiary in a transaction permitted by this Indenture where such Restricted Subsidiary is the surviving Person and such Restricted Subsidiary is a Foreign Subsidiary or is an Excluded Subsidiary, or upon the liquidation or dissolution of a Guarantor following the transfer of all of its assets to such a Restricted Subsidiary;

(g) in accordance with the provisions of the Equal Priority Intercreditor Agreement or any other Customary Intercreditor Agreement of the type described in clause (a) of the definition thereof; or

(h) such Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of the Equal Priority Obligations or other exercise of remedies in respect thereof, subject to, in each case, the application of proceeds of such foreclosure or exercise of remedies in the manner described under Article 11.

At the request of an Issuer, and upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions provided for in this Indenture to the release of such Guarantor have been complied with, the Trustee shall execute and deliver instruments acknowledging, without recourse, representation or warranty, the release of such Guarantor from its Guarantee (it being understood that the failure to obtain any such instrument shall not impair any automatic release pursuant to this Section 10.07).

ARTICLE 11

COLLATERAL

Section 11.01 Security Documents.

(a) The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the Security Documents, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, as applicable, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Secured Notes Obligations, subject to the terms of the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable. The Trustee, the Issuers and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the security interest in the Collateral for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if any, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents, Equal Priority Intercreditor Agreement, the Junior Priority Intercreditor Agreement and the Customary Intercreditor Agreement, if any, and to perform its obligations and exercise its rights thereunder in accordance therewith. In the event of conflict between the terms of the Equal Priority Intercreditor Agreement, this Indenture, the Security Documents and any other document relating to the Shared Collateral, the terms of the Equal Priority Intercreditor Agreement shall govern and control. The Issuers shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.01, to confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers and the Guarantors shall, at their sole expense, take all actions (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Trustee or the Notes Collateral Agent may reasonably request, in order to ensure the creation, perfection and priority (or continuance thereof) of the security interests created or intended to be created by the Security Documents in the Collateral. Such security interests will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form reasonably satisfactory to the Trustee and the Notes Collateral Agent.

(b) It is understood and agreed that prior to the discharge of the Senior Credit Agreement Obligations, to the extent that the Senior Credit Agreement Collateral Agent is satisfied with, or agrees to any deliveries or documents required to be provided in respect of any matters relating to, the Shared Collateral or makes any determination in respect of any matters relating to the Shared Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets (including extensions beyond the Issue Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date, and any determination that the cost, burden difficulty or consequence of obtaining or perfecting a security interest in a particular asset outweighs the benefit of a security interest to the relevant Equal Priority Secured Parties afforded thereby), the Notes Collateral Agent (without any independent review, verification, or determination) shall be deemed to be satisfied with such deliveries and/or documents and the judgment of the Senior Credit Agreement Collateral Agent in respect of any such matters under the Senior Credit Agreement shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Security Documents and the Notes Collateral Agent shall have no responsibility or liability relating thereto.

Section 11.02 Release of Collateral.

(a) The Liens on property or other assets constituting Collateral securing the Notes, this Indenture and the related Guarantees also shall automatically, and without the need for any further action by any Person, be terminated and released, under any one or more of the following circumstances:

(i) to enable an Issuer or any Guarantor to consummate the sale, exchange, transfer or other disposition (including by the termination of Financing Lease Obligations or the repossession of the leased property in a Financing Lease Obligation by the lessor and by means of a distribution or a Restricted Payment) of such Collateral to any Person other than an Issuer or a Guarantor, to the extent such sale, exchange, transfer or other disposition is not prohibited by the covenant described under Section 4.10;

(ii) in the case of a Guarantor that is released or discharged from its Guarantee, with respect to the property and other assets of such Guarantor, upon the release or discharge of such Guarantor from its Guarantee, including upon the designation of such Guarantor as an Unrestricted Subsidiary;

(iii) with respect to Collateral that is Capital Stock, upon (i) the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture or (ii) upon the designation by the Company of such issuer of Capital Stock as an Unrestricted Subsidiary under this Indenture;

(iv) with respect to any Collateral that is or that becomes an “Excluded Property,” upon it becoming an Excluded Property;

(v) in accordance with the second paragraph under Section 4.12;

(vi) to the extent the Liens on the Collateral securing the Obligations under the Senior Credit Agreement are released by the Senior Credit Agreement Collateral Agent (other than any release by, or as a result of, payment of such Obligations or termination of such agreement and related commitments), upon the release of such Liens;

(vii) in connection with any enforcement action or exercise of remedies taken by the Controlling Collateral Agent in accordance with the terms of the Equal Priority Intercreditor Agreement;

(viii) to the extent such Collateral is comprised of property leased to an Issuer or a Guarantor by a Person that is not an Issuer or a Guarantor, upon termination or expiration of such lease; or

(ix) as described under Article 9 below.

(b) The Liens on the Collateral securing the Notes, this Indenture and the related Guarantees also shall automatically, and without the need for any further action by any Person, be terminated and released, (i) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations in respect of the Notes under this Indenture, the related Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid, (ii) upon a legal defeasance or covenant defeasance with respect to the Notes under this Indenture as described below under Section 8.01 or a satisfaction and discharge of this Indenture with respect to the Notes as described under Section 8.02 or (iii) pursuant to the Equal Priority Intercreditor Agreement, in each case described above and the Security Documents with respect to the Notes, in each case, other than any contingent obligations (including contingent indemnity obligations not yet due or payable).

(c) In addition, and notwithstanding anything to the contrary in the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable, and this Indenture, upon request of the Issuers any Lien on any Collateral may be subordinated to the holder of any Lien on such Collateral that is created, incurred, or assumed pursuant to clauses (1), (4), (5) (to the extent related to Indebtedness permitted to be incurred pursuant to Section 4.09(b)(4)), (7), (8) (as it relates to Liens secured by clause (4) (to the extent related to Section 4.09(b)(4) and clause (7) of the definition of “Permitted Liens”)), (10), (16), (19), (23), (24), (25), (28), (29), (31)(a), (32), (33), (35), (40), (45), (46), (53), (54) and (55) of the definition of “Permitted Liens.” In addition, notwithstanding anything to the contrary contained in the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable and this Indenture, upon written request of the Issuers, the Notes Collateral Agent shall (without notice to, or vote or consent of, any Secured Notes Secured Parties) take such actions as shall be so requested by the Issuers to give effect to (by means of an acknowledgement (but not consent) in form reasonably satisfactory to the Notes Collateral Agent), or to subordinate, the Lien on any Collateral to such Liens listed above permitted by this Indenture and to enter into subordination or intercreditor agreements as applicable.

(d) With respect to any release of Collateral, upon receipt of an Officer’s Certificate and Opinion of Counsel stating that all covenants and conditions precedent under this Indenture and the Security Documents and the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by an Issuer in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers, the Trustee and the Notes Collateral Agent shall execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Equal Priority Intercreditor Agreement, Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, as applicable and shall do or cause to be done (at the Issuers’ expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the

Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate and Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 11.03 Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 11.04 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.05 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the applicable Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 11.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon an Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of an Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 11.07 Certain Limitations on the Collateral.

Notwithstanding anything in this Indenture or any other Security Document, it is understood and agreed that no actions in any jurisdiction outside the United States shall be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any intellectual property registered in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States); provided, however, that the foregoing shall not apply to the Equity Interests and assets of a Foreign Subsidiary that becomes a Guarantor as contemplated by Section 4.15 it being understood and agreed that if a Foreign Subsidiary shall become a Guarantor, notwithstanding any of the exclusions or limitations set forth in this Indenture or the Security Documents (including the definition of Excluded Property) the assets of such Foreign Subsidiary and the Equity Interests of such Foreign Subsidiary shall be pledged to the Notes Collateral Agent pursuant to arrangements substantially similar to the arrangements agreed by the Controlling Collateral Agent (including, foreign law governed security documents) subject to limitations reasonably agreed by the Issuers and the Controlling Collateral Agent and (ii) in no event shall control agreements or perfection by control or similar arrangements be required with respect to any Collateral (including deposit or securities accounts), other than in respect of (x) 100% of the equity interests required to be pledged under this Indenture and under the Security Documents and (z) notes required to be pledged under the Security Documents, nor shall leasehold mortgages, landlord waivers or collateral access agreements be required; and (iii) in no event shall Collateral include any Excluded Property unless the Issuers so elect.

It is understood and agreed that, prior to the discharge of Senior Credit Agreement Obligations, to the extent that the Senior Credit Agreement Collateral Agent is satisfied with, or agrees to any deliveries or documents required to be provided in respect of any matters relating to, the Shared Collateral or makes any determination in respect of any matters relating to the Shared Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets (including extensions beyond the Issue Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date, and any determination that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest in a particular asset outweighs the benefit of a security interest to the relevant Equal Priority Secured Parties afforded thereby)), the Notes Collateral Agent (without any independent review, verification, or determination) shall be deemed to be satisfied with such deliveries and/or documents and the judgment of the Senior Credit Agreement Collateral Agent in respect of any such matters shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Security Documents and the Notes Collateral Agent shall have no responsibility or liability relating thereto.

Section 11.08 Notes Collateral Agent.

(a) The Issuers and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable, and the Issuers and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable, and consents and agrees to the terms of the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 11.08. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable, or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents or the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement or any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, as applicable, or for any failure of any Grantor or any other party to this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Notes Collateral Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or an Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.08).

(f) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuers (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 11.08 shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g) U.S. Bank Trust Company, National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Notes Collateral Agent is authorized and directed by the Holders to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, whether executed on or after the Issue Date, (iii) make the representations of the Holders set forth in the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable, (iv) bind the Holders on the terms as set forth in the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable and (v) perform and observe its obligations under the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable.

(j) The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from an Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k) The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l) If an Issuer or any Guarantor (i) incurs any Junior Priority Obligations at any time when no Junior Priority Intercreditor Agreement is in effect and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement in favor of a designated agent or representative for the holders of the Junior Priority Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. If an Issuer or any Guarantor (i) incurs any Equal Priority Obligations at any time when the Equal Priority Intercreditor Agreement is not in effect and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a Customary Intercreditor Agreement in favor of a designated agent or representative for the holders of such Equal Priority Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) No provision of this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received security or indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, any Customary Intercreditor Agreement or the Security Documents, as applicable, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders to be sufficient.

(n) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement, as applicable and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuers (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by an Issuer or any other Grantor under this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, any Customary Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, any Customary Intercreditor Agreement and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Equal

Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, any Customary Intercreditor Agreement and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, any Customary Intercreditor Agreement and the Security Documents, or the satisfaction of any covenants and conditions precedent contained in this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, any Customary Intercreditor Agreement and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, any Customary Intercreditor Agreement and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, any Customary Intercreditor Agreement, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, any Customary Intercreditor Agreement and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuers, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuers or the Guarantors, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Notes Collateral Agent of a written request of an Issuer signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 11.08(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Issuers, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all covenants and conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents.

(s) Subject to the provisions of the applicable Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, any Customary Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(t) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstandng, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable.

(u) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement, if applicable and to the extent not prohibited under the Equal Priority Intercreditor Agreement, a Junior Priority Intercreditor Agreement or a Customary Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.

(v) In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received written direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w) Notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty, obligation or incur any liability with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x) Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuers or the Guarantors, it may require an Officer’s Certificate or an Opinion of Counsel or both, which shall conform to the provisions of this Section 11.08 and Sections 13.03 and 13.04; provided that no Officer’s Certificate or Opinion of Counsel shall be required in connection with the Security Documents and the Equal Priority Intercreditor Agreement to be entered by the Notes Collateral Agent on the Issue Date or Security Documents executed pursuant to a Security Document Order. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(y) Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(z) The rights, privileges, powers, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

(aa) The Issuers and the Guarantors shall furnish to the Trustee and the Notes Collateral Agent, within 120 days after the end of each fiscal year (beginning with the first fiscal year ending after the Issue Date and after giving effect to any fiscal year end change effected on or after the Issue Date), an Officer’s Certificate (which may be the same certificate required to be delivered by the Issuers pursuant to Section 4.04) either (i) (x) stating that such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken, and (y) stating that on the date of such Officer’s Certificate all financing statements, financing statement amendments and continuation statements have been or will be executed and filed that are necessary, as of such date or promptly thereafter and during the succeeding 12 months, fully to maintain the perfection (to the extent required by the Security Documents) of the security interests of the Notes Collateral Agent securing the Obligations thereunder and under the Security Documents with respect to the Collateral; provided that if there is a required filing of a continuation statement or other instrument within such 12-month period and such continuation statement or amendment is not effective if filed at the time of the Officer’s Certificate, such Officer’s Certificate may so state and in that case the Issuers and the Guarantors shall cause a continuation statement or amendment to be timely filed and become effective so as to maintain such Liens and security interests securing Obligations or (ii) stating that no such action is necessary to maintain such Liens or security interests.

(bb) Section 7.07 of this Indenture shall apply mutatis mutandis to the Notes Collateral Agent in its capacity as such.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

Except as otherwise provided in Section 12.02, this Indenture shall be discharged and shall cease to be of further effect as to all Notes and the Liens on the Collateral securing the Notes, this Indenture, and the Guarantees will terminate and be released, when either:

(a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (1) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and an Issuer or any Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the applicable Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) the Issuers have paid or caused to be paid all sums payable by it under this Indenture; and

(3) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or any Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuers have made any payment of principal of, premium or interest on any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07 shall survive and, if money shall have been deposited with the Trustee pursuant to Section 11.01(b)(1), the provisions of Section 11.02 and Section 8.06 shall survive.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuers, any Guarantor, the Trustee to the others is duly given if in writing (including telecopy and electronic transmission in PDF format) and delivered in person or mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to an Issuer and/or any Guarantor:

The Baldwin Insurance Group, Inc.

4211 W. Boy Scout Blvd., Suite 800

Tampa, Florida 33607

Attention: Trevor Baldwin, Brad Hale and Seth Cohen

Emails:     ,     ,      and legalnotice@baldwin.com

If to the Trustee or the Notes Collateral Agent:

U.S. Bank Trust Company, National Association

CityPlace I

185 Asylum Street, 27th Floor

Hartford, CT 06103

Fax No.: (860) 241-6897

Attention: Glen Fougere

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; 5 calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; on the first date on which publication is made, if by publication; and on the date sent to the Depositary, if otherwise in accordance with the procedures of the Depositary (which permits electronic delivery); provided that any notice or communication delivered to the Trustee or the Notes Collateral Agent shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or otherwise in accordance with the procedures of the Depositary (which permits electronic delivery). Any notice or communication shall also be sent to any Person described in Section 313(c) of the Trust Indenture Act, to the extent required by the Trust Indenture Act. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If an Issuer sends a notice or communication to Holders, they shall send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the customary procedures of such Depositary.

Section 13.02 Communication by Holders with Other Holders.

Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture, the Security Documents or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by an Issuer or any Guarantor to the Trustee to take any action under this Indenture, such Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or the Notes Collateral Agent, if applicable:

(a) An Officer’s Certificate to the Trustee and the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that such Officer’s Certificate shall not be required in connection with the issuance of the Initial Notes or the entering into any of the Notes Documents, the Security Documents or the Customary Intercreditor Agreements on the Issue Date; and

(b) An Opinion of Counsel to the Trustee and the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 12.04), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that such Opinion of Counsel shall not be required in connection with (i) the issuance of the Initial Notes or the entering into any of the Notes Documents, the Security Documents or the Customary Intercreditor Agreements on the Issue Date or (ii) the execution and delivery of any supplemental indenture pursuant to Section 4.15.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 or Section 314(a)(4) of the Trust Indenture Act) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate or certificates of public officials as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.05 Intercreditor Agreements.

The Trustee, the Notes Collateral Agent and the Holders are bound by the terms of the Customary Intercreditor Agreements (and any other intercreditor agreement authorized by this Indenture) and the Security Documents. It is expressly agreed that the other parties to the Customary Intercreditor Agreements or such other intercreditor agreement shall be third-party beneficiaries of this Section 13.05.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees, Incorporators, Members, Partners and Stockholders.

No director, officer, employee, incorporator, member, partner or stockholder of an Issuer or any Guarantor or any of their parent companies or entities (other than the Issuers in respect of the Notes and each Guarantor in respect of its Guarantee) shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees, this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08 Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.09 Waiver of Jury Trial.

EACH OF THE ISSUERS, THE GUARANTORS, THE TRUSTEE AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10 Force Majeure.

In no event shall the Trustee (including in any of its other capacities hereunder) be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, pandemics, epidemics, recognized public emergencies, quarantine restrictions, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

Section 13.11 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.12 Successors.

All agreements of the Issuers in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.

Section 13.13 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14 Counterpart Originals; Electronic Signatures.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,”

and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include digital signatures provided by DocuSign, Inc., Orbit, Adobe Sign in English (or such other digital signature provider or language as specified in writing to the Trustee by the authorized representative), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. The Issuers agree to assume all risks arising out of the use of digital signatures and electronic methods to submit this Indenture or any document to be signed in connection with this Indenture to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 13.15 Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.16 U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 13.17 Jurisdiction.

The Issuers and each Guarantor agrees that any suit, action or proceeding against the Issuers or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantees or the Notes may be instituted in the courts of the State of New York and the United States District Court for the Southern District of New York and any appellate court thereof, in each case, sitting in the Borough of Manhattan, The City of New York, New York. The Issuers and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and each Guarantor agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such Issuer or such Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which such Issuer or such Guarantor, as the case may be, are subject by a suit upon such judgment.

[Signatures on following pages]

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Chief Financial Officer

THE BALDWIN INSURANCE GROUP HOLDINGS FINANCE, INC.

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Chief Financial Officer

GUARANTORS:

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC,

the sole Manager of BRP Insurance Intermediary Holdings, LLC, BRP Main Street Insurance Holdings, LLC, BRP Medicare Insurance Holdings, LLC, BRP Middle Market Insurance Holdings, LLC, and The Baldwin Group Financial Services Holdings, LLC, and sole shareholder of The Baldwin Group Colleague, Inc.

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

THE BALDWIN GROUP COLLEAGUE, INC.

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

BRP COLLEAGUE II INC.

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

[Signature Page to 7.125% Senior Secured Notes due 2031 Indenture]

BRP MIDDLE MARKET INSURANCE HOLDINGS, LLC, the sole Manager of Armfield, Harrison & Thomas, LLC, Baldwin Krystyn Sherman Partners, LLC, Baldwin Risk Partners (Engaging), LLC, Baldwin Risk Partners (Genuine), LLC, Burnham Benefits Insurance Services, LLC, Construction Risk Partners, LLC, Insgroup, LLC, and The Baldwin Group Specialty Solutions, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

BALDWIN KRYSTYN SHERMAN PARTNERS, LLC, the sole Manager of The Baldwin Group Venture Investments, LLC and Baldwin Risk Partners Insurance Brokers, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

THE BALDWIN GROUP FINANCIAL SERVICES HOLDINGS, LLC,
the sole Manager of BKS Financial Investments, LLC, The Baldwin Group Securities, LLC, Burnham Gibson Wealth Advisors, LLC, and The Capital Group Investment Advisory Services, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

BRP INSURANCE INTERMEDIARY HOLDINGS, LLC,
the sole Manager of Millennial Specialty Insurance, LLC, BRP Effective Coverage, LLC, Connected Captive Solutions, LLC, Westwood Insurance Agency, LLC, and Juniper Re, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

[Signature Page to 7.125% Senior Secured Notes due 2031 Indenture]

BRP MAIN STREET INSURANCE HOLDINGS, LLC, the sole Manager of Guided Insurance Solutions, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

BRP MEDICARE INSURANCE HOLDINGS, LLC, the sole Manager of BRP Insurance I, LLC, BRP Insurance II, LLC, and BRP Insurance III, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

BURNHAM BENEFITS INSURANCE SERVICES, LLC, the sole Manager of 360 RX Solutions, LLC and Burnham Risk and Insurance Solutions, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

INSGROUP, LLC, the sole Manager of Insgroup Dallas, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

MILLENNIAL SPECIALTY INSURANCE, LLC, the sole Manager of Preferred Property Program, LLC, Preferred Property Risk Purchasing Group, LLC, and MSI of New York, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

ARMFIELD, HARRISON & THOMAS, LLC, the sole Manager of AHT GovConRisk, LLC

By:	/s/ Bradford L. Hale
	Name:	Bradford L. Hale
	Title:	Authorized Signatory

[Signature Page to 7.125% Senior Secured Notes due 2031 Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ Glen A. Fougere
	Name:	Glen A. Fougere
	Title:	Vice President

[Signature Page to 7.125% Senior Secured Notes due 2031 Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [   ]

ISIN [   ]1

[RULE 144A][REGULATION S] GLOBAL NOTE

7.125% Senior Secured Notes due 2031

No.	[$ ]

The Baldwin Insurance Group Holdings, LLC and The Baldwin Insurance Group Holdings Finance, Inc.

promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of            United States Dollars] on May 15, 2031.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

[1]	Rule 144A Note CUSIP: 05825X AA7
Rule 144A Note ISIN: US05825XAA72
Regulation S Note CUSIP: U0552R AA7
Regulation S Note ISIN: USU0552RAA78

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC

By:
Name:
Title:

THE BALDWIN INSURANCE GROUP HOLDINGS FINANCE, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

Dated:

By:
Authorized Signatory

[Back of Note]

7.125% Senior Secured Notes due 2031

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. The Issuers promise to pay interest on the principal amount of this Note at 7.125% per annum from May 24, 20242 until maturity. The Issuers will pay interest semi-annu- ally in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be November 15, 20243. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30- day months.

2. METHOD OF PAYMENT. The Issuers will pay interest on the Notes, if any, to the Persons who are registered Holders at the close of business on May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without prior written notice to the Holders. The Issuers or any of the Company’s Subsidiaries may act in as paying agent or registrar.

4. INDENTURE. The Issuers issued the Notes under an Indenture, dated as of May 24, 2024 (the “Indenture”), among The Baldwin Insurance Group Holdings, LLC, a Delaware limited liability company, The Baldwin Insurance Group Holdings Finance, Inc., a Florida corporation, the Guarantors named therein, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuers designated as their 7.125% Senior Secured Notes due 2031. The Issuers may issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[2]	With respect to the Notes issued on the Issue Date.
[3]	With respect to the Notes issued on the Issue Date.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional and mandatory redemption, and may be the subject of an offer to purchase, as further described in the Indenture. Except as provided in the Indenture, the Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before the mailing or electronic delivery of a notice of redemption of Notes to be redeemed.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. COLLATERAL. The Notes and the Guarantees are secured by a Lien on the Collateral, subject to Permitted Liens, on the terms and conditions set forth in the Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable. The Notes Collateral Agent holds the Lien on the Collateral in trust for the benefit of the Trustee and the Holders in each case pursuant to the Indenture, the Security Documents and the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable, as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any Customary Intercreditor Agreement, as applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

11. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12. GOVERNING LAW. THE INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice, and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture, the Security Documents and the Customary Intercreditor Agreements. Requests may be made to the Issuers at the following address:

The Baldwin Insurance Group Holdings, LLC

The Baldwin Insurance Group Holdings Finance, Inc.

4211 W. Boy Scout Blvd., Suite 800

Tampa, Florida 33607

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                               to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10    [ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $     . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

The Baldwin Insurance Group Holdings, LLC

The Baldwin Insurance Group Holdings Finance, Inc.

4211 W. Boy Scout Blvd., Suite 800

Tampa, Florida 33607

Attention: Chief Financial Officer

U.S. Bank Trust Company, National Association

CityPlace I

185 Asylum Street, 27th Floor

Hartford, CT 06103

Fax No.: (860) 241-6897

Attention: Glen Fougere

Re: 7.125% Senior Secured Notes due 2031

Reference is hereby made to the Indenture, dated as of May 24, 2024 (the “Indenture”), among The Baldwin Insurance Group Holdings, LLC, a Delaware limited liability company, The Baldwin Insurance Group Holdings Finance, Inc., a Florida corporation, the Guarantors named therein and U.S. Bank Trust Company, National Association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $     in such Note[s] or interests (the “Transfer”), to     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being ef- fected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) [ ] such Transfer is being effected to the Issuers or a parent or subsidiary thereof;

or

(c) [ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery require- ments of the Securities Act.

4. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon con- summation of the proposed Transfer in accordance with the terms of the Indenture, the transferred benefi- cial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Se- curities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on trans- fer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted De- finitive Notes and in the Indenture.

(c) [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration require- ments of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([CUSIP: [ ]][ISIN: [ ]]), or

(ii)	[ ] Regulation S Global Note ([CUSIP: [ ]][ISIN: [ ]]), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([CUSIP: [ ]][ISIN: [ ]]), or

(ii)	[ ] Regulation S Global Note ([CUSIP: [ ]][ISIN: [ ]]), or

(iii)	[ ] Unrestricted Global Note (CUSIP [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Inden- ture.

Annex A-1

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

The Baldwin Insurance Group Holdings, LLC

The Baldwin Insurance Group Holdings Finance, Inc.

4211 W. Boy Scout Blvd., Suite 800

Tampa, Florida 33607

Attention: Chief Financial Officer

U.S. Bank Trust Company, National Association

CityPlace I

185 Asylum Street, 27th Floor

Hartford, CT 06103

Fax No.: (860) 241-6897

Attention: Glen Fougere

Re: 7.125% Senior Secured Notes due 2031

Reference is hereby made to the Indenture, dated as of May 24, 2024 (the “Indenture”), among The Baldwin Insurance Group Holdings, LLC, a Delaware limited liability company, The Baldwin Insurance Group Holdings Finance, Inc., a Florida corporation, the Guarantors named therein and U.S. Bank Trust Company, National Association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

    (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $    in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL IN- TERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE.

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RE- STRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Re- stricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the trans- fer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RE- STRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the

Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accord- ance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky se- curities laws of any state of the United States.

c) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accord- ance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Re- stricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Re- stricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the re- strictions on transfer contained in the Indenture and the Private Placement Legend are not re- quired in order to maintain compliance with the Securities Act and (iv) the Unrestricted Defini- tive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL IN- TERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENE- FICIAL INTERESTS IN RESTRICTED GLOBAL NOTES.

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RE- STRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Defini- tive Note with an equal principal amount, the Owner hereby certifies that the Restricted Defini- tive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securi- ties Act.

b) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Ex- change of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions ap- plicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.

Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Se- curities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[     ] Supplemental Indenture (this “Supplemental Indenture”), dated as of     , among          (the “Guaranteeing Subsidiary”), a subsidiary of The Baldwin Insurance Group Holdings, LLC, a Delaware limited liability company, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as notes collateral agent (the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of The Baldwin Insurance Group Holdings, LLC, The Baldwin Insur- ance Group Holdings Finance, Inc. and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture (as amended, modified or supplemented from time to time, the “Indenture”), dated as of May 24, 2024, providing for the issuance of an unlimited aggregate principal amount of 7.125% Senior Secured Notes due 2031 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guar- anteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01(k) of the Indenture, the Trustee and the Notes Col- lateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guar- antors, including Article 10 thereof, and agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(3) Execution and Delivery. The Guaranteeing Subsidiary represents and warrants to and agrees that it has all the requisite corporate power and authority to execute, deliver and per- form its obligations under this Supplemental Indenture, this Supplemental Indenture has been duly and validly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture.

(4) Governing Law; Jury Trial Waiver. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLI- CABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEED- ING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all pur- poses.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. Neither the Trustee nor the Notes Collateral Agent shall be respon- sible in any manner whatsoever for or in respect of the validity or sufficiency of this Supple- mental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary. In entering into this Supplemental Indenture the Trustee and the Notes Collateral Agent shall be entitled to the benefit of every provision of the Indenture limiting the liability of, limiting the obligations of, or affording rights, defenses, excul- pation, benefits, protections, privileges, immunities or indemnities to the Trustee and the Notes Collateral Agent as if they were expressly set forth for the benefit of the Trustee and the Notes Collateral Agent, as applicable, herein mutatis mutandis.

(8) Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or here- after authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:
Name:
Title:

EXHIBIT E

FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT

See attached.

E-1

FIRST LIEN INTERCREDITOR AGREEMENT

Among

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC),

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Notes Collateral Agent for the Indenture Secured Parties

and

each Additional Agent from time to time party hereto

dated as of May 24, 2024

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Certain Defined Terms
SECTION 1.02	Terms Generally	6
SECTION 1.03	Impairments	7

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01	Priority of Claims	7
SECTION 2.02	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens	8
SECTION 2.03	No Interference; Payment Over	9
SECTION 2.04	Automatic Release of Liens; Amendments to First Lien Security Documents	10
SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	10
SECTION 2.06	Reinstatement	11
SECTION 2.07	Insurance	11
SECTION 2.08	Refinancings	11
SECTION 2.09	Possessory Collateral, Control Collateral and Agent as Gratuitous Bailee for Perfection	11

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

SECTION 3.01	Determinations with Respect to Amounts of Liens and Obligations	12

ARTICLE IV

THE APPLICABLE AUTHORIZED REPRESENTATIVE

SECTION 4.01	Appointment and Authority	12
SECTION 4.02	Rights as a First Lien Secured Party	13
SECTION 4.03	Exculpatory Provisions	13
SECTION 4.04	Collateral and Guaranty Matters	14
SECTION 4.05	Delegation of Duties	14
SECTION 4.06	Instruction Required	15

ARTICLE V

MISCELLANEOUS

SECTION 5.01	Notices	15
SECTION 5.02	Waivers; Amendment; Joinder Agreements	16
SECTION 5.03	Parties in Interest	17
SECTION 5.04	Survival of Agreement	17
SECTION 5.05	Counterparts	17
SECTION 5.06	Severability	17
SECTION 5.07	Authorization	17
SECTION 5.08	Submission to Jurisdiction; Waivers; Consent to Service of Process	18

-i-

-ii-

FIRST LIEN INTERCREDITOR AGREEMENT dated as of May 24, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC) (the “Borrower”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent for the Indenture Secured Parties (as defined below) (in such capacity and together with its successors, in such capacity, the “Notes Collateral Agent”) and each Additional Agent from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Notes Collateral Agent (for itself and on behalf of the Indenture Secured Parties) and each Additional Agent (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement and the Indenture, as applicable, with (i) the Credit Agreement controlling in the event of discrepancies as it relates to the Credit Agreement Collateral Agent and (ii) the Indenture controlling in the event of discrepancies as it relates to the Notes Collateral Agent, or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Agent” means the collateral agent and the administrative agent and/or trustee (as applicable) or any other similar agent or Person under any Additional First Lien Documents entered into after the date hereof, in each case, together with its successors in such capacity.

“Additional First Lien Collateral Agent” means (x) for so long as the Indenture Obligations are the only series of Additional First Lien Obligations, the Notes Collateral Agent and (y) if (x) does not apply, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative.

“Additional First Lien Debt Facility” means the Indenture and one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 5.13 of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, bridge loans, letters of credit, notes or other debt or borrowings, in each case, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time; provided that the Credit Agreement shall not constitute an Additional First Lien Debt Facility at any time.

“Additional First Lien Documents” means, the Notes Documents, with respect to Indenture Obligations and with respect to any other Series of Additional First Lien Obligations, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, and each other agreement entered into for the purpose of securing any Series of Additional First Lien Obligations.

“Additional First Lien Obligations” means, with respect to any Additional First Lien Debt Facility, (a) all principal of, and interest (including, without limitation, any interest, fees and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Additional First Lien Debt Facility, (b) all other amounts payable to the related Additional First Lien Secured Parties under the related Additional First Lien Documents and (c) any renewals of extensions of the foregoing, including the Indenture Obligations.

“Additional First Lien Secured Party” means, with respect to any Series of Additional First Lien Obligations, the holders of such Additional First Lien Obligations, the Additional Agent with respect thereto, any trustee or agent or any other similar agent or Person therefor under any related Additional First Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Additional First Lien Documents, including the Indenture Secured Parties.

“Additional Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of First Lien Obligations that are Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of First Lien Obligations that are Credit Agreement Obligations and (y) the Non- Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, (i) with respect to the Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) with respect to the Indenture Obligations, the Notes Trustee and (iii) with respect to any other Series of Additional First Lien Obligations, the applicable Additional Agent designated an Authorized Representative of such Series in the applicable Joinder Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, modified or supplemented from time to time.

“Bankruptcy Law” means the Bankruptcy Code, as amended, modified or supplemented from time to time, and any other federal, state, provincial or foreign law providing for the relief of debtors, or any arrangement, reorganization, insolvency, examinership, receivership, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Borrower or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Indenture Obligations, the Notes Collateral Agent and (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Additional Agent named as Collateral Agent for such Series in the applicable Joinder Agreement.

“Control Agreement” means an agreement among a Collateral Agent, the Borrower or a Subsidiary of the Borrower, and the applicable securities intermediary or financial institution pursuant to which “control” under the Uniform Commercial Code of any jurisdiction or any other similar applicable law over Control Collateral is provided to such Collateral Agent.

“Control Collateral” means any Shared Collateral in the control of the Applicable Authorized Representative (or its agents or bailees) consisting of Deposit Accounts, Securities Accounts and similar accounts, to the extent that a Lien thereon is perfected by “control” under the Uniform Commercial Code of any jurisdiction or any other similar applicable law. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC or such other similar applicable law.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of First Lien Obligations that are Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of First Lien Obligations that are Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First Lien Collateral Agent.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Applicable Authorized Representative, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of the date hereof, among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented, restated and otherwise modified, and as Refinanced or replaced from time to time, including in such event that such Credit Agreement is terminated or replaced and such replacement is designated as a “First Lien Obligation” in accordance with the terms hereof.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral in accordance with the terms of the documentation governing such Series. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means, with respect to any Shared Collateral, the Discharge of the applicable First Lien Obligations with respect to such Shared Collateral; provided that a Discharge of First Lien Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Document which has been designated in writing by the applicable Collateral Agent (under First Lien Obligation so Refinanced) or by the Borrower, in each case, to each other Collateral Agent as a “First Lien Obligation” for purposes of this Agreement.

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, supplemented, modified or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, supplemented, modified or replacement agreement that is the equivalent to such specific provision in such original agreement.

“Event of Default” means an “Event of Default” as defined in any Secured Credit Document (or, in each case, the Equivalent Provision thereof).

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations, (ii) the Indenture Obligations and (iii) each other Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties, (ii) the Indenture Secured Parties and (iii) the Additional First Lien Secured Parties with respect to each other Series of Additional First Lien Obligations.

“First Lien Security Documents” means the Security Documents (as defined in the Credit Agreement (or the Equivalent Provision thereof)) and the Notes Collateral Documents, and each other agreement entered into in favor of any Collateral Agent for the purpose of securing any Series of First Lien Obligations.

“Grantors” means the Borrower and each other Subsidiary of the Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations (including any Subsidiary that becomes a Grantor in the manner contemplated in Section 5.17). The Grantors existing on the date hereof are the Borrower and each party set forth on Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Indenture” means the Indenture dated as of May 24, 2024, among the Borrower, as issuer, The Baldwin Insurance Group Holdings Finance, Inc., as co-issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, supplemented, restated and otherwise modified, and as Refinanced or replaced from time to time, including in such event that such Indenture is terminated or replaced and such replacement is designated as a “First Lien Obligation” in accordance with the terms hereof.

“Indenture Documents” means the “Notes Documents” as defined in the Indenture.

“Indenture Obligations” means the “Secured Notes Obligations” as defined in the Notes Security Agreement or the Equivalent Provision thereof.

“Indenture Secured Parties” means the “Secured Notes Secured Parties” as defined in the Notes Security Agreement (or the Equivalent Provision thereof).

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable Secured Credit Documents); or

(3) any other case or proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Annex II hereof required to be delivered by an Additional Agent to the Applicable Authorized Representative pursuant to Section 5.13 hereto in order to establish an additional Series of Additional First Lien Obligations and become Additional First Lien Secured Parties hereunder.

“Lien” means with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative of any First Lien Secured Party that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means with respect to any Non-Controlling Authorized Representative, the date which is 120 days (throughout which 120 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing, (y) the Additional First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Document, and (z) such Non-Controlling Authorized Representative intends to exercise its rights and remedies in accordance with the terms of the applicable Additional First Lien Documents governing such Series of Additional First Lien Obligations under which such Non-Controlling Authorized Representative is the Authorized Representative as a result of the Series of Additional First Lien Obligations of such Non-Controlling Authorized Representative being due and payable in full (as a result of acceleration or otherwise); provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral at any time the Controlling Collateral Agent has commenced and is diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement or pursuit thereof) the enforcement or exercise of any of its rights or remedies with respect to all or any material portion of the Shared Collateral or at any time any Grantor is then a debtor under or with respect to any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Notes Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Notes Collateral Documents” means the “Security Documents” as defined in the Indenture (or the Equivalent Provision thereof).

“Notes Security Agreement” means the “Notes Pledge and Security Agreement” dated as of the date hereof among the Grantors party thereto and U.S. Bank Trust Company, National Association, as Notes Collateral Agent.

“Notes Trustee” means the “Trustee” as defined in the Indenture (or the Equivalent Provision thereof).

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or any other applicable law. Possessory Collateral includes, without limitation, any certificated securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and each other Loan Document (as defined in the Credit Agreement (or the Equivalent Provision thereof)), (ii) the Indenture, the Notes (as defined in the Indenture (or the Equivalent Provision thereof)) and the Notes Collateral Documents and (iii) each other Additional First Lien Document.

“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

“Senior Lien” means the Liens on the Collateral in favor of the First Lien Secured Parties under the First Lien Security Documents.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Indenture Secured Parties (in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Collateral Agent (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Indenture Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Debt Facility or any related Additional First Lien Documents, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Collateral Agent (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means Collateral over which two or more Series of First Lien Obligations have a valid and perfected Lien.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this

Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the First Lien Secured Parties of each Series of First Lien Obligations that the holders of the First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series of First Lien Obligations (a “Pari Series”)) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable or unperfected under applicable law or are subordinated to any other obligations (other than a Pari Series of First Lien Obligations), (y) the security interest of such Series of First Lien Obligations in any of the Shared Collateral securing any other Series of First Lien Obligations is not enforceable or unperfected, and/or (z) any intervening security interest exists securing any other obligations (other than a Pari Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any Pari Series of First Lien Obligations (the holder of such intervening security interest an “Intervening Creditor”) or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such determination referred to in the foregoing clauses (x), (y) or (z) with respect to any Series of First Lien Obligations, an “Impairment” of such Series of First Lien Obligations). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the First Lien Secured Parties of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code or any equivalent provision of any other applicable Bankruptcy Law), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and (x) the Controlling Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, in accordance with the terms of the applicable Secured Credit Document governing such Series of First Lien Obligations, (y) any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Borrower or any other Grantor (including any adequate protection payments) or (z) any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, then, in each case, the proceeds (i) of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party, (ii) of any distribution received by the Controlling Collateral Agent or any First Lien Secured Party in any Insolvency or Liquidation Proceeding of any Grantor with respect to such Shared Collateral (including any adequate protection payments) and (iii) of any such payment to which the First Lien Obligations are entitled under any intercreditor agreement with respect to the Shared Collateral (other than this Agreement) (all payments, distributions, proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such payment or distribution being collectively referred to as “Proceeds”), will be applied (i) FIRST, to the payment in full of all amounts then due and owing to the Credit Agreement Collateral Agent and each other Collateral Agent named in this Agreement or any joinder agreement hereto (in its capacity as such) pursuant to the terms of any Secured Credit Document in connection with such collection or sale or otherwise in connection with this Agreement or any other documentation governing any Series of First Lien Obligations, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations then due and payable of each Series secured by such Shared Collateral on a ratable basis, with such Proceeds to be applied to the First Lien Obligations then due and payable of a given Series in accordance with the terms of the applicable Secured Credit Documents; provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to the Borrower or any other Grantor, solely for purposes of this Section 2.01(a) and not any other Secured Credit Documents governing any First Lien Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First Lien Obligations of each Series of First Lien Obligations constituting Post-Petition Interests shall include only the maximum amount of Post-Petition Interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, and (iii) THIRD, after the Discharge of all First Lien Obligations, to the Borrower and the other Grantors or their successors or assigns, or to whomever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

(b) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens on the Collateral securing any Series of First Lien Obligations granted on the Shared Collateral securing the First Lien Obligations and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents, any second lien (or lower) ranking under applicable law of certain First Lien Security Documents or any defect or deficiencies in, or failure to perfect, the Liens on the Collateral securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that (i) the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) With respect to any Shared Collateral, only the Controlling Collateral Agent (acting upon the instructions of the Applicable Authorized Representative) will act or refrain from acting with respect to any Shared Collateral. For so long as the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First Lien Secured Party will or will instruct any Collateral Agent to, and neither the Notes Collateral Agent nor any other collateral agent that is not the Controlling Collateral Agent will, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise or have a right to consent to any such action, it being agreed that only the Applicable Authorized Representative and the Controlling Collateral Agent shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, any Collateral Agent or any other First Lien Secured Party may file a proof of claim or statement of interest with respect to the First Lien Obligations owed to the First Lien Secured Parties; (ii) any Collateral Agent or any other First Lien Secured Party may take any action to preserve or protect the validity and enforceability of the Liens granted in favor of such First Lien Secured Parties, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Liens granted in favor of the Controlling Secured Parties or the rights of the Applicable Authorized Representative or any other Controlling Secured Parties to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement; and (iii) any Collateral Agent or any other First Lien Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or liens of such First Lien Secured Party, including any claims secured by the Shared Collateral, in each case, to the extent not inconsistent with the terms of this Agreement. Notwithstanding the equal priority of the Liens on the Shared Collateral, the Applicable Authorized Representative and Controlling Collateral Agent may deal with the Shared Collateral as if such Applicable Authorized

Representative and Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative, Controlling Collateral Agent or Controlling Secured Party or any other exercise by the Applicable Authorized Representative, Controlling Collateral Agent or Controlling Secured Party of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party or Collateral Agent with respect to any Collateral not constituting Shared Collateral. For greater certainty, in the event the Notes Trustee or the Notes Collateral Agent is required to enter into any additional First Lien Security Document delivered after the date hereof in favor of the Indenture Secured Parties in accordance with the terms of the applicable Secured Credit Documents in respect of Shared Collateral, any such additional First Lien Security Documents in form and substance satisfactory to either the Applicable Authorized Representative or the Controlling Collateral Agent, acting reasonably shall be satisfactory to the applicable First Lien Secured Parties for purposes of the Indenture.

(b) Each Collateral Agent and the First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement.

(c) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each First Lien Secured Party agrees that (i) it will not challenge, or support any other Person in challenging, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Authorized Representative or Controlling Collateral Agent, (iii) it will not institute any suit or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the Applicable Authorized Representative, Controlling Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Authorized Representative, Controlling Collateral Agent or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Authorized Representative, Controlling Collateral Agent or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (iv) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b) Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral other than pursuant to the terms of this Agreement, at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties that have a security interest in such Shared Collateral and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to First Lien Security Documents.

(a) If at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral in accordance with the terms of this Agreement resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any Proceeds of any Shared Collateral realized therefrom will be (1) to the extent not applied as specified in clause (2), subjected to Liens in favor of all First Lien Secured Parties with the same priority among such First Lien Secured Parties as set forth in this Agreement and/or (2) applied in accordance with Section 2.01. If in connection with any such foreclosure or other exercise of remedies the Controlling Collateral Agent releases any guarantor from its obligations under a guarantee of the First Lien Obligations for which it serves as agent, then such guarantor will also be released from its guarantee of all other First Lien Obligations.

(b) Notwithstanding any other provision of this Agreement, each First Lien Secured Party agrees that each Collateral Agent may enter into any amendment to any document governing any First Lien Obligations that does not violate any express term of this Agreement. Except as provided in the preceding sentence, this Agreement shall not act in any manner to further restrict the amendment or other modification of any other Secured Credit Document.

(c) Each Non-Controlling Secured Party and each Collateral Agent agrees to promptly execute, if applicable, and deliver (at the sole cost and expense of the Grantors) to the Applicable Authorized Representative, Controlling Collateral Agent or the applicable Grantor all such termination statements, releases, authorizations and other documents and instruments, and shall take or authorize the Applicable Authorized Representative, the Controlling Collateral Agent or such Grantor to take such action (including any giving of notice), as the Applicable Authorized Representative, the Controlling Collateral Agent or such Grantor may reasonably request to effectively evidence and confirm any release of Shared Collateral provided for in this Section.

(d) Nothing in this Section 2.04 shall derogate the Notes Collateral Agent’s right (if any) to obtain an opinion of counsel and officer’s certificate under the Indenture in connection with such contemplated release.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings or Liquidation.

(a) The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law and that this Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding under any applicable Bankruptcy Law by or against the Borrower or any of its Subsidiaries.

(b) If the Borrower and/or any other Grantor shall become subject to any Insolvency or Liquidation Proceeding and shall, as debtor(s)-in-possession, move for approval of debtor in possession financing (“DIP Financing”) to be provided by one or more lenders or a third party (the “DIP Lenders”) under Section 364 of the Bankruptcy Code and/or the use of cash collateral under Section 363 of the Bankruptcy Code (or, in each case, under any equivalent provision of any other applicable Bankruptcy Law), no First Lien Secured Party (other than any Controlling Collateral Agent or the Authorized Representative of any Controlling Collateral Agent) may object to any such financing or to the Liens on the Shared Collateral (including by joining or supporting any such objection by any other Person) securing the same (the “DIP Financing Liens”) and/or to any use of cash collateral that constitutes Shared Collateral, unless, in each case, the Applicable Authorized Representative shall then oppose or object (or join in any opposition or objection) to such DIP Financing and/or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such Insolvency or Liquidation Proceeding, with the same priority vis- à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured

Parties constituting DIP Financing Liens that rank senior to the Liens securing the First Lien Obligations) and subject to a customary carve-out or other carve-out approved by the Controlling Collateral Agent as existed prior to the commencement of the Insolvency or Liquidation Proceedings, (B) the First Lien Secured Parties of each Series are granted Liens on any additional or replacement collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens that rank senior to the Liens securing the First Lien Obligations) as set forth in this Agreement, (C) if any amount of such DIP Financing and/or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection payments, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that does not constitute Shared Collateral; and provided, further, that any First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing and/or use of cash collateral. If any First Lien Secured Party is granted adequate protection (A) in the form of Liens on any additional or replacement Collateral, then each other First Lien Secured Party will be entitled to seek, and each First Lien Secured Party will consent and not object to, adequate protection in the form of Liens on such additional or replacement Collateral with the same priority vis-à-vis the other First Lien Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens that rank senior to the Liens securing the First Lien Obligations) as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Secured Party will be entitled to seek, and each First Lien Secured Party will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the Proceeds of such adequate protection must be applied to all First Lien Obligations in accordance with Section 2.01.

SECTION 2.06 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for avoidance or disgorgement of a preference or fraudulent transfer under any Bankruptcy Law), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First Lien Secured Parties, the Controlling Collateral Agent shall have the right, but not any obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Collateral Agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral, Control Collateral and Agent as Gratuitous Bailee for Perfection.

(a) The Applicable Authorized Representative and each Controlling Collateral Agent each agree to hold any Shared Collateral constituting Possessory Collateral that is part of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees), and hold any rights it (or its agents or bailees) may have under any Control Agreement in respect of Shared Collateral that is Control Collateral, as gratuitous bailee for the benefit and on behalf of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral or Control Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time after the Discharge of the First Lien Obligations of the Series for which the Applicable Authorized

Representative and/or Controlling Collateral Agent is acting, the Applicable Authorized Representative and each Controlling Collateral Agent shall (at the sole cost and expense of the Grantors), promptly deliver all Possessory Collateral, to the Applicable Authorized Representative or Controlling Collateral Agent (as applicable) (after giving effect to the Discharge of such First Lien Obligations) together with any necessary endorsements reasonably requested by the Applicable Authorized Representative or Controlling Collateral Agent (as applicable) (or make such other arrangements as shall be reasonably requested by the Applicable Authorized Representative or Controlling Collateral Agent to allow the Applicable Authorized Representative or such Controlling Collateral Agent to obtain control of such Possessory Collateral or Control Collateral). Pending delivery to the Applicable Authorized Representative or Controlling Collateral Agent (as applicable), each other Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral from time to time in its possession and the rights under any Control Agreement to which it is from time to time a party in respect of Control Collateral, as gratuitous bailee for the benefit and on behalf of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral or Control Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Applicable Authorized Representative and each other Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral or Control Collateral as gratuitous bailee for the benefit and on behalf of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

(c) The Agreement of the Applicable Authorized Representative and each Controlling Collateral Agent to act as gratuitous bailee pursuant to this Section 2.09 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 9-104(a)(5) and 9-313(c) of the UCC.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever any Collateral Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by the applicable Authorized Representative and/or each other Collateral Agent and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if the Authorized Representative and/or any Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent may (but shall not be obligated to) to make any such determination by such method as it may determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Applicable Authorized Representative

SECTION 4.01 Appointment and Authority.

(a) Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Applicable Authorized Representative and/or the Controlling Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Authorized Representative and/or the Controlling Collateral Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each of the First Lien Secured Parties, and each Collateral Agent, hereby agrees to provide such cooperation, assistance and written direction (in each case, subject to the benefits, immunities, indemnities, privileges, protections and rights of the Notes Collateral Agent pursuant to the Indenture) as may be requested by the Applicable Authorized Representative and/or Controlling Collateral Agent to facilitate and effect actions taken or intended to be taken by the Applicable Authorized Representative and/or Controlling Collateral Agent pursuant to this Article IV, such cooperation to include execution and delivery of notices, instruments and other documents as may be necessary or as are reasonably deemed necessary by the Applicable Authorized Representative and/or Controlling Collateral Agent to effect such actions, and joining in any action, motion or proceeding initiated by the Applicable Authorized Representative and/or Controlling Collateral Agent for such purposes at the sole cost and expense of the Grantors.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative and/or Controlling Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of their Credit Agreement Obligations, Indenture Obligations or Additional First Lien Obligations, as applicable. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative, Controlling Collateral Agent or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Applicable Authorized Representative or any Collateral Agent for any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions that do not violate this Agreement which any Collateral Agent or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Collateral Agent or any holders of First Lien Obligations, in any Insolvency or Liquidation Proceeding, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, any Grantor or any of its Subsidiaries, as debtor-in-possession. This Agreement shall not give rise to any responsibility by any Collateral Agent to take any action to create, perfect, maintain, renew or continue the Liens on any Shared Collateral.

SECTION 4.02 Rights as a First Lien Secured Party. The Person serving as the Applicable Authorized Representative and/or Controlling Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative and/or Controlling Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party,” “Credit Agreement Secured Parties,” “Indenture Secured Party,” “Indenture Secured Parties,” “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative and/or Controlling Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may but is not required to accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Authorized Representative hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.03 Exculpatory Provisions. The Applicable Authorized Representative and each Controlling Collateral Agent shall not have any duties or obligations except those expressly set forth herein and, with respect to the Notes Trustee and the Notes Collateral Agent, in the Indenture and the applicable Notes Collateral Documents (subject in each case to the benefits, immunities, indemnities, privileges, protections and rights of the Notes Trustee and Notes Collateral Agent pursuant to the Indenture and such Notes Collateral Documents). Without limiting the generality of the foregoing, the Applicable Authorized Representative and each Controlling Collateral Agent:

(i) shall not be subject to any fiduciary duties and/or any implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers; provided that the Applicable Authorized Representative and each Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to this Agreement or applicable law;

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative and/or Controlling Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct as found by a court of competent jurisdiction in a final, non-appealable judgment or (2) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement. The Applicable Authorized Representative and each Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until written notice describing such Event of Default and referencing applicable agreement is given to the Applicable Authorized Representative and Controlling Collateral Agent at its address as provided in Section 5.01;

(v) shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, opinion, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents (including the preparation or filing of financing statements), (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to such Applicable Authorized Representative or Controlling Collateral Agent; and

(vi) need not segregate money held hereunder from other funds except to the extent required by law. The Applicable Authorized Representative and each Controlling Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

SECTION 4.04 Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the applicable Collateral Agent to release any Lien on any property granted to or held by such Collateral Agent under any First Lien Security Document in accordance with Section 2.04.

SECTION 4.05 Delegation of Duties. The Applicable Authorized Representative and/or the Controlling Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Security Document by or through any one or more sub-agents appointed by the Applicable Authorized Representative and/or Controlling Collateral Agent, and such Applicable Authorized Representative or Controlling Collateral Agent shall not be responsible to any other First Lien Secured Party for any misconduct or negligence on the part of such sub-agent appointed with due care. The Applicable Authorized Representative and/or Controlling Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Applicable Authorized Representative and/or Controlling Collateral Agent and any such sub-agent; provided, however that in no event shall any Applicable Authorized Representative or Controlling Collateral Agent be responsible or liable to any other First Lien Secured Party for any misconduct or negligence on the part of any such sub-agent appointed with due care.

SECTION 4.06 Instruction Required. Any action hereunder on the part of the Notes Collateral Agent to be exercised or performed shall only be exercised or performed if the Notes Collateral Agent receives instructions from the applicable Indenture Secured Parties in accordance with and subject to the terms of the Indenture.

The Notes Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture or this Agreement at the request or direction of any of the applicable First Lien Secured Parties pursuant to this Agreement or the Indenture, unless the applicable First Lien Secured Parties shall have offered and, if requested, provided to such Collateral Agent security or indemnity satisfactory to the Notes Collateral Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein (including, but not limited to, all the directions and instructions to be provided to the Applicable Authorized Representative and/or Controlling Collateral Agent herein by the First Lien Secured Parties) shall be in writing and shall be delivered by e-mail, hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	If to the Borrower:

The Baldwin Insurance Group Holdings, LLC

4010 W. Boy Scout Blvd., Suite 200

Tampa, Florida 33607

Attention: Brad Hale, Chief Financial Officer

Phone No.: (813) 867-7949

Email:

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Meyer C. Dworkin

Phone No.: (212) 450-4382

Email: meyer.dworkin@davispolk.com

(b)	If to the Credit Agreement Collateral Agent:

JPMorgan Chase Bank, N.A.

450 S Orange Avenue, Floor 10

Orlando, FL 32801

Attention: Edyn Hengst

Email: edyn.hengst@jpmorgan.com

(c)	If to the Notes Collateral Agent party hereto on the date hereof:

U.S. Bank Trust Company, National Association, as Notes Collateral Agent

CityPlace I 185 Asylum Street

27th Floor Hartford, CT 06103

Attention: Glen Fougere

Telecopy: (860) 241-6897

Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among the Applicable Authorized Representative and each other Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

The Notes Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Notes Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. Each Collateral Agent shall be entitled to treat electronic communications delivered or furnished pursuant to procedures approved by such Collateral Agent (“Electronic Methods”) from a person purporting to be (and whom the Collateral Agent, acting reasonably, believes in good faith to be) the authorized representative of the Grantors or any Secured Party, as sufficient instructions and authority of the Grantors or any First Lien Secured Party for the Collateral Agent to act and shall have no duty to verify or confirm that person is so authorized. If the Borrower, any other Grantor, the Credit Agreement Collateral Agent or any other Collateral Agent or Senior Class Debt Representative elects to give the Notes Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Notes Collateral Agent in acts upon such instructions, then the Notes Collateral Agent’s understanding of such instructions shall be deemed controlling. No Collateral Agent shall have any liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon or compliance with such instructions or directions. Each of Grantors and the First Lien Secured Parties agree: (i) to assume all risks arising out of the use of such Electronic Methods to submit instructions and directions to the Collateral Agents, including without limitation the risk of any Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Collateral Agents and that there may be more secure methods of transmitting instructions than the method(s) selected by the Grantors or any First Lien Secured Party; and (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Collateral Agent and the Borrower.

(c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Additional Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Additional Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Additional Agent is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, without the consent or signature of any other Collateral Agent or First Lien Secured Party, the Applicable Authorized Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations in compliance with the Credit Agreement, the Indenture and any Additional First Lien Documents then in effect. Each party to this Agreement agrees that (i) at the request (and sole expense) of the Borrower, without the consent of any First Lien Secured Party, each of the Collateral Agents shall, upon delivery of an Officer’s Certificate of the Borrower to the Applicable Authorized Representative, execute and deliver an acknowledgment and confirmation of such modifications effected by the Applicable Authorized Representative and/or enter into an amendment, a restatement or a supplement of this Agreement approved by the Applicable Authorized Representative to facilitate such modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications) and (ii) the Borrower shall be a beneficiary of this Section 5.02(d). Notwithstanding the foregoing, this Agreement shall terminate with respect to a Series of First Lien Obligations (and the Collateral Agent(s) with respect thereto) upon the Discharge of such Series of First Lien Obligations. Further, without the consent or signature of any other Collateral Agent or First Lien Secured Party, at the written request of the Borrower, the Applicable Authorized Representative may effect amendments and modifications and/or make other changes (i) of a technical nature or (ii) to cure any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature, and written notice of such amendment or modification shall be promptly provided to each other Authorized Representative.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Credit Agreement Collateral Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Notes Collateral Agent represents and warrants that this Agreement is binding upon the Indenture Secured Parties. This Agreement is the “First Lien Intercreditor Agreement” under and as defined in the Indenture (or the Equivalent Provision thereof).

SECTION 5.08 Submission to Jurisdiction; Waivers; Consent to Service of Process. Each Collateral Agent, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York in the borough of Manhattan in New York City, the courts of the United States of America for the Southern District of New York, and appellate courts, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that notwithstanding the foregoing (x) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (y) legal actions or proceedings in connection with the exercise of rights and remedies with respect to Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and waives any right to claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Collateral Agent) at the address referred to in Section 5.01 hereof;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 GOVERNING LAW; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other First Lien Security Documents or Additional First Lien Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.04, 2.05, 2.09 and Article V) is intended to or will amend, waive or otherwise modify the provisions of the

Credit Agreement, the Indenture or any Additional First Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Section 2.04, 2.05, 2.09 or Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default (or similar event) under, the Credit Agreement or any First Lien Security Document.

SECTION 5.13 Additional First Lien Obligations. To the extent, but only to the extent permitted by the provisions of the Credit Agreement, the Indenture and the Additional First Lien Documents, the Borrower or any other Grantor may incur Additional First Lien Obligations. Any such additional Series of Additional First Lien Obligations (the “Additional Senior Class Debt”) may be secured by a Lien and may be guaranteed by the Grantors on a pari passu basis, in each case under and pursuant to the Additional First Lien Documents, if and subject to the condition that the Collateral Agent of any such Additional Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Collateral Agent and holders in respect of any Additional Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for a Senior Class Debt Representative to become a party to this Agreement,

(i) such Senior Class Debt Representative, the Applicable Authorized Representative and the Borrower shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by the Applicable Authorized Representative and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes a Collateral Agent and Additional Agent hereunder, and the Additional Senior Class Debt in respect of which such Senior Class Debt Representative is the Collateral Agent and the related Senior Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have delivered to the Collateral Agents true and complete copies of each of the Additional First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a responsible officer of the Borrower;

(iii) the Borrower shall have delivered to the Collateral Agents an Officer’s Certificate stating that such Additional First Lien Obligations are permitted by each applicable Secured Credit Document then in effect to be incurred, or to the extent a consent is otherwise required to permit the incurrence of such Additional First Lien Obligations under any Secured Credit Document then in effect, each Grantor has obtained the requisite consent; and

(iv) the Additional First Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to the Applicable Authorized Representative, that each Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

SECTION 5.14 Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.15 [Reserved].

SECTION 5.16 Information Concerning Financial Condition of the Borrower and the other Grantors. In accordance with their respective First Lien Security Documents, the Applicable Authorized Representative, the other Collateral Agents and the Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the other Grantors and all endorsers or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations; provided that nothing in this Section 5.16 shall impose a duty on the Notes Collateral Agent to inform itself or investigate the financial condition of the Borrower or other Grantors beyond that which may be required under the Indenture. The Applicable Authorized Representative, the other Collateral Agents and the Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Applicable Authorized Representative, any other Collateral Agent or any Secured Party undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and Applicable Authorized Representative, the other Collateral Agents and the Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.17 Additional Grantors. The Borrower agrees that, if any Subsidiary of the Borrower shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Applicable Authorized Representative and delivered by the Borrower to each other Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.18 Further Assurances. Each Collateral Agent, on behalf of itself and each First Lien Secured Party under the applicable Credit Agreement, Indenture or Additional First Lien Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 5.19 Credit Agreement Collateral Agent and Notes Collateral Agent. It is understood and agreed that (a) the Credit Agreement Collateral Agent is entering into this Agreement in its capacity as Administrative Agent under the Credit Agreement and the provisions of Section 13 of the Credit Agreement applicable to it as administrative agent or collateral agent thereunder shall also apply to it as Collateral Agent, Authorized Representative, Applicable Authorized Representative and Controlling Collateral Agent hereunder, and (b) the Notes Collateral Agent is entering into this Agreement in its capacity as Collateral Agent under the Indenture and/or the applicable Notes Collateral Documents, as the case may be; for the avoidance of any doubt, the provisions of the Indenture and the applicable Notes Collateral Documents granting or extending any benefits, immunities, indemnities, privileges, protections and rights to the Notes Trustee or Notes Collateral Agent thereunder shall also apply to the Notes Collateral Agent hereunder.

For the avoidance of doubt, the parties hereto acknowledge that in no event shall the Credit Agreement Collateral Agent or the Notes Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action.

[Remainder of Page Intentionally Left Blank.]

Very truly yours,

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC

By:
Name:
Title:

THE BALDWIN INSURANCE GROUP HOLDINGS FINANCE, LLC

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

GUARANTORS:

360 RX Solutions, LLC
AHT GovConRisk, LLC
Armfield, Harrison & Thomas, LLC
Baldwin Krystyn Sherman Partners, LLC
Baldwin Risk Partners (Engaging), LLC
Baldwin Risk Partners (Genuine), LLC
Baldwin Risk Partners Insurance Brokers, LLC
BKS Financial Investments, LLC
The Baldwin Group Venture Investments, LLC
BRP Colleague II Inc.
The Baldwin Group Colleague, Inc.
BRP Effective Coverage, LLC
The Baldwin Group Financial Services Holdings, LLC
BRP Insurance I, LLC
BRP Insurance II, LLC
BRP Insurance III, LLC
BRP Insurance Intermediary Holdings, LLC
BRP Main Street Insurance Holdings, LLC
BRP Medicare Insurance Holdings, LLC
BRP Middle Market Insurance Holdings, LLC
The Baldwin Group Securities, LLC
Burnham Benefits Insurance Services, LLC
Burnham Gibson Wealth Advisors, LLC
Burnham Risk and Insurance Solutions, LLC
Connected Captive Solutions, LLC
Construction Risk Partners, LLC
Guided Insurance Solutions, LLC
Insgroup Dallas, LLC
Insgroup, LLC
Juniper Re, LLC
Millennial Specialty Insurance, LLC
MSI of New York, LLC
Preferred Property Program, LLC
Preferred Property Risk Purchasing Group, LLC
The Baldwin Group Specialty Solutions, LLC
The Capital Group Investment Advisory Services, LLC
Westwood Insurance Agency, LLC

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Notes Collateral Agent

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

ANNEX I

Grantors

1.	The Baldwin Insurance Group Holdings, LLC
2.	The Baldwin Insurance Group Holdings Finance, LLC
3.	360 RX Solutions, LLC
4.	AHT GovConRisk, LLC
5.	Armfield, Harrison & Thomas, LLC
6.	Baldwin Krystyn Sherman Partners, LLC
7.	Baldwin Risk Partners (Engaging), LLC
8.	Baldwin Risk Partners (Genuine), LLC
9.	Baldwin Risk Partners Insurance Brokers, LLC
10.	BKS Financial Investments, LLC
11.	The Baldwin Group Venture Investments, LLC
12.	BRP Colleague II Inc.
13.	The Baldwin Group Colleague, Inc.
14.	BRP Effective Coverage, LLC
15.	The Baldwin Group Financial Services Holdings, LLC
16.	BRP Insurance I, LLC
17.	BRP Insurance II, LLC
18.	BRP Insurance III, LLC
19.	BRP Insurance Intermediary Holdings, LLC
20.	BRP Main Street Insurance Holdings, LLC
21.	BRP Medicare Insurance Holdings, LLC
22.	BRP Middle Market Insurance Holdings, LLC
23.	The Baldwin Group Securities, LLC
24.	Burnham Benefits Insurance Services, LLC
25.	Burnham Gibson Wealth Advisors, LLC
26.	Burnham Risk and Insurance Solutions, LLC
27.	Connected Captive Solutions, LLC
28.	Construction Risk Partners, LLC
29.	Guided Insurance Solutions, LLC
30.	Insgroup Dallas, LLC
31.	Insgroup, LLC
32.	Juniper Re, LLC
33.	Millennial Specialty Insurance, LLC
34.	MSI of New York, LLC
35.	Preferred Property Program, LLC
36.	Preferred Property Risk Purchasing Group, LLC
37.	The Baldwin Group Specialty Solutions, LLC
38.	The Capital Group Investment Advisory Services, LLC
39.	Westwood Insurance Agency, LLC

ANNEX II

[FORM OF] JOINDER NO. [ ] dated as of [    ], 20[ ] to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of May 24, 2024 (the “First Lien Intercreditor Agreement”), among THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC) (the “Borrower”), the other Grantors party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”) and the collateral agent for the Indenture Secured Parties (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”) and each Additional Agent from time to time party thereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower or its Restricted Subsidiaries to incur Additional First Lien Obligations and to secure such Additional Senior Class Debt with the Senior Lien and to have such Additional Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Documents, the Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become a Collateral Agent under, and such Additional Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Collateral Agent under, and such Additional Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien Intercreditor Agreement, upon the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Collateral Agent”) is executing this Joinder in accordance with the requirements of the First Lien Intercreditor Agreement.

Accordingly, the Applicable Authorized Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Collateral Agent by its signature below becomes a Collateral Agent and Additional Agent under, and the related Additional Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New Collateral Agent had originally been named therein as a Collateral Agent, and the New Collateral Agent, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Collateral Agent and to the Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. [Each reference to a “Collateral Agent”, “Authorized Representative” or an “Additional Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent.]1 The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Collateral Agent represents and warrants to the Applicable Authorized Representative and the other First Lien Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Collateral Agent’s entry into this Agreement, the Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First Lien Secured Parties.

[1]	To be updated as needed to reflect different capacities.

Annex II-1

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Joinder that bears the signature of the New Collateral Agent. Delivery of an executed signature page to this Joinder by electronic methods shall be effective as delivery of a manually signed counterpart of this Joinder. The words “execution,” “signed,” “signature,” and words of like import in this Joinder shall be deemed to include electronic signatures or the keeping of electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agree to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel for the Applicable Authorized Representative.

SECTION 9. The New Collateral Agent is joining the First Lien Intercreditor Agreement in its capacity as collateral agent under the applicable Additional First Lien Documents governing such Additional First Lien Obligations and the provisions of such documents granting or extending any benefits, immunities, indemnities, privileges, protections and rights to the New Collateral Agent thereunder shall also apply to the New Collateral Agent under the First Lien Intercreditor Agreement.

Annex II-2

IN WITNESS WHEREOF, the New Collateral Agent and the Applicable Authorized Representative have duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of [ ]

By:
Name:
Title:

Annex II-3

Address for notices:

attention of:

Telecopy:

Annex II-4

Acknowledged by:

[___________________], as Applicable Authorized Representative

By:
Name:
Title:

Annex II-5

Schedule I to the Joinder to the

First Lien Intercreditor Agreement

Grantors

1. [    ]

Annex II-6

ANNEX III

SUPPLEMENT NO.     dated as of     , to the FIRST LIEN INTERCREDITOR AGREEMENT dated as May 24, 2024 (the “First Lien Intercreditor Agreement”), THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC) (the “Borrower”), the other Grantors party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”) and the collateral agent for the Indenture Secured Parties (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”) and each Additional Agent from time to time party thereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. The Grantors have entered into the First Lien Intercreditor Agreement. Pursuant to certain Secured Credit Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the First Lien Intercreditor Agreement. Section 5.17 of the First Lien Intercreditor Agreement provides that such Subsidiaries may become party to the First Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Indenture and Additional First Lien Documents.

Accordingly, the Applicable Authorized Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.17 of the First Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Applicable Authorized Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement. The words “execution,” “signed,” “signature,” and words of like import in this Supplement shall be deemed to include electronic signatures or the keeping of electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Annex III-1

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the First Lien Intercreditor Agreement.

SECTION 8. The Borrower agree to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Applicable Authorized Representative.

Annex III-2

IN WITNESS WHEREOF, the New Grantor, and the Applicable Authorized Representative have duly executed this Supplement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

[_________________], as Applicable Authorized Representative,

By:
Name:
Title:

Annex III-3

EXHIBIT F

FORM OF JUNIOR PRIORITY INTERCREDITOR AGREEMENT

See attached.

JUNIOR PRIORITY INTERCREDITOR AGREEMENT

Among

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC),

as Borrower,

and the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Senior Priority Representative for the Senior Credit Agreement Secured Parties,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Senior Priority Representative for the Senior Indenture Secured Parties,

[•],

as Junior Priority Representative for the Junior Priority [Agreement] Secured Parties,

and

each additional Representative from time to time party hereto dated as of [•], 20[•]

JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [•], (this “Agreement”), by and among THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC), a Delaware limited liability company, (the “Borrower”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as Representative for the Senior Credit Agreement Secured Parties (in such capacity and together with its successors, assigns, designees and sub-agents in such capacity, the “Senior Credit Facilities Collateral Agent”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, in its capacity as notes collateral agent under the Senior Secured Notes Indenture (in such capacity and together with its successors, assigns, designees and sub-agents in such capacity, the “Senior Notes Collateral Agent”) as Representative for the Senior Indenture Secured Parties, [•], as Representative for the Junior Priority [Agreement] Secured Parties (in such capacity and together with its successors, assigns, designees and sub-agents in such capacity, the “Junior Priority Collateral Agent”), and each additional Senior Priority Representative and Junior Priority Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Senior Credit Facilities Collateral Agent (for itself and on behalf of the other Senior Credit Agreement Secured Parties), the Senior Notes Collateral Agent (for itself and on behalf of the other Senior Indenture Secured Parties), the Junior Priority Collateral Agent (for itself and on behalf of the other Junior Priority [Agreement] Secured Parties) and each additional Senior Priority Representative (for itself and on behalf of the other Additional Senior Secured Parties under the applicable Additional Senior Priority Debt Facility) and each additional Junior Priority Representative (for itself and on behalf of the other Additional Junior Priority Secured Parties under the applicable Additional Junior Priority Debt Facility) agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Senior Credit Agreement or Senior Secured Notes Indenture, as applicable, or if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Junior Priority Debt” means any Indebtedness that is Incurred or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting Junior Priority Obligations), which Indebtedness and Guarantees are secured by Liens on the Junior Priority Collateral (or a portion thereof) having, or intended to have, a priority ranking (but without regard to control of remedies, other than as provided by the terms of the applicable Junior Priority Debt Documents) that is junior to the Liens on the Junior Priority Collateral securing the First Lien Obligations; provided, however, that (a) such Indebtedness is permitted to be Incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Junior Priority Debt Document then in effect and (b) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof.

“Additional Junior Priority Debt Documents” means, with respect to any series, issue or class of Additional Junior Priority Debt, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including the Junior Priority Collateral Documents.

“Additional Junior Priority Debt Facility” means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Junior Priority Debt.

“Additional Junior Priority Debt Obligations” means, with respect to any series, issue or class of Additional Junior Priority Debt, (a) all principal of, and premium and interest, fees and expenses (including, without limitation, any interest, fees and expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding or which would accrue but for the operation of Debtor Relief Laws, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Junior Priority Debt, (b) all other amounts payable to the related Additional Junior Priority Secured Parties under the related Additional Junior Priority Debt Documents, including, if applicable, any Hedging Obligations and/or Banking Services Obligations, and (c) any Refinancings of the foregoing.

“Additional Junior Priority Secured Parties” means, with respect to any series, issue or class of Additional Junior Priority Debt, the holders of such Indebtedness or any other Additional Junior Priority Debt Obligation, including, if applicable, any counterparty to any Hedging Agreements and/or in regard of any Banking Services Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Junior Priority Debt Documents.

“Additional Senior Priority Debt” means any Indebtedness that is Incurred or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting Senior Credit Agreement Obligations and Senior Indenture Obligations), which Indebtedness and Guarantees are secured by Liens on the Senior Priority Collateral (or a portion thereof) having a priority ranking that is senior to the Liens on the Junior Priority Collateral securing the Junior Priority Obligations; provided, however, that (a) such Indebtedness is permitted to be Incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Junior Priority Debt Document then in effect and (b) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and Section 5.13 of the First Lien Intercreditor Agreement.

“Additional Senior Priority Debt Documents” means, with respect to any series, issue or class of Additional Senior Priority Debt, the promissory notes, credit agreements, loan agreements, indentures, or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including, if applicable, the Senior Priority Collateral Documents.

“Additional Senior Priority Debt Facility” means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Senior Priority Debt.

“Additional Senior Priority Debt Obligations” means, with respect to any series, issue or class of Additional Senior Priority Debt, (a) all principal of, and premium and interest, fees and expenses (including, without limitation, any interest, fees and expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding or which would accrue but for the operation of Debtor Relief Laws, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Priority Debt, (b) all other amounts payable to the related Additional Senior Secured Parties under the related Additional Senior Priority Debt Documents, including, if applicable, any Hedging Obligations and/or Banking Services Obligations, and (c) any Refinancings of the foregoing.

“Additional Senior Secured Parties” means, with respect to any series, issue or class of Additional Senior Priority Debt, the holders of such Indebtedness or any other Additional Senior Priority Debt Obligation, including, if applicable, any counterparty to any Hedging Agreements and/or in regard of any Banking Services Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Priority Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (ii) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (iv) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Priority Collateral and the Junior Priority Collateral.

“Collateral Documents” means the Senior Priority Collateral Documents and the Junior Priority Collateral Documents.

“Copyright” shall mean all (a) copyrights, rights in works of authorship, mask works and integrated circuit designs and other rights subject to the copyright laws of the United States, or of any other country or any group of countries, including copyrights and other rights in Software, data, databases, Internet web sites and the proprietary content thereof, (b) registrations, renewals, rights of reversion, extensions, supplemental registrations, recordings and applications for registration of any of the foregoing in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the U.S. Copyright Office, and (c) rights to obtain all renewals, reversions and extensions thereof.

“Debt Facility” means any Senior Priority Debt Facility and any Junior Priority Debt Facility.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the US or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Designated Junior Priority Representative” means (a) the Junior Priority Collateral Agent, so long as the Junior Priority [Agreement] is the only Junior Priority Debt Facility under this Agreement and (b) at any time when clause (a) does not apply, the “Applicable Authorized Representative” (or any comparable term as defined in any Junior Intercreditor Agreement that may be in effect at such time).

“Designated Senior Priority Representative” means, at any time, (a) if at such time there is only one Senior Priority Debt Facility subject to this Agreement, the Senior Priority Representative in respect of such Senior Priority Debt Facility, and (b) if clause (a) does not apply, the Controlling Collateral Agent (as defined in the First Lien Intercreditor Agreement).

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, subject to Section 5.06 and Section 6.04, with respect to any Debt Facility, the date on which such Debt Facility or the First Lien Obligations or Junior Priority Obligations thereunder, as the case may be, are no longer secured by Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means the date on which the Discharge of the Senior Priority Debt Facilities and the Discharge of each Additional Senior Priority Debt Document has occurred (it being understood, for the sake of clarity, that the Discharge of First Lien Obligations shall not occur in the case of a Refinancing of a Senior Priority Debt Facility with an Additional Senior Priority Debt Facility secured by Shared Collateral).

“Disposition” means the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of any Person.

“Domain Name” means Internet domain names and associated uniform resource locator addresses.

“First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated as of May 24, 2024, by and among the Borrower, the other Grantors from time to time party thereto, the Senior Credit Facilities Collateral Agent, the Senior Notes Collateral Agent and each additional agent from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“First Lien Obligations” means the Senior Credit Agreement Obligations, the Senior Indenture Obligations and any Additional Senior Priority Debt Obligations.

“Grantors” means the Borrower and each Subsidiary that has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means the “Guarantors” as defined in the Senior Credit Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any case or proceeding commenced by or against the Borrower or any other Grantor under the Bankruptcy Code or any other Debtor Relief Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c) any other case or proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means Copyrights, Patents and Trademarks.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex II or Annex III hereof required to be delivered by a Representative to the Designated Senior Priority Representative or Designated Junior Priority Representative, as the case may be, pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Priority Secured Parties or Junior Priority Secured Parties, as the case may be, under such Debt Facility.

“Junior Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably acceptable to the Junior Priority Representative with respect to each Junior Priority Debt Facility in existence at the time such intercreditor agreement is entered into and the Borrower.

“Junior Priority [Agreement]” means that certain [Agreement], dated as of [•], 20[•], by and among [parties], as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Junior Priority [Agreement] Secured Parties” means the “[Secured Parties]” as defined in the Junior Priority [Agreement].

“Junior Priority [Agreement] Obligations” means the “[Obligations]” as defined in the Junior Priority [Agreement].

“Junior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Junior Priority Collateral” means any “[Collateral]” as defined in any Junior Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Obligation.

“Junior Priority Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor [administrative agent] and collateral agent as provided in the Junior Priority [Agreement].

“Junior Priority Collateral Documents” means the “[Security Documents]” as defined in the Junior Priority [Agreement], the Junior Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Junior Priority Obligations.

“Junior Priority Debt Documents” means (a) the Junior Priority [Agreement] and (b) any Additional Junior Priority Debt Documents.

“Junior Priority Debt Facilities” means the Junior Priority [Agreement] and any Additional Second Priority Debt Facilities.

“Junior Priority Enforcement Date” means, with respect to any Junior Priority Representative, the date that is 180 days (through which 180-day period such Junior Priority Representative was the Major Junior Priority Representative) after the occurrence of both (a) an Event of Default (under and as defined in the Junior Priority Debt Document for which such Junior Priority Representative is the Representative) and (b) the Designated Senior Priority Representative’s and each other Representative’s receipt of written notice from such Junior

Priority Representative that (i) such Junior Priority Representative is the Major Junior Priority Representative and that an Event of Default (under and as defined in the Junior Priority Debt Document for which such Junior Priority Representative is the Representative) has occurred and is continuing and (ii) the Junior Priority Obligations of the series with respect to which such Junior Priority Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Junior Priority Debt Document of which it is the Representative; provided that the Junior Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Designated Senior Priority Representative (or any person authorized by it) has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time any Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Secured Parties under the Junior Priority Collateral Documents.

“Junior Priority Obligations” means the Obligations under any Junior Priority Debt Document and any Additional Junior Priority Debt Obligations.

“Junior Priority Representative” means (a) in the case of any Junior Priority [Agreement] Obligations or the Junior Priority [Agreement] Secured Parties, the Junior Priority Collateral Agent and (b) in the case of any Additional Junior Priority Debt Facility and the Additional Junior Priority Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Junior Priority Debt Facility that is named as the Representative in respect of such Additional Junior Priority Debt Facility in the applicable Joinder Agreement.

“Junior Priority Secured Parties” means the Junior Priority [Agreement] Secured Parties and any Additional Junior Priority Secured Parties.

“Lien” means any mortgage, pledge, deed of trust, security interest, hypothecation, lien (statutory or other) or similar encumbrance and any easement, right-of-way, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

“Major Junior Priority Representative” means, with respect to any Shared Collateral and at any time, (a) if at such time there shall be one series of Junior Priority Obligations subject to this Agreement, the Junior Priority Representative of such series of Junior Priority Obligations and (b) if clause (a) does not apply, the Junior Priority Representative of the series of Junior Priority Obligations that at such time constitutes the largest outstanding principal amount of the then outstanding series of Junior Priority Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Patent” shall mean all (a) patents, statutory invention registrations, certificates of invention, industrial designs and utility models, and all pending applications of the foregoing, (b) provisionals, reissues, reexaminations, continuations, divisions, continuations-in-part, renewals or extensions thereof and (c) the inventions, discoveries and designs disclosed or claimed therein and all improvements thereto, including the right to make, use and/or sell the inventions, discoveries and designs disclosed or claimed therein.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority (as defined in the Senior Credit Agreement as in effect on the date hereof).

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Priority Representative or any other Senior Priority Secured Party from a Junior Priority Secured Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, with respect to any Indebtedness, to refinance, extend, renew, defease, amend, increase, restate, modify, supplement, restructure, refund, replace, repay, redeem, repurchase, acquire, prepay, retire or extinguish such Indebtedness or to enter into alternative financing arrangements to exchange or replace (in whole or in part) such Indebtedness, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Representatives” means the Senior Priority Representatives and the Junior Priority Representatives.

“Senior Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 24, 2024, as amended, restated, supplemented, or otherwise modified from time to time, among the Borrower, the co-obligors from time to time party thereto, the lenders and letter of credit issuers from time to time party thereto, JPMorgan Chase Bank N.A., as administrative agent, and the other parties thereto.

“Senior Credit Agreement Obligations” means the “Obligations” as defined in the Senior Credit Agreement.

“Senior Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Senior Credit Agreement.

“Senior Credit Facilities Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor collateral agent as provided in Section 12.11 of the Senior Credit Agreement.

“Senior Indenture Obligations” means the “Secured Notes Obligations” as defined in the Senior Notes Security Agreement.

“Senior Indenture Secured Parties” means the “Secured Notes Secured Parties” as defined in the Senior Secured Notes Indenture.

“Secured Obligations” means the First Lien Obligations and the Junior Priority Obligations.

“Secured Parties” means the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Notes Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor collateral agent as provided in Section 11.08 of the Senior Secured Notes Indenture.

“Senior Notes Security Agreement” means the “Security Agreement” as defined in the Senior Secured Notes Indenture.

“Senior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Priority Collateral” means any “Collateral” as defined in the Senior Credit Agreement, the Senior Secured Notes Indenture or any other Senior Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Priority Collateral Document as security for any First Lien Obligations.

“Senior Priority Collateral Documents” means the “Security Documents” as defined in the Senior Secured Notes Indenture, Senior Credit Agreement, the First Lien Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any First Lien Obligation.

“Senior Priority Debt Documents” means (a) the “Credit Documents” (as defined in the Senior Credit Agreement), (b) the “Notes Documents” (as defined in the Senior Secured Notes Indentures) and (c) any Additional Senior Priority Debt Documents.

“Senior Priority Debt Facilities” means the Senior Credit Agreement, the Senior Secured Notes Indenture and any Additional Senior Priority Debt Facilities.

“Senior Priority Liens” means the Liens on the Senior Priority Collateral in favor of Senior Priority Secured Parties under the Senior Priority Collateral Documents.

“Senior Priority Representative” means (a) in the case of any Senior Credit Agreement Obligations or the Senior Credit Agreement Secured Parties, the Senior Credit Facilities Collateral Agent, (b) in the case of any Senior Indenture Obligations or the Senior Indenture Secured Parties, the Senior Notes Collateral Agent and (c) in the case of any Additional Senior Priority Debt Facility and the Additional Senior Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Priority Debt Facility that is named as the Representative in respect of such Additional Senior Priority Debt Facility in the applicable Joinder Agreement.

“Senior Priority Secured Parties” means the Senior Credit Agreement Secured Parties, the Senior Indenture Secured Parties and any Additional Senior Secured Parties.

“Senior Secured Notes Indenture” means that certain Indenture, dated as of May 24, 2024, by and among the Borrower, as issuer, the guarantors party thereto, U.S. Bank Trust Company, National Association, as trustee and the Senior Notes Collateral Agent (as amended, restated, supplied or otherwise modified from time to time), relating to the Borrower’s 7.125% Senior Secured Notes due 2031.

“Shared Collateral” means, at any time, Collateral in which the holders of First Lien Obligations under at least one Senior Priority Debt Facility (or their Representatives) and the holders of Junior Priority Obligations under at least one Junior Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the First Lien Obligations, are deemed pursuant to Article 2 to hold a security interest). If, at any time, any portion of the Senior Priority Collateral under one or more Senior Priority Debt Facilities does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities, then such portion of such Senior Priority Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility that does not have a security interest in such Collateral at such time.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For the avoidance of doubt, any entity that is owned at a 50% or less level (as described above) shall not be a “subsidiary” for any purpose hereunder, regardless of whether such entity is consolidated on the Borrower’s or any of its Restricted Subsidiaries’ financial statements. Unless the context otherwise requires, any references to Subsidiaries refer to a Subsidiary of the Borrower.

“Trademark” shall mean all (a) trademarks, service marks, Domain Names, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, slogans, other source or business identifiers, now existing or hereafter adopted or acquired, whether registered or unregistered, and all registrations, recordings and applications for registration filed in connection with the foregoing, including registrations, recordings and applications for registration in the U.S. Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof, and all common-law rights related thereto, (b) all goodwill associated therewith or symbolized thereby and (c) all extensions or renewals thereof.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Voting Stock” means, with respect to any Person, shares of such Person’s Capital Stock that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

SECTION 1.02 Terms Generally. The rules of construction and other interpretive terms set forth in Section 1 of the Senior Credit Agreement and Article I of the Senior Secured Notes Indenture shall apply to this Agreement, including terms defined in the preamble and recitals to this Agreement.

ARTICLE 2

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01 Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Priority Representative or any other Junior Priority Secured Parties on the Shared Collateral or of any Liens granted to any Senior Priority Representative or any other Senior Priority Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Junior Priority Debt Document or any Senior Priority Debt Document or any other circumstance whatsoever, each Junior Priority Representative, on behalf of itself and each other Junior Priority

Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any First Lien Obligations now or hereafter held by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party or any agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Obligations now or hereafter held by or on behalf of any Junior Priority Representative, any other Junior Priority Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any First Lien Obligations. All Liens on the Shared Collateral securing or purporting to secure any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Junior Priority Obligations for all purposes, whether or not such Liens securing or purporting to secure any First Lien Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02 Nature of Senior Lender Claims. Each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, acknowledges that (a) a portion of the First Lien Obligations may be revolving in nature and that, in any such case, the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Priority Debt Documents and the First Lien Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the First Lien Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the First Lien Obligations may be increased, in each case, without notice to or consent by the Junior Priority Representatives or the other Junior Priority Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the First Lien Obligations or the Junior Priority Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Junior Priority Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the other Grantors contained in any Junior Priority Debt Document with respect to the Incurrence of additional First Lien Obligations.

SECTION 2.03 Prohibition on Contesting Liens. Each of the Junior Priority Representatives, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, any First Lien Obligations held (or purported to be held) by or on behalf of any Senior Priority Representative or any of the other Senior Priority Secured Parties or any agent or trustee therefor in any Senior Priority Collateral, and each Senior Priority Representative, for itself and on behalf of each other Senior Priority Secured Party under the applicable Senior Priority Debt Facility of which it is the Representative, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien, or the allowability of any claims asserted with respect to, securing any Junior Priority Obligations held (or purported to be held) by or on behalf of any Junior Priority Representative or any of the other Junior Priority Secured Parties in the Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Priority Representative to enforce this Agreement (including the priority of the Liens securing the First Lien Obligations as provided in Section 2.01) or any of the Senior Priority Debt Documents.

SECTION 2.04 No New Liens. The parties hereto agree that, so long as the Discharge of First Lien Obligations has not occurred, (a) none of the Grantors shall grant any additional Liens on any asset or property of any Grantor to secure any Junior Priority Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the First Lien Obligations; and (b) if any Junior Priority Representative or any Junior Priority Secured Party shall hold or acquire any Lien on any assets or property of any Grantor securing any Junior Priority Obligations that are not also subject to the Liens securing all First Lien Obligations under the Senior Priority Collateral Documents, such Junior Priority Representative or Junior Priority Secured Party (i) shall notify the Designated Senior Priority Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Priority Representative as security for the First Lien Obligations, shall assign such Lien to the Designated Senior Priority Representative as security for all First Lien Obligations for the benefit of the Senior Priority Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Priority Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Priority Representative and the other Senior Priority Secured Parties as security for the First Lien Obligations (subject to the relative Lien priorities set forth in the Agreement). If any Junior Priority Representative or any Junior Priority Secured Party shall, at any time, receive any Proceeds of any Lien granted thereto in contravention of this Section 2.04, it shall pay such Proceeds over to the Designated Senior Priority Representative in accordance with the terms of Section 4.02.

SECTION 2.05 Perfection of Liens. Except for the limited agreements of the Senior Priority Representatives pursuant to Section 5.05 hereof, none of the Senior Priority Representatives or the other Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Priority Representatives or the other Junior Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Priority Secured Parties and the Junior Priority Secured Parties and shall not impose on the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives, the other Junior Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Priority Debt Documents or Junior Priority Debt Documents to the contrary, collateral consisting of cash and deposit account balances pledged to secure Senior Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Senior Credit Facilities Collateral Agent pursuant to Section 3.2 of the Senior Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Senior Credit Agreement and will not constitute Shared Collateral.

ARTICLE 3

ENFORCEMENT

SECTION 3.01 Exercise of Remedies.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Junior Priority Representative nor any other Junior Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Junior Priority Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to (A) any foreclosure proceeding or other action brought with respect to the Shared Collateral or any other Senior Priority Collateral by any Senior Priority Representative or any other Senior Priority Secured Party in respect of the First Lien Obligations, (B) the exercise of any right by any Senior Priority Representative or any other Senior Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the First Lien Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Priority Representative or any other Senior Priority Secured Party either is a party or may have rights as a third-party beneficiary, or (C) any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Priority Debt Documents or otherwise in respect of the Senior Priority Collateral or the First Lien Obligations, or (z) object to the forbearance by the Senior Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of First Lien Obligations and (ii) except as otherwise provided herein, the Senior Priority Representatives and the other Senior Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral or any other Senior Priority Collateral without any consultation with or the consent of any Junior Priority Representative or any Junior Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Junior Priority Representative may file a claim or statement of interest with respect to its Junior Priority Obligations under the applicable Junior Priority Debt Facility of which it is the Representative, (B) any Junior Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the First Lien Obligations or the rights of the Senior Priority Representatives or the other Senior Priority Secured Parties to exercise remedies in respect thereof)

in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Priority Representative and the other Junior Priority Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided for in Section 5.04, (D) any Junior Priority Representative may exercise the rights and remedies provided for in Section 6.03, (E) any Junior Priority Representative and the other Junior Priority Secured Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Priority Secured Parties, including any claims secured by the Junior Priority Collateral, in each case in accordance with the terms of this Agreement and (F) from and after the Junior Priority Enforcement Date, the Major Junior Priority Representative (or such other Person, if any, as is so authorized under any Junior Intercreditor Agreement) may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Priority Representative has not commenced and is not diligently pursuing any enforcement action with respect to such Shared Collateral or (2) any Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Priority Collateral, the Senior Priority Representatives and the other Senior Priority Secured Parties may enforce the provisions of the Senior Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under the Debtor Relief Laws of any applicable jurisdiction.

(b) So long as the Discharge of First Lien Obligations has not occurred, each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Junior Priority Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in the proviso in Section 3.01(a), the sole rights of the Junior Priority Representatives and the other Junior Priority Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(c) Subject to the proviso in Section 3.01(a), (i) each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, agrees that neither such Junior Priority Representative nor any such Junior Priority Secured Party will take any action that would hinder or delay any exercise of remedies undertaken by any Senior Priority Representative or any other Senior Priority Secured Party with respect to the Shared Collateral under the Senior Priority Debt Documents, including any Disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby waives any and all rights it or any such Junior Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Priority Representatives or the other Senior Priority Secured Parties seek to enforce or collect the First Lien Obligations or the Liens granted on any of the Senior Priority Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party is adverse to the interests of the Junior Priority Secured Parties.

(d) Each Junior Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Priority Representatives or the other Senior Priority Secured Parties with respect to the Senior Priority Collateral as set forth in this Agreement and the Senior Priority Debt Documents.

(e) Subject to the proviso in Section 3.01(a), until the Discharge of First Lien Obligations, the Designated Senior Priority Representative or any Person authorized by it shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral (including setoff, recoupment, and the right to credit bid their debt) and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding for the exercise of any right or remedy available to the Senior Priority Secured Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Senior Priority Representatives, or for the taking of any other action authorized by the Senior Priority Collateral Documents.

SECTION 3.02 Cooperation. Subject to the proviso in Section 3.01(a), each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that, unless and until the Discharge of First Lien Obligations has occurred, it will not commence, or join with any Person (other than the Senior Priority Secured Parties and the Senior Priority Representatives upon the request of the Designated Senior Priority Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Obligations.

SECTION 3.03 Actions upon Breach. Should any Junior Priority Representative or any Junior Priority Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Priority Representative or other Senior Priority Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Junior Priority Representative or such Junior Priority Secured Party by injunction, specific performance or other appropriate equitable relief. Each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby (a) agrees that the Senior

Priority Secured Parties’ damages from the actions of the Junior Priority Representatives or any Junior Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (b) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Priority Representative or any other Senior Priority Secured Party.

ARTICLE 4

PAYMENTS

SECTION 4.01 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies or in any Insolvency or Liquidation Proceeding shall be applied by the Designated Senior Priority Representative to the First Lien Obligations in such order as specified in the relevant Senior Priority Debt Documents and, if applicable, the First Lien Intercreditor Agreement, until the Discharge of First Lien Obligations has occurred. Upon the Discharge of First Lien Obligations, each applicable Senior Priority Representative shall deliver promptly to the Designated Junior Priority Representative the remaining (if any) Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Priority Representative to the Junior Priority Obligations in such order as specified in the relevant Junior Priority Debt Documents and, if applicable, the Junior Intercreditor Agreement.

SECTION 4.02 Payments Over. So long as the Discharge of First Lien Obligations has not occurred, any Shared Collateral or Proceeds thereof received by (or under the control of) any Junior Priority Representative or any Junior Priority Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment) or, except as otherwise provided in Article 6, in any Insolvency or Liquidation Proceeding relating to the Shared Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Priority Representative for the benefit of the Senior Priority Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations occurs, the Junior Priority Collateral Agent, for itself and on behalf of each other Junior Priority Secured Party, hereby appoints the Designated Senior Priority Representative, and any officer or agent of such Designated Senior Priority Representative, with full power of substitution, the attorney-in-fact of each Junior Priority Secured Party for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the Designated Senior Priority Representative may deem necessary or advisable to accomplish the purposes of this Section 4.02, which appointment is coupled with an interest and is irrevocable. This authorization is coupled with an interest and is irrevocable.

ARTICLE 5

OTHER AGREEMENTS

SECTION 5.01 Releases.

(a) Each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, agrees that, if in connection with (i) a Disposition of any specified item of Shared Collateral (including all or substantially all of the Capital Stock of any Subsidiary of the Borrower) (other than in connection with the exercise of remedies with respect to the Shared Collateral which shall be governed by clause (ii) below) permitted under the terms of the Junior Priority Debt Documents or (ii) the exercise of any remedies with respect to the Shared Collateral by any Senior Priority Secured Parties, the Liens granted to the Junior Priority Representatives and the other Junior Priority Secured Parties upon such Shared Collateral (but not on the Proceeds thereof that have not been applied to the Senior Priority Obligations pursuant to Section 4.01) to secure Junior Priority Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure First Lien Obligations. Upon delivery to a Junior Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the First Lien Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Priority Representatives and the other Junior Priority Secured Parties) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Junior Priority Representative will promptly execute, deliver or acknowledge, at the applicable Grantor’s sole cost and expense and without any representation or warranty, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Priority Representative, for itself and on behalf of the other Junior Priority Secured Parties under the applicable Junior Priority Debt Facility of which it is the Representative, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents.

(b) Unless and until the Discharge of First Lien Obligations, each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby irrevocably constitutes and appoints the Designated Senior Priority Representative and any officer or agent of the Designated Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Priority Representative or such Junior Priority Secured Party or in the Designated Senior Priority Representative’s own name, from time to time in the Designated Senior Priority Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of First Lien Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby consents to the application, whether prior to or after a default or an event of default under any Senior Priority Debt Document of Proceeds of Shared Collateral to the repayment of First Lien Obligations pursuant to the Senior Priority Debt Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Priority Representatives or the other Junior Priority Secured Parties to receive Proceeds in connection with the Junior Priority Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Priority Collateral Document and a Junior Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Priority Representative and any Junior Priority Representative or Junior Priority Secured Party, such Grantor may, until the applicable Discharge of First Lien Obligations has occurred, comply with such requirement under the Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Priority Representative.

SECTION 5.02 Insurance and Condemnation Awards. Unless and until the Discharge of First Lien Obligations has occurred, the Designated Senior Priority Representative and the other Senior Priority Secured Parties shall have the sole and exclusive right, subject in each case to the rights of the Grantors under the Senior Priority Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the Senior Priority Debt Documents, all Proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of First Lien Obligations, to the Designated Senior Priority Representative for the benefit of Senior Priority Secured Parties pursuant to the terms of the First Lien Intercreditor Agreement, if applicable, and the Senior Priority Debt Documents, (ii) second, after the occurrence of the Discharge of First Lien Obligations, to the Designated Junior Priority Representative for the benefit of the Junior Priority Secured Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no First Lien Obligations and no Junior Priority Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Priority Representative or any Junior Priority Secured Party shall, at any time, receive any Proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such Proceeds over to the Designated Senior Priority Representative in accordance with the terms of Section 4.02.

SECTION 5.03 Certain Amendments.

(a) No Junior Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Priority Representative copies of (i) any amendments, supplements or other modifications to the Junior Priority Collateral Documents and (ii) any new Junior Priority Collateral Documents promptly after effectiveness thereof. Each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under the applicable Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Priority Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Junior Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Priority Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to JPMORGAN CHASE BANK, N.A., as collateral agent, pursuant to or in connection with the Credit Agreement dated as of April 25, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the co-obligors from time to time party thereto, the lenders and letter of credit issuers from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as notes collateral agent, pursuant to or in connection with the Indenture dated as of May 24, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the guarantors party thereto and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee and notes collateral agent, and (ii) the exercise of any right or remedy by the Junior Priority Representative or any other secured party hereunder is subject to the limitations and provisions of the Junior Priority Intercreditor Agreement, dated as of [•], 20[•] (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Priority Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., as Senior Credit Facilities Collateral Agent, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Senior Notes Collateral Agent, [•] as Junior Priority Collateral Agent, the Borrower, the other grantors from time to time party thereto and each additional representative from time to time party thereto. In the event of any conflict between the terms of the Junior Priority Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Priority Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Priority Representative and/or the Senior Priority Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Priority Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document or changing in any manner the rights of the Senior Priority Representatives, the other Senior Priority Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Priority Collateral) in a manner that is applicable to all Senior Priority Debt Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Priority Representative or any Junior Priority Secured Party and without any action by any Junior Priority Representative, the Borrower or any other Grantor; provided, however, that (x) no such amendment, waiver or consent shall have the effect (i) of removing assets subject to the Lien of any Junior Priority Collateral Document, except to the extent that a release of such Lien is provided for in Section 5.01(a), (ii) imposing duties that are materially adverse on (including by eliminating protections of) any Junior Priority Representative without its consent or (iii) altering the terms of the Junior Priority Collateral Documents to permit other Liens on the Collateral not permitted under the terms of the Junior Priority Debt Documents as in effect on the date hereof or Article 6 hereof and (y) written notice of such amendment, waiver or consent shall have been given to each Junior Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(c) The Senior Priority Debt Documents may be amended, restated, amended and restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Senior Priority Debt Documents may be Refinanced, in each case, without the consent of any Junior Priority Representative or Junior Priority Secured Party; provided, however, that, without the consent of the Junior Priority Collateral Agent, acting with the consent of the requisite holders under the applicable Junior Priority Debt Facilities and each other Junior Priority Representative (acting with the consent of the requisite holders of each series of Additional Junior Priority Debt), no such amendment, restatement, amendment and restatement, waiver, supplement or modification shall contravene any of the express provisions of this Agreement.

(d) The Junior Priority Debt Documents may be amended, restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Junior Priority Debt Documents may be Refinanced, in each case, without the consent of any Senior Priority Representative or other Senior Priority Secured Party; provided, however, that, without the consent of the Senior Credit Facilities Collateral Agent (acting with the consent of the Required Lenders (as such term is defined in the Senior Credit Agreement)), the Senior Notes Collateral Agent (acting with the consent of the holders of a majority in aggregate principal amount of the notes issued pursuant to the Senior Secured Notes Indenture then outstanding), and each other Senior Priority Representative (acting with the consent of the requisite holders of each series of Additional Senior Priority Debt), no such amendment, restatement, supplement or modification shall contravene any provision of this Agreement.

SECTION 5.04 Rights as Unsecured Creditors. The Junior Priority Representatives and the other Junior Priority Secured Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such rights and remedies do not violate or are not otherwise inconsistent with any other provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Priority Representative or any Junior Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Priority Representative or any Junior Priority Secured Party of rights or remedies in respect of Shared Collateral. In the event any Junior Priority Representative or any Junior Priority Secured Party becomes a judgment Lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Obligations, such judgment Lien shall be subordinated to the Liens securing First Lien Obligations on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to such Liens securing First Lien Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Priority Representatives or the other Senior Priority Secured Parties may have with respect to the Senior Priority Collateral.

SECTION 5.05 Gratuitous Bailee for Perfection.

(a) Each Senior Priority Representative acknowledges and agrees that if it shall at any time hold a Lien securing any First Lien Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Priority Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Priority Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) [Reserved].

(c) Except as otherwise specifically provided herein, until the Discharge of First Lien Obligations has occurred, the Senior Priority Representatives and the other Senior Priority Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Priority Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Priority Representatives and the other Junior Priority Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Priority Representatives and the other Senior Priority Secured Parties shall have no obligation whatsoever to the Junior Priority Representatives or any Junior Priority Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Priority Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Priority Representative for purposes of perfecting the Lien held by such Junior Priority Representative.

(e) The Senior Priority Representatives shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Priority Representative or any Junior Priority Secured Party, and each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, hereby waives and releases the Senior Priority Representatives from all claims and liabilities arising pursuant to the Senior Priority Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of the First Lien Obligations, each applicable Senior Priority Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Junior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Senior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be an additional loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any Governmental Authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Priority Representative is entitled to approve any awards granted in such proceeding, in each case, without recourse, representation or warranty. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby. The Senior Priority Representatives have no obligations to follow instructions from any Junior Priority Representative or any other Junior Priority Secured Party in contravention of this Agreement.

(g) None of the Senior Priority Representatives nor any of the other Senior Priority Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Priority Representative or any other Senior Priority Secured Party under the Senior Priority Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

(h) The Junior Priority Collateral Agent agrees that if it shall at any time prior to the Discharge of First Lien Obligations hold a Junior Priority Lien on any Pledged or Controlled Collateral and if, notwithstanding the provisions of this Agreement (and disregarding any control the Junior Priority Collateral Agent might have solely as a result of the foregoing provisions of this Article 5), such Pledged or Controlled Collateral is in fact in the possession or under the control of the Junior Priority Collateral Agent, or of agents or bailees of the Junior Priority Collateral Agent, the Junior Priority Collateral Agent shall (i) solely for the purpose of perfecting the Senior Priority Liens granted under the Senior Priority Collateral Documents, also hold or control such

Pledged or Controlled Collateral as gratuitous bailee or gratuitous agent, as applicable, for the Senior Priority Representatives and the other Senior Priority Secured Parties (and hereby acknowledges that it has control of any Pledged or Controlled Collateral in its control for the benefit of the Senior Priority Representatives and the other Senior Priority Secured Parties), (ii) promptly inform the Senior Priority Representatives thereof and (iii) transfer the possession and control of such Pledged or Controlled Collateral, together with any necessary endorsements but without recourse, representation or warranty, to the Senior Priority Representatives and, in connection therewith, take all commercially reasonable actions as shall be reasonably requested by the Senior Priority Representatives to permit the Senior Priority Representatives to obtain, for the benefit of the Senior Priority Secured Parties, a first priority security interest in such Pledged or Controlled Collateral.

SECTION 5.06 When Discharge of First Lien Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the Discharge of First Lien Obligations has occurred, the Borrower or any Subsidiary Incurs any First Lien Obligations (other than in respect of the payment of indemnities surviving the Discharge of First Lien Obligations), then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of First Lien Obligations) and the applicable agreement governing such First Lien Obligations shall automatically be treated as a Senior Priority Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such First Lien Obligations shall be the Senior Priority Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of any new Senior Priority Representative), each Junior Priority Representative (including the Designated Junior Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments, supplements or modifications to this Agreement, as the Borrower or such new Senior Priority Representative shall reasonably request in writing in order to provide the new Senior Priority Representative the rights of a Senior Priority Representative contemplated hereby, (b) deliver to such Senior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Junior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a first loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any Governmental Authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Priority Representative is entitled to approve any awards granted in such proceeding.

ARTICLE 6

INSOLVENCY OR LIQUIDATION PROCEEDINGS

SECTION 6.01 Financing Issues. Until the Discharge of First Lien Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding, then each Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that if any Senior Priority Representative or any other Senior Priority Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral under Section 363 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law or to consent (or not object) to any Grantor’s obtaining of financing under Section 364 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law (“DIP Financing”), it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any First Lien Obligations are subordinated to or have the same priority as the Liens securing such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Obligations are so subordinated to the Liens securing the First Lien Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Priority Secured Parties and (z) any “carve-out” agreed to by the Designated Senior Priority Representative or as otherwise specified in the financing order relating to the DIP Financing. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that notice received three Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice. Until the Discharge of First Lien Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party under the applicable Junior Priority Debt Facility, further agrees that (A) it will raise no objection to (and will not otherwise contest or oppose) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First Lien Obligations made by any Senior Priority Representative or any other Senior Priority Secured Party (including under Section 362 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law), (B) it will raise no objection to (and will not otherwise contest or oppose) any lawful exercise by any Senior Priority Secured Party of the right to credit bid First Lien Obligations at any sale in foreclosure of Senior Priority Collateral or otherwise in any Insolvency or Liquidation Proceeding (including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision under any other applicable Debtor Relief Law) or to exercise any rights under Section 1111(b) of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law) with respect to the Senior Priority Collateral, (C) it will raise no objection to (and will not otherwise contest or oppose) any other request for judicial relief made in any court by any Senior Priority Secured Party relating to the lawful enforcement of any Lien on Senior Priority Collateral and (D) it will raise no objection to (and will not otherwise contest or oppose) any Disposition (including pursuant to

Section 363 of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law)) of assets of any Grantor for which any Senior Priority Representative has consented (or not objected) that provides, to the extent such Disposition is to be free and clear of Liens, that the Liens securing the First Lien Obligations and the Junior Priority Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the First Lien Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Obligations pursuant to this Agreement.

SECTION 6.02 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding (including under Section 362 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law) or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Priority Representative.

SECTION 6.03 Adequate Protection. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that none of them shall object to, contest or support any other Person objecting to or contesting (a) any request by any Senior Priority Representative or any other Senior Priority Secured Parties for adequate protection in any form, (b) any objection by any Senior Priority Representative or any other Senior Priority Secured Party to any motion, relief, action or proceeding based on any Senior Priority Representative’s or other Senior Priority Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Priority Representative or any other Senior Priority Secured Party under Section 506(b) or Section 506(c) of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law, then each other Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, may seek or request adequate protection in the form of (as applicable) a replacement Lien on such additional or replacement collateral or a superpriority claim, which Lien is subordinated to the Liens securing or providing adequate protection for all First Lien Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to the Liens securing the First Lien Obligations under this Agreement and/or which superpriority claim is subordinated to all superpriority claims granted to any Senior Priority Secured Party and (ii) (1) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Secured Parties under the applicable Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral, then such Junior Priority Representatives, for themselves and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facilities, agree that each Senior Priority

Representative shall also be granted a Senior Priority Lien on such additional or replacement collateral as security and adequate protection for the First Lien Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Junior Priority Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to such Liens securing the First Lien Obligations under this Agreement, and (2) in the event any Junior Priority Representatives, for themselves and on behalf of the other Junior Priority Secured Parties under their Junior Priority Debt Documents, seek or request adequate protection and such adequate protection is granted in the form of a superpriority claim, then such Junior Priority Representatives, for themselves and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facilities, agree that each Senior Priority Representative shall also be granted a senior superpriority claim as adequate protection for the First Lien Obligations and any such DIP Financing and that any such superpriority claim providing adequate protection for the Junior Priority Obligations shall be subordinated to all superpriority claims granted to the Senior Priority Secured Parties.

SECTION 6.04 Preference Issues. If any Senior Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential in any respect or for any other reason (any such amount, a “Recovery”), whether received as Proceeds of security, enforcement of any right of setoff, recoupment or otherwise, then the First Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Priority Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of First Lien Obligations has occurred with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference, fraudulent transfer, or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05 Separate Grants of Security and Separate Classifications. Each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in an

Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Priority Secured Parties and the Junior Priority Secured Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, expenses and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Junior Priority Obligations, with each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Priority Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Secured Parties.

SECTION 6.06 No Waivers of Rights of Senior Priority Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Priority Representative or any other Senior Priority Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Secured Party, including the seeking by any Junior Priority Secured Party of adequate protection or the asserting by any Junior Priority Secured Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

SECTION 6.07 Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee appointed for or on behalf of such Grantor.

SECTION 6.08 Other Matters. To the extent that any Junior Priority Representative or any Junior Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law with respect to any of the Shared Collateral, such Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Priority Representative; provided that if requested by any Senior Priority Representative, such Junior Priority Representative shall timely exercise such rights in the manner requested by the Senior Priority Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09 506(c) Claims. Until the Discharge of First Lien Obligations has occurred, each other Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law senior to or pari passu with the Liens securing the First Lien Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the First Lien Obligations and the Junior Priority Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Junior Priority Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

SECTION 6.11 Post-Petition Interest.

(a) None of the Junior Priority Representatives or any other Junior Priority Secured Party shall oppose or seek to challenge any claim by any Senior Priority Representative or any other Senior Priority Secured Party for allowance in any Insolvency or Liquidation Proceedings of First Lien Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law) or otherwise (for this purpose ignoring all claims and Liens held by the Junior Priority Secured Parties on the Shared Collateral).

(b) None of the Senior Priority Representatives or any other Senior Priority Secured Party shall oppose or seek to challenge any claim by any Junior Priority Representative or any other Junior Priority Secured Party for allowance in any Insolvency or Liquidation Proceedings of Junior Priority Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law) or otherwise, to the extent of the value of the Lien of the Junior Priority Representatives on behalf of the Junior Priority Secured Parties on the Shared Collateral (after taking into account the First Lien Obligations and the Senior Priority Liens).

SECTION 6.12 Certain Voting Matters. Each of the Senior Priority Representatives, on behalf of the Senior Priority Secured Parties under the applicable Senior Priority Debt Facility of which it is the Representative, and each Junior Priority Representative, on behalf of the Junior Priority Secured Parties under the applicable Junior Priority Debt Facility of which it is the Representative, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in any Insolvency or Liquidation Proceeding. None of the Junior Priority Representatives or any other Junior Priority Secured Party

(whether in the capacity of a secured or unsecured creditor) shall directly or indirectly propose, support or vote in favor of any proposed plan of reorganization or similar dispositive restructuring plan that is inconsistent with or in violation of the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Priority Representative or to the extent any such plan is proposed or supported by the Senior Priority Secured Parties required under Section 1126(c) of the Bankruptcy Code.

ARTICLE 7

RELIANCE; ETC.

SECTION 7.01 Reliance. The consent by the Senior Priority Secured Parties to the execution and delivery of the Junior Priority Debt Documents to which the Senior Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Priority Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, acknowledges that it and such Junior Priority Secured Parties have, independently and without reliance on any Senior Priority Representative or other Senior Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

SECTION 7.02 No Warranties or Liability. Each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, acknowledges and agrees that neither any Senior Priority Representative nor any other Senior Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Priority Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Priority Secured Parties will be entitled to manage and supervise their respective loans, notes and other extensions of credit under the Senior Priority Debt Documents in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Priority Representatives and the other Junior Priority Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Priority Representative nor any other Senior Priority Secured Party shall have any duty to any Junior Priority Representative or Junior Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the First Lien Obligations, the Junior Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03 Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Priority Debt Document or any Junior Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Junior Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Credit Agreement, Senior Secured Notes Indenture or any other Senior Priority Debt Document or of the terms of any Junior Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Junior Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the First Lien Obligations or (ii) any Junior Priority Representative or Junior Priority Secured Party in respect of this Agreement.

ARTICLE 8

MISCELLANEOUS

SECTION 8.01 Conflicts. Subject to Section 8.21, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Priority Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Priority Representatives and the other Senior Priority Secured Parties (as amongst themselves) with respect to any Senior Priority Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien Intercreditor Agreement shall control.

SECTION 8.02 Continuing Nature of this Agreement; Severability. Subject to Section 5.06 and Section 6.04, this Agreement shall continue to be effective until the Discharge of First Lien Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Priority Secured Parties may continue, at any time and without notice to the Junior Priority Representatives or any Junior Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting First Lien Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Priority Secured Parties and the Junior Priority Secured Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and, upon such execution and delivery, such Representative and the Secured Parties and First Lien Obligations or Junior Priority Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04 Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the First Lien Obligations or the Junior Priority Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Junior Priority Obligations; provided that nothing in this Section 8.04 shall impose a duty or obligation on the Senior Notes Collateral Agent to keep itself informed of the financial condition or risk of nonpayment of any Guarantor beyond that which may be required by the Senior Notes Indenture. The Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Priority Representative, any other Senior Priority Secured Party, any Junior Priority Representative or any Junior Priority Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05 Subrogation. Each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.

SECTION 8.06 Application of Payments. Except as otherwise provided herein, all payments received by the Senior Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as the Senior Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Priority Debt Documents. Except as otherwise provided herein, each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07 Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, they will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Priority Representative and the Designated Senior Priority Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08 Dealings with Grantors. Upon any application or demand by the Borrower or any other Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Borrower or such other Grantor, as appropriate, shall, if requested by the applicable Representative, furnish to such Representative a certificate of an Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09 Additional Debt Facilities.

(a) To the extent, but only to the extent, permitted by the provisions of the Senior Priority Debt Documents and the Junior Priority Debt Documents then in effect, the Borrower or any other Grantor may Incur one or more series or classes of Additional Junior Priority Debt and one or more series or classes of Additional Senior Priority Debt. Any such additional class or series of Additional Junior Priority Debt (the “Junior Priority Class Debt”) may be secured by a Junior Priority Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a “Junior Priority Class Debt Representative”), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the “Junior Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph, and Section 8.09(b). Any such additional class or series of Additional Senior Priority Debt (the “Senior Priority Class Debt”; and the Senior Priority Class Debt and Junior Priority Class Debt, collectively, the “Class Debt”) may be secured by a Senior Priority Lien on Shared Collateral, in each case under and pursuant to the Senior Priority Collateral Documents, if and subject to the condition that the Representative of any such Senior Priority Class Debt (each, a “Senior Priority Class Debt Representative”; and the Senior Priority Class Debt Representatives and Junior Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Priority Class Debt (such Representative and holders in respect of any such Senior Priority Class Debt being referred to as the “Senior Priority Class Debt Parties”; and the Senior Priority Class Debt Parties and Junior Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph, and Section 8.09(b).

In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered to the Designated Senior Priority Representative and the Designated Junior Priority Representative a Joinder Agreement substantially in the form of Annex II (if such Representative is a Junior Priority Class Debt Representative) or Annex III (if such Representative is a Senior Priority Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Priority Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have delivered to the Designated Senior Priority Representative and the Designated Junior Priority Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Junior Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Borrower; and

(iii) the Junior Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt shall provide, or shall be amended on terms and conditions reasonably approved by the Designated Senior Priority Representative or the Designated Junior Priority Representative, as applicable, and such Class Debt Representative, that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

(b) With respect to any Class Debt that is Incurred after the date of this Agreement, the Borrower and each of the other Grantors agrees to take such actions (if any) as may from time to time reasonably be requested by any Senior Priority Representative or any Junior Priority Representative, and enter into such technical amendments, modifications and/or supplements to this Agreement or the then existing Guarantees and Collateral Documents (or execute and deliver such additional Collateral Documents) as may from time to time be reasonably requested by such Persons, to ensure that the Class Debt is secured by, and entitled to the benefits of, the relevant Collateral Documents relating to such Class Debt, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Designated Senior Priority Representative and the Designated Junior Priority Representative, as the case may be, to enter into, any such technical amendments, modifications and/or supplements (and additional Collateral Documents).

SECTION 8.10 Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in the County of New York, the courts of the United States of America for the Southern District of New York in the County of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11 Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)	if to the Borrower or any other Grantor, to the Borrower, at its address at:

The Baldwin Insurance Group Holdings, LLC

4010 W. Boy Scout Blvd., Suite 200

Tampa, Florida 33607

Attention: Brad Hale, Chief Financial Officer

Phone No.: (813) 867-7949

Email:

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Meyer C. Dworkin

Phone No.: (212) 450-4382

Email: meyer.dworkin@davispolk.com

(ii)	if to the Senior Credit Facilities Collateral Agent, to it at:

JPMorgan Chase Bank, N.A.

450 S Orange Avenue, Floor 10

Orlando, FL 32801

Attention: Edyn Hengst

Email: edyn.hengst@jpmorgan.com;

(iii)	if to the Senior Notes Collateral Agent, to it at:

U.S. Bank Trust Company, National Association

CityPlace I

185 Asylum Street, 27th Floor

Hartford, CT 06103

(iv)	if to the Junior Priority Collateral Agent, to it at:

[•]

(v) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.11 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.11. As agreed to among the Borrower, and the Representatives from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 8.12 Further Assurances. Each Senior Priority Representative, on behalf of itself and each other Senior Priority Secured Party under the applicable Senior Priority Debt Facility for which it is acting, and each Junior Priority Representative, on behalf of itself, and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility for which it is acting, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13 Governing Law; Waiver of Jury Trial.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14 Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives, the other Junior Priority Secured Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Senior Priority Representative or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Borrower agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Senior Notes Collateral Agent, including without limitation the risk of the Senior Notes Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 8.17 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Senior Credit Facilities Collateral Agent represents and warrants that it is authorized under the Senior Credit Agreement to enter into this Agreement, this Agreement is binding upon it in its capacity as the Senior Credit Facilities Collateral Agent and that the Senior Credit Agreement provides that this Agreement is binding upon the Senior Credit Agreement Secured Parties. The Senior Notes Collateral Agent represents and warrants that it is authorized under the Senior Secured Notes Indenture to enter into this Agreement, that this Agreement is binding upon it in its capacity as Senior Notes Collateral Agent and that the Senior Secured Notes Indenture provides that by their acceptance of the Notes (as defined in the Senior Secured Notes Indenture) thereunder the Senior Notes Collateral Agent is authorized and directed by the Holders (as defined in the Senior Secured Notes Indenture) to bind the Holders on the terms as set forth in this Agreement. The Junior Priority Representative represents and warrants that it is authorized to enter into this Agreement, that this Agreement is binding upon it and that this Agreement is binding upon the Junior Priority [Agreement] Secured Parties.

SECTION 8.18 No Third Party Beneficiaries; Successors And Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto as of the date hereof.

SECTION 8.20 Collateral Agent and Representative. It is understood and agreed that (a) the Senior Credit Facilities Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Senior Credit Agreement and the provisions of Section 10 of the Senior Credit Agreement applicable to the Collateral Agent (as defined therein) thereunder shall also apply to the Senior Credit Facilities Collateral Agent hereunder, (b) the Senior Notes Collateral Agent is entering into this Agreement in its capacity as notes collateral agent under the Senior Secured Notes Indenture and the Security Agreement (as defined in the Senior Secured Notes Indenture) and not in its individual or corporate capacity, and the provisions of the Senior Secured Notes Indenture (including, Articles 7 and 11 thereof) and the Notes Security Agreement granting or extending any rights, protections, privileges, limitations of liability, indemnities and immunities applicable to the Notes Collateral Agent (as defined therein) thereunder shall also apply to the Senior Notes Collateral Agent hereunder and (c) the Junior Priority Representative is entering into this Agreement in its capacity as [insert role] under the Junior Priority [Agreement] and the provisions of [insert provision related to the Representative’s duties and obligations under the Junior Priority [Agreement]] of the Junior Priority [Agreement] thereunder shall also apply to the Junior Priority Representative hereunder and (d) each other Representative party hereto is entering into this Agreement in its capacity as trustee or agent for the secured parties referenced in the applicable Additional Senior Priority Debt Document or Additional Junior Priority Debt Document (as applicable) and the corresponding exculpatory and liability-limiting provisions of such agreement applicable to such Representative thereunder shall also apply to such Representative hereunder.

SECTION 8.21 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Senior Credit Agreement, the Senior Secured Notes Indenture, any other Senior Priority Debt Document, Junior Priority [Agreement] or any other Junior Priority Debt Document, or permit the Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Senior Credit Agreement, Senior Secured Notes Indenture or any other Senior Priority Debt Document or the Junior Priority [Agreement] or any other Junior Priority Debt Document, (b) change the relative priorities of the First Lien Obligations or the Liens granted under the Senior Priority Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Priority Secured Parties, (c) otherwise change the relative rights of the Senior Priority Secured Parties in respect of the Shared Collateral as among such Senior Priority Secured Parties or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Senior Credit Agreement, the Senior Secured Notes Indenture or any other Senior Priority Debt Document or the Junior Priority [Agreement] or any other Junior Priority Debt Document.

SECTION 8.22 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Senior Credit Facilities Collateral Agent

By:
Name:
Title:

[Signature Page to Junior Priority Intercreditor Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Senior Notes Collateral Agent

By:
Name:
Title:

[Signature Page to Junior Priority Intercreditor Agreement]

[•], as Junior Priority Representative

By:
Name:
Title:

[Signature Page to Junior Priority Intercreditor Agreement]

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC, as Borrower

By:
Name:
Title:

[Signature Page to Junior Priority Intercreditor Agreement]

[•] as Grantors

By:
Name:
Title:

[Signature Page to Junior Priority Intercreditor Agreement]

ANNEX I

[FORM OF] SUPPLEMENT NO. [•] dated as of [•], 20[•] (this “Supplement”) to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [•], 20[•] (the “Junior Priority Intercreditor Agreement”), among THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC), a Delaware limited liability company (the “Borrower”), the other Grantors from time to time party thereto, JPMORGAN CHASE BANK, N.A., as Senior Credit Facilities Collateral Agent, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, in its capacity as Senior Notes Collateral Agent, [•], as Junior Priority Collateral Agent, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. The Grantors have entered into the Junior Priority Intercreditor Agreement. Pursuant to the Senior Credit Agreement, the Senior Secured Notes Indenture, certain Additional Senior Priority Debt Documents and certain Junior Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Junior Priority Intercreditor Agreement. Section 8.07 of the Junior Priority Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Priority Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Senior Credit Agreement, the Senior Secured Notes Indenture, the Junior Priority Debt Documents and Additional Senior Priority Debt Documents.

Accordingly, the Designated Senior Priority Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Priority Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Priority Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Priority Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Priority Representative shall have received a counterpart of this Supplement that bears the signature

Annex I-1

of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Supplement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Designated Senior Priority Representative or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Priority Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse each of the Designated Senior Priority Representative and Designated Junior Priority Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Priority Representative and Designated Junior Priority Representative.

Annex I-2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Priority Representative have duly executed this Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Priority Representative,

By:
Name:
Title:

[ ], as Designated Junior Priority Representative,

By:
Name:
Title:

Annex I-3

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [•] dated as of [•], 20[•] (this “Representative Supplement”) to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [•], 20[•] (the “Junior Priority Intercreditor Agreement”), among THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC), a Delaware limited liability company (the “Borrower”), the other Grantors from time to time party thereto, JPMORGAN CHASE BANK, N.A., as Senior Credit Facilities Collateral Agent, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Senior Notes Collateral Agent, [•], as Junior Priority Collateral Agent, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower or any other Grantor to Incur Junior Priority Class Debt after the date of the Junior Priority Intercreditor Agreement and to secure such Junior Priority Class Debt (and the guarantees in respect thereof) with a Junior Priority Lien, in each case under and pursuant to the Junior Priority Collateral Documents, the Junior Priority Class Debt Representative in respect of such Junior Priority Class Debt is required to become a Representative under, and such Junior Priority Class Debt and the Junior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement. Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Junior Priority Class Debt Representative may become a Representative under, and such Junior Priority Class Debt and such Junior Priority Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement, pursuant to the execution and delivery by the Junior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement. The undersigned Junior Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Designated Senior Priority Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Priority Class Debt and Junior Priority Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Junior Priority Representative and to the Junior Priority Class Debt Parties that it represents as Junior Priority Secured Parties. Each reference to a “Representative” or “Junior Priority Representative” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

Annex II-1

SECTION 2. The New Representative represents and warrants to the Designated Senior Priority Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new facility] , (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof and the Junior Priority Intercreditor Agreement and (iii) the Junior Priority Debt Documents relating to such Junior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Junior Priority Class Debt Parties in respect of such Junior Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Junior Priority Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Representative Supplement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Designated Senior Priority Representative or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Annex II-2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Priority Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Priority Representative.

Annex II-3

IN WITNESS WHEREOF, the New Representative and the Designated Senior Priority Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:
[ ], as Designated Senior Priority Representative,

By:
Name:
Title:

Annex II-4

Acknowledged by:

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC, as Borrower

By:
Name:
Title:

[•], as Grantors

By:
Name:
Title:

Annex II-5

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [•] dated as of [•], 20[•] (this “Representative Supplement”) to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [•], 20[•] (the “Junior Priority Intercreditor Agreement”), among THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC), a Delaware limited liability company (the “Borrower”), the other Grantors from time to time party thereto, JPMORGAN CHASE BANK, N.A., as Senior Credit Facilities Collateral Agent, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, in its capacity as Senior Notes Collateral Agent, [•], as Junior Priority Collateral Agent, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower or any other Grantor to Incur Senior Priority Class Debt after the date of the Junior Priority Intercreditor Agreement and to secure such Senior Priority Class Debt (and the guarantees in respect thereof) with a Senior Priority Lien, in each case under and pursuant to the Senior Priority Collateral Documents, the Senior Priority Class Debt Representative in respect of such Senior Priority Class Debt is required to become a Representative under, and such Senior Priority Class Debt and the Senior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement. Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Senior Priority Class Debt Representative may become a Representative under, and such Senior Priority Class Debt and such Senior Priority Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement, pursuant to the execution and delivery by the Senior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement. The undersigned Senior Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Designated Senior Priority Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Priority Class Debt and Senior Priority Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Senior Priority Representative and to the Senior Priority Class Debt Parties that it represents as Senior Priority Secured Parties. Each reference to a “Representative” or “Senior Priority Representative” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

Annex III-1

SECTION 2. The New Representative represents and warrants to the Designated Senior Priority Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof and the Junior Priority Intercreditor Agreement and (iii) the Senior Priority Debt Documents relating to such Senior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Priority Class Debt Parties in respect of such Senior Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Senior Priority Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Representative Supplement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Designated Senior Priority Representative or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Annex III-2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Priority Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Priority Representative.

Annex III-3

IN WITNESS WHEREOF, the New Representative and the Designated Senior Priority Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:
[ ], as Designated Senior Priority Representative,

By:
Name:
Title:

Annex III-4

Acknowledged by:

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC, as Borrower

By:
Name:
Title:

[•], as Grantors

By:
Name:
Title:

Annex III-5